    As filed with the Securities and Exchange Commission on January 6, 1997

                                                 Registration No. 333-_________

-------------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                          BANKWEST FINANCIAL, INC.
             (Exact name of registrant as specified in charter)

            Montana                     81-0513357                      6712
-------------------------------     -------------------    ----------------------------
(State or other jurisdiction of      (I.R.S. Employer      (Primary Standard Industrial
incorporation or organization)      Identification No.)     Classification Code Number)

                               444 West Idaho
                  Kalispell, Montana 59904   (406) 758-2265
                  -----------------------------------------
              (Address including ZIP Code and telephone number,
       including area code, of registrant's principal executive offices)


Douglas K. Morton, President          Copies To:
444 West Idaho                        Karen L. Witt, Esq.
Kalispell, Montana 59904              Rothgerber, Appel, Powers & Johnson LLP
(406) 758-2265                        1200 17th Street, Suite 3000
(Name and address of                  Denver, Colorado  80202
 agent for service)                   (303) 623-9000

                      ---------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                TO THE PUBLIC:

The exchange of shares is to take place on or after March 1, 1997, which date will be after approval is received from the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

                                 CALCULATION OF REGISTRATION FEE
                                 -------------------------------
Title of Each Class                       Proposed                                    Amount of
of Securities to be      Amount Being     Maximum Offering    Proposed Maximum        Registration
Registered               Registered       Price Per Unit(1)   Aggregate Offering(1)   Fee
--------------------------------------------------------------------------------------------------
Common Stock             70,960 shares    $52.057             $3,693,964.70           $1,273.78
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act for 1933, as amended, based on the book value per share of the stock as of December 31, 1996 ($520.57), and the ten-for-one exchange ratio.

                          BANKWEST FINANCIAL, INC.
                                  FORM S-4
               CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b)
                             OF REGULATION S-K

          Headings in Prospectus                                 Items of Form S-4
          ----------------------                                 -----------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus .................    Prospectus

 2.  Inside Front and Outside Back Cover
     Pages of Prospectus ....................................    Proxy Statement and Table of
                                                                 Contents

 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information ..........................    Summary of Proxy Statement

     (a), (b), (c), (g), (h), and (i) .......................    Summary of Proxy Statement

     (d), (e) ...............................................    Selected Financial Data (to the
                                                                 extent applicable)

     (f) ....................................................    Market Price of and Dividends on
                                                                 Bank Stock and Company Stock

     (j) ....................................................    Summary of Proxy Statement and
                                                                 Comparison Between Company Stock
                                                                 and Bank Stock

     (k) ....................................................    Summary of Proxy Statement and
                                                                 Information Concerning
                                                                 Consolidation Agreement

 4.  Terms of The Transaction
     (a)(1), (2), (5), and (6) ..............................    Information Concerning
                                                                 Consolidation Agreement

     (a)(3) and (4) .........................................    Comparison Between Company
                                                                 Stock and Bank Stock

     (b) ....................................................    Not Applicable

     (c) ....................................................    Summary of Proxy Statement

 5.  Pro Forma Financial Information ........................    Not Applicable


                                     -ii-

 6.  Material Contacts with the Company Being
     Acquired ...............................................    Description of the Company

 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters .....................................    Not Applicable

 8.  Interests of Named Experts and Counsel .................    Legal Opinions

 9.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities .........    Description of the Company--
                                                                 Indemnification and Limitation of
                                                                 Personal Liability; Description of
                                                                 the Bank--Indemnification and
                                                                 Limitation of Personal Liability

10.  Information with Respect to S-3 Registrants ............    Not Applicable

11.  Incorporation of Certain Information by
     Reference ..............................................    Not Applicable

12.  Information with Respect to S-2 or S-3
     Registrants ............................................    Not Applicable

13.  Incorporation of Certain Information by
     Reference ..............................................    Not Applicable

14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants
     (a), (b) and (c) .......................................    Description of the Company

     (d) ....................................................    Market Price of and Dividends on
                                                                 Bank Stock and Company Stock

     (e), (f), (g), (h) and (i) .............................    Not Applicable

15.  Information with Respect to S-3
     Companies ..............................................    Not Applicable

16.  Information with Respect to S-2 or S-3
     Companies ..............................................    Not Applicable

17.  Information with Respect to Companies
     Other Than S-3 or S-2 Companies
     (a) and (b)(4), (6) and (9) ............................    Not Applicable

     (b)(1) .................................................    Description of the Bank


                                     -iii-

     (b)(2) .................................................    Market Price of and Dividends on
                                                                 Bank Stock and Company Stock

     (b)(3) .................................................    Selected Financial Data

     (b)(5) .................................................    Management's Discussion and
                                                                 Analysis of Financial Condition and
                                                                 Results of Operations

     (b)(7) .................................................    Financial Statements

     (b)(8) .................................................    Financial Statements

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited
     (a)(1) and (2) .........................................    Concluding Paragraph of Notice
                                                                 and Proxy Statement

     (a)(3) .................................................    Information Concerning
                                                                 Consolidation Agreement--Rights
                                                                 of Dissenting Shareholders

     (a)(4) .................................................    Summary of Proxy Statement

     (a)(5) .................................................    Principal Holders of Voting
                                                                 Securities

     (a)(6) .................................................    Summary of Proxy Statement;
                                                                 Information Concerning
                                                                 Consolidation Agreement;
                                                                 Description of the Bank

     (a)(7)(i) ..............................................    Description of the Bank--
                                                                 Management

     (a)(7)(ii) .............................................    Description of the Bank--Executive
                                                                 Compensation

     (a)(7)(iii) ............................................    Description of the Bank--
                                                                 Indebtedness of and Transactions
                                                                 with Management

     (b) ....................................................    Not Applicable

19.  Information if Proxies, Consents or Authorizations
     are not to be Solicited, or in an Exchange Offer........    Not Applicable

                        BANKWEST, NATIONAL ASSOCIATION
                               444 West Idaho
                           Kalispell, Montana 59904




Dear Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders of BankWest, National Association to be held on the ____ day of ______________, 1997, at 4:00 p.m., local time, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. Your Notice of the Special Meeting, Prospectus/Proxy Statement and proxy are enclosed.

     At the Special Meeting you will be asked to consider and vote on a Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement") whereby BankWest Interim Bank, N.A. (the "Interim Bank") will consolidate with and into BankWest, National Association (the "Bank"). The Interim Bank will be a wholly owned subsidiary of BankWest Financial, Inc. (the "Company"), a company incorporated in the State of Montana at the direction of the Bank's management. In the reorganization, the Bank will become a wholly owned subsidiary of the Company. The Company will become a registered bank holding company and will be owned by the Bank's current shareholders, other than the Flathead Shareholders, as defined below.

     On the effective date of the acquisition, each one (1) share of common stock of the Bank issued and outstanding immediately prior to the effective date and held by Bank shareholders other than the Flathead Shareholders shall automatically be converted into ten (10) shares of common stock of the Company. The Company will become a registered bank holding company and will be owned by the Bank's current shareholders with each shareholder other than Flathead Shareholders owning a greater percentage interest in the Company as he or she owned in the Bank.

     The 1,842 shares of Bank common stock held by Flathead Holding Company of Big Fork, Montana, or by officers and directors of the Bank which may have purchased such shares from Flathead Holding Company (collectively, the "Flathead Shareholders") shall receive on the effective date, in lieu of Company stock, a cash payment in an amount equal to approximately $815.00 per share of Bank stock owned by them, subject to subsequent adjustment as described in the Prospectus/Proxy Statement.

     If you dissent from this proposal and properly perfect your right of dissent with respect to the consolidation, you will receive the value of your Bank stock in cash in compliance with the applicable statutory provisions under the National Bank Act. To the extent permitted by law, the obligations of the Bank to pay dissenters will be assumed by the Company.

     It is management's opinion that the proposed transaction, which is more fully described in the accompanying Prospectus/Proxy Statement, will provide certain advantageous financing alternatives not currently available to the Bank and will enable the Bank to continue to meet the changing financial requirements of its customers and the community it serves. It may also provide some liquidity for shareholders and flexibility in the future if it is determined to be desirable to acquire other financial institutions or to enter into certain banking-related activities which the Bank cannot now legally undertake.

     The Bank has requested the opinion of the law firm of Rothgerber, Appel, Powers & Johnson LLP that the acquisition, if consummated, will be tax-free to the Bank, the Company and to Bank stockholders who receive only common stock of the Company. A draft of the tax opinion is a part of the enclosed Prospectus/Proxy Statement. The acquisition will not be consummated unless such opinion can be given at closing.

     Under federal securities law the Proxy Statement of the Bank is deemed to be a Prospectus under which the Company offers its stock to you pursuant to the Consolidation Agreement. This is the reason for the statement in bold-face type below, which federal securities law requires on all prospectuses.

     Management and the Board of Directors of the Bank believe that the Consolidation Agreement is in the best interest of the shareholders of the Bank and urge you to vote in favor of its ratification and confirmation.

                                      Very truly yours,

                                      BANKWEST, NATIONAL ASSOCIATION




                                      -------------------------------------
                                      Douglas K. Morton
                                      President/Chief Executive Officer


Date: ______________, 1997


                          -------------------------------


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        BANKWEST, NATIONAL ASSOCIATION
                                444 West Idaho
                           Kalispell, Montana 59904


                                   NOTICE
                                     OF
                      SPECIAL MEETING OF SHAREHOLDERS
                        to be held __________, 1997

     Notice is hereby given that pursuant to the call of its Board of Directors, a Special Meeting of Shareholders of BankWest, National Association will be held on _____day, ______________, 1997, at 4:00 p.m., local time, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana.

     The purposes of the meeting are:

     (1) To ratify and confirm a Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement"), a copy of which is attached as Exhibit A to the accompanying Proxy Statement, which provides for the consolidation of BankWest Interim Bank, N.A. with and into BankWest, National Association. BankWest Interim Bank, N.A. is a wholly owned subsidiary of BankWest Financial, Inc., a Montana corporation. Pursuant to the Consolidation Agreement, BankWest Interim Bank, N.A. and BankWest, National Association will consolidate and BankWest, National Association will become the Continuing Bank. All stock of BankWest, National Association will be held by BankWest Financial, Inc. upon consummation of the transaction and the stock of BankWest Financial, Inc. will be held by the current shareholders of BankWest, National Association, except for the Flathead Shareholders, as further discussed in the Prospectus/Proxy Statement. The Continuing Bank will continue business under the name BankWest, National Association, subject to all the conditions set forth in the attached Proxy Statement/Prospectus and subject to the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

     (2) To transact such other business as may be legally brought before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business as of 5:00 p.m. on _______________, 1997, will be entitled to vote at the meeting. You may revoke your proxy at any time prior to its exercise.

                                     By Order of the Board of Directors


                                     ----------------------------------------
                                     Donald B. McCarthy, Secretary

Kalispell, Montana, _____________, 1997

-------------------------------------------------------------------------------

                IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY

     In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed proxy in the envelope provided to the principal office of BankWest, National Association no later than 5:00 p.m., _______________, 1997. If you attend the meeting, you may withdraw your proxy and vote in person. That number of shares of Bank Stock represented by proxies which are returned unmarked will be voted in favor of the Consolidation Agreement.

-------------------------------------------------------------------------------

                                  PROSPECTUS

     The Date of this Prospectus/Proxy Statement is ______________, 1997

                          BANKWEST FINANCIAL, INC.
                                70,960 SHARES
                                COMMON STOCK


     THIS DOCUMENT SERVES AS A PROSPECTUS FOR SHARES OF COMMON STOCK OF BANKWEST FINANCIAL, INC. AND ALSO AS A PROXY STATEMENT FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF BANKWEST, NATIONAL ASSOCIATION.

     This Prospectus covers 70,960 shares of common stock of BankWest Financial, Inc., a Montana corporation (the "Company"), to be issued in connection with the acquisition of BankWest, National Association (the "Bank") by the Company as described in the attached Prospectus/Proxy Statement. The common stock of the Company ("Company Stock") will be exchanged for shares of common stock of the Bank ("Bank Stock") on a ten-for-one basis by Bank stockholders other than Flathead Shareholders, as discussed further herein, who do not dissent from the proposal and perfect their rights of appraisal under applicable provisions of the National Bank Act.

     Consummation of the Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement"), a copy of which is attached hereto as EXHIBIT A and is incorporated herein by this reference, is conditioned upon the approval of the acquisition by two-thirds of the outstanding shares of Bank Stock entitled to vote and various other conditions as described in the attached Prospectus/Proxy Statement.

                         --------------------------

     THE SHARES OF COMPANY STOCK DESCRIBED IN THE PROSPECTUS/PROXY STATEMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _________________

                             PROXY STATEMENT
                            _________________


                     SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD _______________, 1997



     This Prospectus/Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BankWest, National Association (the "Bank") of proxies for use at the Special Meeting of Shareholders of the Bank to be held ____________, 1997. Only shareholders of record as of 5:00 p.m. on _____________, 1997, will be entitled to notice of, and to vote at, the Special Meeting. Each share is entitled to one vote on the matters to be voted on at this Special Meeting. There were 8,938 shares of Bank Stock outstanding as of December 31, 1996.

     The cost of soliciting proxies will be borne by the Bank. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers and directors who will not be specially compensated for such solicitation.

     This Prospectus/Proxy Statement and enclosed proxy were first mailed to the Bank's shareholders on or about ______________, 1997.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised, and, therefore, execution of the proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or a duly executed proxy bearing a later date sent to the Bank, Attention: Donald B. McCarthy, Secretary, 444 West Idaho, Kalispell, Montana 59904, or it may be done personally upon oral or written request at the Special Meeting. In the absence of specific instructions to the contrary, proxies received by the Board of Directors will be voted in favor of the proposals described herein.


                                _________________


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                   COMMISSION NOR HAS THE COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION TO THE
                   CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
SUMMARY.............................................................    6
  CERTAIN DEFINITIONS...............................................    6
  PURPOSE OF THE SPECIAL MEETING OF SHAREHOLDERS....................    7
  PROPOSED ACQUISITION..............................................    7

SELECTED FINANCIAL DATA.............................................   11

INFORMATION CONCERNING CONSOLIDATION AGREEMENT......................   12
  REASONS FOR THE ACQUISITION.......................................   12
  DESCRIPTION OF THE CONSOLIDATION AGREEMENT........................   13
  DESCRIPTION OF COMPANY DEBT.......................................   16
  RIGHTS OF DISSENTING SHAREHOLDERS.................................   16
  EMPLOYEE BENEFIT PLANS............................................   17
  FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT...............   17
  OTHER POSSIBLE CONSEQUENCES.......................................   19

MARKET PRICE OF AND DIVIDENDS ON BANK STOCK AND COMPANY STOCK.......   21

HISTORICAL AND PRO FORMA CAPITALIZATION.............................   22

DESCRIPTION OF THE COMPANY..........................................   23
  ORGANIZATION AND OPERATION........................................   23
  REGULATION AND SUPERVISION........................................   23
  MANAGEMENT........................................................   27
  COMPENSATION......................................................   27
  INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY..............   27
  PROPERTY..........................................................   28
  SALES OF ADDITIONAL SECURITIES....................................   28
  LEGAL PROCEEDINGS.................................................   28
  ANTI-TAKEOVER PROVISIONS..........................................   28

DESCRIPTION OF BANKWEST INTERIM BANK, N.A. .........................   28

MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF THE BANK..................................   29
  GENERAL...........................................................   29
  FINANCIAL CONDITION...............................................   29
  COMPARISON OF OPERATING RESULTS...................................   30
  INTEREST RATE SENSITIVITY AND LIQUIDITY...........................   40
  CAPITAL...........................................................   42
  IMPACT OF INFLATION...............................................   43

DESCRIPTION OF THE BANK.............................................   43
  HISTORY...........................................................   43
  BUSINESS..........................................................   43
  LENDING...........................................................   44
  INVESTMENT PORTFOLIO..............................................   45
  DEPOSITS..........................................................   47
  PROPERTY..........................................................   48
  COMPETITION.......................................................   49
  LEGAL PROCEEDINGS.................................................   50
  REGULATION AND SUPERVISION........................................   50
  MANAGEMENT........................................................   51
  COMPENSATION OF DIRECTORS.........................................   52
  BOARD COMMITTEES AND MEETINGS.....................................   52
  EXECUTIVE COMPENSATION............................................   53
  STOCK OPTION PLAN.................................................   53
  INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT AND OTHERS.......   54
  INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY..............   54
  EMPLOYEES AND EMPLOYEE BENEFITS...................................   54
  LEGAL PROCEEDINGS.................................................   55

PRINCIPAL HOLDERS OF VOTING SECURITIES..............................   55

COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK.....................   57
  DIVIDENDS.........................................................   57
  VOTING RIGHTS.....................................................   57
  PREEMPTIVE AND OTHER RIGHTS.......................................   57
  ASSESSMENT........................................................   58
  LIQUIDATION RIGHTS................................................   58
  SHARES ELIGIBLE FOR FUTURE SALE...................................   58
  ANTI-TAKEOVER PROVISIONS..........................................   58

INFORMATION CONCERNING ACCOUNTANTS..................................   59

OTHER MATTERS.......................................................   59

LEGAL OPINIONS......................................................   60

INDEX TO FINANCIAL STATEMENTS.......................................   60

EXHIBITS

A. Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. and BankWest Financial, Inc.

B.   Section 215 of the National Bank Act, concerning dissenters' rights.

C. Draft opinion of Rothgerber, Appel, Powers & Johnson LLP as to certain tax consequences of the proposed acquisition.

D.   Articles of Incorporation of BankWest Financial, Inc.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME, NOR ANY OFFER OR SOLICITATION MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



-------------------------------------------------------------------------------

                        ANNUAL REPORTS TO SHAREHOLDERS

       If the Consolidation Agreement is effected, the Company will furnish to shareholders annual reports of the Company, including consolidated financial statements of the Company and the Bank prepared in accordance with generally accepted accounting principles. Audited financial statements for the Bank's past two fiscal years are included with this package.

-------------------------------------------------------------------------------

                                  SUMMARY

     Following is a brief summary of certain information set forth in the Prospectus/Proxy Statement. This summary does not purport to be complete and should be read in conjunction with the Prospectus/Proxy Statement as a whole, including the Exhibits hereto. Bank shareholders are urged to read carefully the entire Prospectus/Proxy Statement, including the Exhibits.

CERTAIN DEFINITIONS

     "Bank" shall mean BankWest, National Association, 444 West Idaho, Kalispell, Montana 59904.

     "Bank Stock" shall mean the $100 par value common stock of the Bank, more fully described in "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

     "Company" shall mean BankWest Financial, Inc., 444 West Idaho, Kalispell, Montana 59904, a Montana corporation, which will acquire up to 100 percent of the issued and outstanding Bank Stock from Bank shareholders.

     "Company Stock" shall mean the common stock of the Company, more fully described in "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

      "Consolidation Agreement" shall mean the Plan of Consolidation and Consolidation Agreement attached as EXHIBIT A and further discussed herein.

     "Effective Date" shall mean the date of consummation of the Consolidation Agreement.

     "Flathead Shareholders" shall mean (i) Flathead Holding Company of Big Fork, Montana, or (ii) those officers or directors of the Bank who have purchased up to 1,842 shares of Bank Stock from Flathead Holding Company pursuant to the Stock Purchase Agreement dated December 5, 1996, a copy of which is attached hereto as part of Exhibit A.

     "FRB" shall mean the Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board.

     "Interim Bank" shall mean BankWest Interim Bank, N.A., 444 West Idaho, Kalispell, Montana 59904, a wholly owned subsidiary of BankWest Financial, Inc.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "Special Meeting" shall mean the special meeting of the shareholders of the Bank Stock to be held _______________, 1997, at The Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, at 4:00 p.m., local time.

PURPOSE OF THE SPECIAL MEETING OF SHAREHOLDERS

     The meeting is a Special Meeting of Shareholders of the Bank at which shareholders will be asked to vote on a major Consolidation Agreement and other matters as may properly be presented at the meeting. The holders of record of Bank Stock as of 5:00 p.m. on ___________, 1997, are entitled to vote on all matters at the Special Meeting. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT."

PROPOSED ACQUISITION

     CONSOLIDATION AGREEMENT. At the Special Meeting, shareholders will consider and vote upon the proposed Consolidation Agreement, a copy of which is attached hereto as EXHIBIT A. As a result of the acquisition, the Bank will become a wholly owned subsidiary of the Company. On the Effective Date, each one (1) share of outstanding Bank Stock held by shareholders other than Flathead Shareholders shall automatically be converted into and represent a right to receive ten (10) shares of outstanding Company Stock, and shareholders of the Bank, other than Flathead Shareholders, will become shareholders of the Company with a greater percentage ownership interest. Flathead Shareholders holding 1,842 shares of Bank Stock shall receive on the Effective Date, in lieu of Company Stock, a cash payment in the amount of $815.00 per share of Bank Stock owned by them, or $1,501,203.00 in the aggregate. The purchase price shall be increased by $0.305 per share for each full calendar day elapsed from and including January 25, 1997, to and including the Effective Date, and decreased by dividends per share declared and paid on and after December 5, 1996, and prior to the Effective Date, all as described in the Stock Purchase Agreement dated December 5, 1996, a copy of which is attached to the Consolidation Agreement as Exhibit A. Shareholders other than Flathead Shareholders who do not dissent from the proposal and perfect their rights of payment under the National Bank Act may exchange each one (1) share of Bank Stock owned by them for ten (10) shares of Company Stock. Shareholders who object to the Consolidation Agreement have the right to perfect their rights as dissenters and to receive the value of their shares of Bank Stock in cash after the Effective Date. THE BOARD OF DIRECTORS OF THE BANK IS UNANIMOUSLY IN FAVOR OF THE PROPOSED CONSOLIDATION AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

     The individuals who constitute the Board of Directors of the Bank and the Board of Directors of the Company will be identical. In the event the directors of either the Bank, the Interim Bank or the Company conclude that the acquisition is not in the best interest of either of the respective entities, the Consolidation Agreement may be terminated upon resolution adopted by the Board of any such entity, written notice of which shall be given to the Boards of the other entities and to the shareholders of the Bank. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF THE CONSOLIDATION AGREEMENT."

     PURPOSES OF THE ACQUISITION. The immediate purpose of the Consolidation Agreement is to transfer ownership of the Bank to the Company in order to make available certain advantages associated with ownership of the Bank through a one-bank holding company. Management believes that the Company's ownership of the Bank will enable the Bank to continue to meet the changing financial requirements of all segments of the Bank's community. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--REASONS FOR THE ACQUISITION."

     DEBT OF THE COMPANY. An unrelated financial institution has approved commitments for standby lines of credit to the Company in the amount of $100,000 for organizational expenses of the Company, $120,000 to temporarily capitalize the Interim Bank, and up to $883,602 to pay the Flathead Shareholders. Any additional amounts necessary to pay the Flathead Shareholders or any dissenters will be paid by a dividend declared by the Bank to the Company. Management is not aware of any plan to dissent on the part of holders of Bank Stock and estimates that only a minimal number of Bank shareholders may dissent. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF COMPANY DEBT."

     CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION AGREEMENT. The affirmative vote of the holders of two-thirds of the shareholders of Bank Stock is required for approval of the Consolidation Agreement. Management of the Bank does not anticipate that there will be dissenting shareholders. The consummation of the Consolidation Agreement also requires final approval of the OCC and final approval of the FRB of an application by the Company to become a one-bank Company. The FRB application was filed on December 17, 1996, and declared informationally complete on January ____, 1997. The OCC application was filed on December 19, 1996. The OCC granted approval to form the Interim Bank on _____________, 1997, and approved the Consolidation Agreement on _______________, 1997. Such approval should not be construed as an endorsement or recommendation of the proposed acquisition. The Consolidation Agreement is also subject to several other conditions specified in the Consolidation Agreement. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--DESCRIPTION OF THE CONSOLIDATION AGREEMENT."

     RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of the Bank who vote against the proposal or file a written notice of dissent at or prior to the meeting and perfect their dissenters' rights will have the right to be paid the fair cash value of their shares if they fully comply with the applicable procedures of Section 215 of Title 12 of the United States Code, attached hereto as EXHIBIT B. For further information see "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--RIGHTS OF DISSENTING SHAREHOLDERS."

     TAX CONSEQUENCES. The Bank has requested an opinion from special counsel to the effect that no gain or loss will be recognized for federal income tax purposes by the Bank, Bank shareholders (other than the Flathead Shareholders and those Bank shareholders who dissent and receive cash for their Bank Stock) or the Company in connection with the proposed Consolidation Agreement. The full text of the draft opinion is attached as EXHIBIT C. For a summary of the opinion, see "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT." This opinion will be given prior to and as a condition of consummation.

     BUSINESS OF THE BANK AND THE COMPANY. The Bank is chartered as a national bank under the laws of the United States of America and conducts a commercial banking business in Montana. The Company is a corporation, incorporated on October 4, 1996, under the laws of the State of Montana, which has applied for prior approval from the FRB and the OCC to become a one-bank holding company. Upon completion of the Consolidation Agreement, the Company will own all of the outstanding shares of Bank Stock. It may engage in other activities permitted under the Federal Bank Company Act of 1956, as amended. See "DESCRIPTION OF THE BANK" and "DESCRIPTION OF THE COMPANY."

     DIFFERENCES BETWEEN BANK STOCK AND COMPANY STOCK. Holders of shares of Bank Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor, to one vote for each share held and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities. Bank shareholders do have preemptive rights to purchase newly issued shares of Bank Stock and do not have cumulative voting rights in the election of directors.

     The holders of Company Stock are also entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities. Company shareholders will not be entitled to cumulative voting rights in the election of directors and will not have preemptive rights. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK."

     INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON. As of December 20, 1996, the directors and executive officers of the Bank (seven persons) beneficially owned or controlled, directly or indirectly, 3,307 shares or 37 percent of outstanding Bank Stock. See "PRINCIPAL HOLDERS OF VOTING SECURITIES." Each of the executive officers and directors of the Bank has indicated his intention to vote in favor of the Consolidation Agreement.

     Public resale of the Company Stock by certain persons deemed to be affiliates (control persons) of the Company, such as Mr. Morton and other directors and executive officers of the Bank, will be restricted pursuant to certain provisions of Rule 145 promulgated under the Securities Act of 1933. Stock certificates representing Company Stock issued to such persons will bear a legend to that effect. No resales will be made pursuant to this Prospectus/Proxy Statement or the Registration Statement in which it was filed under federal securities laws. See "PRINCIPAL HOLDERS OF VOTING SECURITIES."

     Affiliates can only publicly sell in any three-month period an amount of stock representing no more than one percent of all outstanding shares of Company Stock and can only publicly sell when current public information about the Company is available. Additionally, public resale by affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations, a notice of public sale on Form 144 will be required to be filed with the SEC.

     CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA. The following table shows certain historical per share data as well as pro forma per share data that assumes that the transaction had occurred prior to the periods indicated. See also "SELECTED FINANCIAL DATA." The pro forma data has been prepared by an accounting method similar to a pooling of interests accounting method, i.e., any new organization under common control, as it is anticipated that the acquisition transaction will be treated on a pooling of interests basis for accounting purposes. The table is not necessarily indicative of the actual results that would have been obtained had the acquisition been consummated in the past or which may be obtained in the future.

                   Net Income per Share of Bank Stock(1)

                             9 Months Ended
                              September 30      Year Ended December 31
                             ---------------   ------------------------
                              1996     1995     1995     1994     1993
                             ------   ------   ------   ------   ------
Bank historical(2)           $54.44   $52.22   $69.76   $68.39   $57.86

Pro forma combined
7,096 shares outstanding(3)  $57.24   $59.88   $78.32   $71.47   $59.60


                   Book Value per Share of Bank Stock(1)

                             9 Months Ended
                              September 30        Year Ended December 31
                            -----------------  ---------------------------
                             1996      1995     1995      1994       1993
                            -------   -------  -------   -------   -------
Bank historical             $494.14   $423.70  $440.85   $372.47   $328.09

Pro forma combined
7,096 shares outstanding(3) $369.05   $284.27  $304.91   $194.26   $144.24

-----------
(1) Assumes acquisition occurred on January 1 of each year for the pro forma amounts in a one-for-one exchange. The difference between the historical and pro forma figures reflects the purchase of shares from Flathead Shareholders and estimated acquisition debt of $1,601,230 ($1,501,230 payable to Flathead Shareholders plus $100,000 for organizational expenses).

(2) Determined by dividing net income by the number of shares of common stock outstanding at the end of the period.

(3) Reflects purchase of Bank Stock from Flathead Shareholders and assumes no shareholders of the Bank dissent to the acquisition.

                    SELECTED FINANCIAL DATA

     The following table presents summary financial information about the Bank for the years ended December 31, 1995, 1994 and 1993, and for the interim periods ending September 30, 1996 and 1995, as well as certain per share data for each period indicated. The information for the years ended December 31, 1993, through December 31, 1995, are derived from the Bank's financial statements which have been audited. Interim unaudited data for the nine months ended September 30, 1996, and 1995 reflect, in the opinion of the Bank's management, all adjustments necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                        September 30             December 31
                                     -----------------   ---------------------------
                                       1996      1995      1995      1994      1993
                                     -------   -------   -------   -------   -------
                                           (in thousands, except per share data)
Summary of operations
  Interest income                    $ 2,610   $ 2,253   $ 3,121   $ 2,520   $ 2,183
  Interest expense                     1,151       947     1,325       874       826
                                     -------   -------   -------   -------   -------
    Net interest income              $ 1,459   $ 1,306   $ 1,796   $ 1,646   $ 1,358
   Provision for loan losses              49        26        36        77        88
                                     -------   -------   -------   -------   -------
    Net interest income after
     provision for loan losses       $ 1,410   $ 1,280   $ 1,760   $ 1,569   $ 1,270
  Other income                           596       528       734       730       847
  Other expenses                       1,254     1,165     1,567     1,454     1,341
                                     -------   -------   -------   -------   -------

  Income before income taxes         $   752   $   643   $   927   $   846   $   776
  Income tax expense                     287       197       331       298       313
                                     -------   -------   -------   -------   -------

    Net income                       $   465   $   446   $   596   $   547   $   463
                                     -------   -------   -------   -------   -------
                                     -------   -------   -------   -------   -------
Per share information
   Net income                        $ 54.44   $ 52.22   $ 69.76   $ 68.39   $ 57.86
   End of period book value          $494.14   $423.70   $440.85   $372.47   $328.09
   Shares issued and outstanding       8,540     8,540     8,540     8,000     8,000

Balance sheet information
  Total assets                       $44,265   $40,581   $40,274   $34,745   $30,191
  Total deposits                     $37,027   $34,955   $34,441   $30,572   $26,367
  Total loans                        $30,581   $27,417   $28,281   $24,350   $18,864
  Allowance for loan losses          $   322   $   348   $   357   $   346   $   243
  Shareholders' equity               $ 4,220   $ 3,618   $ 3,765   $ 2,980   $ 2,625

               INFORMATION CONCERNING CONSOLIDATION AGREEMENT

     At the Special Meeting, Bank shareholders will consider and vote upon a Consolidation Agreement under which, if approved, the Bank will be conducted as a wholly owned subsidiary of the Company. If the Consolidation
Agreement is approved, shareholders of the Bank other than Flathead Shareholders who do not elect to exercise their dissenters' rights will receive ten (10) shares of Company Stock in exchange for one (1) share of the $100.00 par value Bank Stock. THE BOARD OF DIRECTORS OF THE BANK IS UNANIMOUSLY IN FAVOR OF THE PROPOSED CONSOLIDATION AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS APPROVAL.

REASONS FOR THE ACQUISITION

     MARKET FOR SHARES. Holding companies, unlike banks, can make a market in their own shares. Banks cannot repurchase their own shares without regulatory approval but holding companies can repurchase up to 10 percent of their outstanding stock in any 12-month period without seeking the approval of any regulatory authority. Because the Bank Stock is not widely held, an active market for its shares does not exist. The Company can assist shareholders wishing to dispose of their shares by standing ready to repurchase them. To this end, the Company will be agreeable to purchase outstanding shares of the Company Stock in the future to the extent, in the opinion of its Board of Directors, it has funds available for such purchases. However, regulations of the FRB prohibit redemptions by bank holding companies of their stock in excess of 10 percent of their equity capital in any 12-month period without prior notice. In addition, purchases by the Company of its stock cannot be made if the Company's consolidated capital would fall below then applicable minimum capital guidelines of bank regulatory agencies. It is anticipated that when Company Stock is repurchased it will be repurchased on terms negotiated at that time. It is not anticipated that there will be an active market for the Company Stock upon consummation of the Consolidation Agreement.

     FUTURE FINANCING ADVANTAGES. Acting pursuant to their responsibility for regulating and supervising banks, federal bank regulatory authorities have the authority to require that banks maintain adequate capital to meet the demands of new growth. Rapid future growth in the Bank's assets could result in a decline in the Bank's required capital-to-assets ratio. A bank holding company has the ability to borrow funds, which could then be either contributed to the capital of the Bank or invested in the Bank through the purchase of newly authorized shares. The Company has no current plans to engage in activities other than acting as a holding company for the Bank.

     RESPONSE TO CHANGING NEEDS. In the opinion of the Board of Directors of the Bank, the Consolidation Agreement will permit greater flexibility in responding to the rapidly changing law and practice in the banking industry. These changes are required by customer demand for new and more varied services, to meet the competition of other financial institutions, and to take advantage of opportunities brought about by recent legislation and changes in government regulations. Some of the ways in which the Consolidation Agreement will enable the Bank to respond to such changes are set forth below.

     ACQUISITION ACTIVITIES. Holding companies can invest in corporations performing banking-related functions to an extent not permitted to banks. The Bank's management believes that the Consolidation Agreement may facilitate acquisition activities which would otherwise be unavailable to the Bank.
See "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION." The Company currently has no specific acquisition plans other than acquisition of the Bank.

     NONBANKING ACTIVITIES. Restrictions imposed by law prohibit the Bank from directly expanding its services into other fields of financial and managerial activities closely related to banking. Banks can, however, invest to a limited extent in a bank services corporation which can engage in activities other than banking. A bank holding company can also engage in financial and managerial activities closely related to banking, although, unlike a bank services corporation, it is not limited in the amount it may invest in these activities. Thus, the bank holding company structure provides flexibility and can be used advantageously to move into other financially oriented activities. A holding company can either carry on these activities directly or it can form one or more subsidiaries for that purpose. A holding company can also acquire existing companies already established in such activities. It is not currently anticipated that the Company will engage in any other operations other than the operation of the Bank as a subsidiary, even though it has the ability and could do so in the event that, at any time in the future, management believes such a course of action would be advisable. Prior to the organization or acquisition of any related business, the Company must obtain prior approval of the FRB. See "DESCRIPTION OF
THE COMPANY--REGULATION AND SUPERVISION."

     TAX BENEFITS. On the Effective Date, the Company will own 100 percent of the outstanding shares of Bank Stock, and the Bank will then be the Company's subsidiary. The Bank and Company will file consolidated federal income tax returns for years following the year of the exchange. One advantage of this is that dividends from the Bank can be transferred to the Company (to enable it to pay interest and principal on any indebtedness incurred in the Consolidation Agreement) without being subjected to taxation. In addition, interest deductions on Company indebtedness may be used to offset the income of the Bank, reducing its tax burden. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT--FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT."

DESCRIPTION OF THE CONSOLIDATION AGREEMENT

     The Company has been organized under the Montana Business Corporation Act at the direction of Bank management and will hold 100 percent of the stock of the newly organized Interim Bank. The reorganization is to be accomplished through the consolidation of the Interim Bank with the Bank pursuant to the terms of the Consolidation Agreement, a copy of which is attached as EXHIBIT A. The affirmative vote of the holders of two-thirds of the outstanding shares of the Bank and of the Interim Bank is required for approval of the Consolidation Agreement. Bank management does not anticipate that there will be dissenting shareholders.

     Shareholders other than Flathead Shareholders who do not dissent from the proposal and perfect their rights of payment under the National Bank Act may exchange each one (1) share of Bank

Stock for ten (10) shares of Company Stock. Flathead Shareholders shall receive, in lieu of Company Stock, a cash payment in the amount of $815.00 per share of Bank Stock owned by them or $1,501,203.00 in the aggregate. The purchase price shall be increased by $0.305 per share for each full calendar day elapsed from and including January 25, 1997, to and including the Effective Date, and decreased by dividends per share declared and paid on and after December 5, 1996, and prior to the Effective Date, all as described in the Stock Purchase Agreement dated December 5, 1996, a copy of which is attached to the Consolidation Agreement as Exhibit A. Shareholders who object to the Consolidation Agreement have the right to perfect their rights as dissenters and to receive the value of their shares of Bank Stock in cash after the Effective Date. See "INFORMATION CONCERNING CONSOLIDATION AGREEMENT-- RIGHTS OF DISSENTING SHAREHOLDERS."

     The OCC must grant preliminary conditional approval of the proposed consolidation pursuant to the Bank Merger Act of 1966. The OCC will not issue final approval of the proposed transaction until approval by the Bank shareholders is received. The Application to Charter the Interim Bank and to Consolidate was filed on December 19, 1996, and preliminary approval to organize the Interim Bank was granted by the OCC on _____________, 1997. Preliminary conditional approval of the consolidation was granted on ______________, 1997. If the OCC grants final approval, such approval reflects only its view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness. The OCC's approval is not an opinion by the OCC that the proposed transaction is favorable to the shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the transaction. THE COMPTROLLER OF THE CURRENCY'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE PROPOSED CONSOLIDATION TRANSACTION.

     Final approval of the FRB of an application by the Company to become a one-bank holding company is also required. The FRB approved the application on ________________, 1997. Such approval should not be construed as an endorsement or recommendation of the proposed consolidation transaction.

     The Consolidation Agreement is also subject to conditions specified therein. Assuming satisfaction of the other listed conditions, the Consolidation Agreement will be consummated on the Effective Date specified in the Certificate of Approval to be issued by the OCC. After the Effective Date, the business of the Continuing Bank will be carried on as a subsidiary of the Company with the same directors, officers, personnel, properties and names as those of the Bank. See "DESCRIPTION OF THE COMPANY--MANAGEMENT."

     Costs of the operation of the Company will be in addition to those of the Bank. Director and officer positions in the Bank will not be eliminated in the reorganization.

     TERMINATION. If the number of shares of Bank Stock voted against the Consolidation Agreement is such as to make consummation of the Consolidation Agreement unwise in the opinion of either the Board of Directors of the Bank, the Interim Bank or the Company; or any and all permits, licenses or qualifications from authorities administering the federal securities laws, state securities laws or similar laws, satisfactory in form and substance to Bank counsel, shall not have been obtained; or there shall not have been obtained a ruling from the Internal Revenue Service or an opinion of counsel that neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Interim Bank or the Company by the acquisition; or for any other reason consummation of the Consolidation Agreement is inadvisable in the opinion of either the Board of Directors of the Bank, the Interim Bank or the Company, then the Consolidation Agreement may be terminated at any time before the Effective Date by written notice by either the Bank or the Interim Bank to the other of them, authorized or approved by resolution adopted by the Board of Directors of the one of them giving such notice. The individuals who constitute the Board of Directors of the Bank and of the Company will be identical.

     Upon termination as provided in the Consolidation Agreement, the Consolidation Agreement shall be void and of no further effect. Under the terms of the Consolidation Agreement, there shall be no liability on the part of the Bank, the Interim Bank or the Company by reason of such termination. Shareholders should note that the exculpatory provisions of the Consolidation Agreement are designed to ensure that neither the Bank, the Interim Bank nor the Company will institute any action in the event of termination of the Consolidation Agreement. These provisions do not, however, preclude the institution of legal actions by shareholders, who are not signatories of the Consolidation Agreement, against the Bank, the Interim Bank or the Company or their officers or directors.

     CONSUMMATION. Upon consummation of the Consolidation Agreement, shareholders of the Bank, other than Flathead Shareholders, will become shareholders of the Company. Bank shareholders other than Flathead Shareholders upon surrender of their present Bank Stock certificates will be entitled to receive new certificates evidencing shares of Company Stock. Until so exchanged, the certificates representing shares of Bank Stock will represent the right to receive Company Stock into which such shares have been converted. However, the Company may withhold any dividends declared upon the Company Stock in respect to shares represented by unexchanged certificates until such Bank Stock certificates are presented for exchange, at which time the dividends so withheld on such shares shall be paid without interest. Flathead Shareholders, upon surrender of their Bank Stock certificates, will be entitled to receive cash in the amount of $815.00 per share, subject to adjustment as provided in the Consolidation Agreement.

     The capital and surplus of the Interim Bank will be returned to the Company, its sole shareholder, in cancellation of all of the outstanding shares of the Interim Bank on the Effective Date.

     The expenses of the Company's organizational costs are estimated at $100,000, temporary capitalization of the Interim Bank at $120,000 and payments to Flathead Shareholders are estimated at $1,501,230. If the Consolidation Agreement is approved by shareholders and consummated, such costs will be borne by the Company. See "DESCRIPTION OF COMPANY DEBT" below. The Bank, the Interim Bank and the Company and shareholders of each will pay any other expenses incurred by them in connection with the Consolidation Agreement. In the event the Consolidation Agreement is not consummated, such expenses as are incurred, including the cost of organizing the Company and Interim Bank, will be assumed by the Bank.

DESCRIPTION OF COMPANY DEBT

     First National Bank in Libby, Libby, Montana, has approved a revolving line of credit in the amount of $100,000, which will accrue interest at 10.0 percent per annum, to pay the costs associated with the organization of the Company. The principal plus all accrued unpaid interest is due and payable on February 15, 1997. This line of credit is secured by 550 shares of Bank Stock owned by Douglas Morton. First National Bank in Libby has approved a second commitment for a standby line of credit in the amount of $120,000, which will accrue interest at 10.0 percent per annum, to pay the costs associated with the temporary capitalization of the Interim Bank. This line of credit is unsecured and will terminate on or before May 15, 1997. This debt will be repaid by a dividend to be declared and paid by the Bank to the Company shortly after the Effective Date. The dividend will only be declared and paid in accordance with 12 U.S.C. Sections 56 and 60.

     First National Bank in Libby has also approved a loan in the amount of $883,602.00 which will be used by the Company to purchase Bank Stock from Flathead Shareholders along with a dividend to be declared by the Bank to the Company. The Company currently anticipates borrowing $770,000 under this loan and using a Bank dividend in the amount of $865,000 to pay Flathead Shareholders. The loan will accrue interest at a variable rate index tied to the monthly weighted average cost of funds to the 11th District FHLBB institutions plus 3.16 basis points on a 360/360 basis with monthly adjustments. Interest will be payable quarterly and principal is payable annually with the balance due and payable seven years from date of inception. This loan will be secured by all of the outstanding shares of Bank Stock.

     Although indebtedness may be incurred for the purchase of Bank Stock from shareholders who elect to exercise dissenters' rights to receive payment for their shares, management is not aware of any plan to dissent on the part of holders of any substantial amount of Bank Stock and estimates that owners of only a minimum number of the outstanding Bank Stock may dissent. Current shareholders of the Bank currently plan to purchase the shares from any dissenters; therefore, indebtedness will not be incurred for the purchases of Bank Stock from dissenting shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of the Bank who vote against the proposal or file a written notice of dissent at or prior to the meeting and perfect their dissenters' rights will have the right to be paid the fair cash value of their shares if they fully comply with the applicable procedures of Section 215 of Title 12 of the United States Code, attached hereto as EXHIBIT B, as briefly summarized below.

     To assert dissenters' rights, a Bank shareholder must give notice in writing at or prior to the Special Meeting to the presiding officer that he dissents from the Consolidation Agreement and must vote against the consolidation Agreement at the Special Meeting either in person or by proxy. Such shareholder shall be entitled to receive the value of the Bank Stock so held by him, if and when the consolidation is consummated, upon written request made to the Continuing Bank at any time before thirty days after the Effective Date accompanied by the surrender of his Bank Stock certificates. A shareholder's failure to either (a) vote against the proposed transaction or
(b) give written notice of his dissent from the proposal at or prior to the Special Meeting to the presiding officer of the Special

Meeting shall be deemed to constitute a waiver of the right to receive the value of the shareholder's Bank Stock.

     The value of the shares of any dissenting shareholder shall be ascertained, as of the Effective Date, by appraisal made by a committee of three persons: (i) one selected by the vote of the holders of the majority of the Bank Stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (ii) one selected by the directors of the Continuing Bank; and (iii) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

     If, within ninety days from the Effective Date, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Company. It is anticipated that the value of the shares ascertained shall be paid by the Company.

     The shares of Company Stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction or pursuant to such other method of sale approved by the OCC, and the Company may purchase such shares for cancellation or as treasury shares. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sale price shall be paid to the dissenting shareholders, pro rata. SHAREHOLDERS SHOULD CAREFULLY CONSIDER EXHIBIT B AND MAY WISH TO CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE TRANSACTION AND TO RECEIVE THE APPRAISED VALUE OF THEIR SHARES.

EMPLOYEE BENEFIT PLANS

     The BankWest 401(K) Profit Sharing Plan, the BankWest Employee Stock Ownership Plan, the BankWest Bonus Incentive Plan and the BankWest Stock Option Plan will be continued in substantially their present forms. See "DESCRIPTION OF THE BANK--EMPLOYEES AND EMPLOYEE BENEFITS" and "--STOCK OPTION PLAN."

FEDERAL TAX CONSEQUENCES OF CONSOLIDATION AGREEMENT

    The Company has asked the firm of Rothgerber, Appel, Powers & Johnson LLP, special counsel to the Bank and the Company, for its opinion concerning certain federal income tax aspects of the Consolidation Agreement. Rothgerber, Appel, Powers & Johnson LLP has provided the Company with a draft of such an opinion, found at EXHIBIT C, which is summarized below. This summary covers only the principal terms of the draft opinion and is qualified in its entirety by the full text of that draft opinion, including certain facts, representations and assumptions outlined therein. It should not be relied upon without first consulting the full text.

     It is the opinion of special counsel that the transfer of Bank shares by Bank shareholders for Company Stock will constitute an exchange within the meaning of Section 351 and thus, Bank shareholders who receive only Company Stock will not recognize gain or loss; and that the use of the Interim Bank solely to effect the Consolidation Agreement will be disregarded for federal income tax purposes and the transactions will be viewed as transfers by the Bank shareholders of their Bank Stock to the Company for Company Stock.

     Flathead Shareholders and dissenting shareholders who receive only cash do not qualify for nonrecognition. These shareholders are deemed to receive a distribution in redemption of their shares of Bank Stock, which is taxed as a sale or exchange (generally capital gain or loss) to shareholders qualifying under Section 302(b) and as a dividend (ordinary income to the extent of earnings and profits) to those who do not so qualify. The tests under
Section 302(b) are applied in light of all the facts and circumstances surrounding each individual shareholder. Since those facts may vary from shareholder to shareholder, each shareholder is urged to consult his or her own tax counsel before acting on the proposed transaction.

     The basis of the Company Stock will be the same as the basis of the Bank Stock exchanged therefor, for those shareholders receiving only Company Stock. I.R.C. Section 358(a). The holding period of Company Stock will include the period for which the shareholders held the Bank Stock exchanged therefor, for shareholders who held the Bank Stock as a capital asset.
I.R.C. Section 1223(1).

     The Bank and the Company will receive nonrecognition treatment under
Section 1032. The basis of the Bank Stock received by the Company in exchange for Company Stock will be the same as the basis of such stock in the hands of the respective Bank shareholders immediately prior to the exchange.
Section 362(a). The basis of the Bank Stock received by the Company in exchange for cash will be the amount of cash paid for such stock. The holding period of the Bank Stock to be received by the Company in exchange for Company Stock will include the periods during which such stock was held by the respective Bank shareholders before the exchange. Section 1223(2).

     THE ABOVE DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL TAX LAWS (E.G., LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). ACCORDINGLY, BANK SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE TRANSACTION TO THEM. FURTHERMORE, COUNSEL'S OPINION IS NOT BINDING ON THE INTERNAL REVENUE SERVICE.

OTHER POSSIBLE CONSEQUENCES

    PROPERTY AND INCOME TAXES. Shares of Bank Stock, being stock of a bank, are exempt from personal property taxes in certain jurisdictions, whereas shares of Company Stock may not be exempt from such taxes. In addition, under the income tax laws of some states which may be applicable to certain shareholders of the Bank, dividends on Company Stock may be taxable, whereas dividends on shares of the Bank Stock may be not taxable. It is suggested that shareholders consult their individual tax counsel in order to determine whether under local or state laws their status will be changed upon consummation of the proposed transaction.

     LEGAL INVESTMENT. Similarly, under laws of some jurisdictions, shares of Company Stock may not be legal investments for certain institutions and fiduciaries, whereas shares of Bank Stock are, under the laws of most jurisdictions, legal investments.

     INDEMNIFICATION. Officers, directors, employees and agents of the Company, as well as persons serving in such capacities for another corporation or enterprise at the request of the Company, are entitled to indemnification as expressly permitted by Montana law and the Company's Articles of Incorporation and Bylaws. See "DESCRIPTION OF THE COMPANY--INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY."

     CHANGE IN BANK CONTROL. FRB Regulation Y requires that prior notice of a change in bank control be filed with the FRB. A change in control may occur in either of two circumstances: (a) where an acquisition of shares by a person causes that person to own at least 25 percent of the outstanding shares of a bank or bank holding company; or (b) where an acquisition of shares by a person causes that person to own at least 10 percent, but less than 25 percent, of the outstanding shares of a bank or bank holding company, and no other person owns a greater percentage of such outstanding shares.

     The exercise of dissenters' rights in the reorganization by any Bank shareholder will automatically cause each Bank shareholder participating in the reorganization, other than Flathead Shareholders, to own a greater percentage of Company Stock than he currently owns of Bank Stock. If, as a result of the Consolidation Agreement any person attains ownership of at least 25 percent of the outstanding shares of Company Stock, or attains ownership of at least 10 percent, but less than 25 percent, of the outstanding shares of Company Stock and no other person holds a greater percentage thereof, such person must promptly file notice of change in bank control with the FRB. THIS FILING IS THE RESPONSIBILITY OF THE SHAREHOLDER.

     RESTRICTIONS ON RESALE OF SECURITIES OFFERED. Affiliates of the Bank and the Company will be subject to restrictions on any public sales (i.e., through a stockbroker, auction or other public means) of Company Stock which they received as a result of the acquisition. Share certificates issued to affiliates will bear a legend describing this restriction. Executive officers, directors and individuals who otherwise control the affairs of the Bank or the Company will be considered affiliates. Affiliates can only publicly sell in any three-month period an amount representing no more than one percent of all outstanding shares of Company Stock and can only sell when current public information about the Company is available. Additionally, public resale by the affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations, a notice of public sale will be required to be filed by the affiliate with the SEC. See "PRINCIPAL HOLDERS OF VOTING SECURITIES."

                MARKET PRICE OF AND DIVIDENDS ON
                  BANK STOCK AND COMPANY STOCK

     Bank Stock is not publicly traded, and no broker maintains a public market for Bank Stock. Company Stock also shall not be publicly traded, and no broker shall maintain a public market for Company Stock. The amounts received in private trades of Bank Stock are generally not disclosed to Bank management.

     The following table sets forth the estimated high and low trade prices for the Bank Stock at the end of each quarter since the first quarter of 1994, along with the estimated number of trades in such quarter. Due to the fact that trading of Bank Stock has historically been limited and infrequent and disclosure of trade prices are not always made available to Bank management, all amounts are based on management's best estimates. As of December 20, 1996, there were 194 shareholders of Bank Stock.

                                                         Number
               Quarter           High        Low        of Trades
               -----------      -------    -------      ---------
               First 1994       $347.93    $347.93            25
               Second 1994       359.46     359.46             1
               Third 1994        382.64     382.64            13
               Fourth 1994       399.66     399.66            10
               First 1995        475.70     475.70           100
               Second 1995       509.82     509.82            76
               Third 1995            NA         NA             0
               Fourth 1995       570.45     461.09            82
               First 1996        637.00     473.94           363
               Second 1996       647.51     621.53           254
               Third 1996        647.51     582.39         1,464
               Fourth 1996       679.95     679.95             5

     Because the Company is newly formed there is no market for the Company Stock and no information exists with respect to stock performance of Company Stock. It is anticipated that, to the extent any market develops for Company Stock, such market will be no more active or widespread than the current market for Bank Stock.

     A limitation exists on the availability of the Bank's undistributed net assets for the payment of dividends to its shareholders pursuant to the National Bank Act. The Bank is prevented from declaring and paying any dividend which would impair capital or which exceeds its net profits then on hand. In each calendar year since 1993, the Bank has declared dividends of $5.00 per share.

     The ability of the Company to pay dividends is subject to Montana law. Under Montana law, the Company may pay dividends, as authorized by its Board of Directors, unless the distribution would make the entity unable to pay its debts as they come due. Management anticipates that the Company will be able to pay dividends on Company Stock similar to those paid historically on shares of Bank Stock and consistent with its financial performance.

                   HISTORICAL AND PRO FORMA CAPITALIZATION

     The following table sets forth the historical capitalization of the Bank and the Company as of September 30, 1996, and the pro forma consolidated capitalization of the Company and the Bank, adjusted as of such date to give effect to the Consolidation Agreement. The number of shares outstanding assumes that none of the Bank's shareholders perfected dissenters' rights and received cash rather than Company Stock. Management is not aware of any plan by shareholders of Bank Stock to dissent.

                                                        Pro Forma
                                            Bank        Adjustments      Company
                                            ----        -----------      -------
                                                                      (Consolidated)

Long-term debt                           $         0    $ 770,000 (1)     $  770,000
Shareholders' equity:
Bank Stock, $100 par value
  10,000 shares authorized,
  8,540 issued & outstanding                 854,000     (854,000)(2)              0

Additional paid-in capital                   859,400     (859,400)(3)              0

Retained earnings                          2,523,880     (865,000)(4)
                                                         (100,000)(5)      1,558,880
Company Stock
  500,000 shares authorized,                       0     (859,400)(3)
  66,980 issued & outstanding                            (854,000)(2)      1,713,400

Net unrealized (depreciation) on
available-for-sale securities, net of
deferred tax credit of $11,051               (17,285)           0            (17,285)
                                         -----------                      ----------

Total Shareholders' Equity               $  4,219,99                      $3,254,995
                                         -----------                      ----------
                                         -----------                      ----------

------------------------------------------------------------------------------------

Book Value per Share                         $494.14                          $48.60

------------------------
(1) Reflects anticipated debt for payment to Flathead Shareholders.
(2) Reflects the exchange of Bank Stock for Company Stock.
(3) Reflects the elimination of the surplus component in the exchange of Bank Stock for Company Stock.
(4) Reflects the estimated dividend to be paid by the Bank to the Company to cover payments to Flathead Shareholders.
(5) Reflects the estimated expenses of the acquisition which will be expended on the Company's financial statements and is expected to be repaid shortly after the Effective Date by a dividend paid by the Bank to the Company.

                   DESCRIPTION OF THE COMPANY

ORGANIZATION AND OPERATION

     The Company, a Montana corporation, was incorporated on October 4, 1996, at the direction of the Board of Directors of the Bank for the purpose of acquiring 100 percent of outstanding Bank Stock. The Company is a shell corporation that has not yet engaged in any business activity. On December 17, 1996, the Company applied for approval from the FRB to become a bank holding company. Approval of the FRB was received on ________________, 1997. On December 19, 1996, the Company applied for approval from the OCC to form the Interim Bank. Approval from the OCC was received on _____________, 1997.

     Although the Company may engage in other activities permitted under the Federal Bank Company Act of 1956, as amended, it has no present plans to engage in any activities other than acting as a holding company for the capital stock of the Bank. The Company does not contemplate any substantial expenditures for equipment, plant or additional personnel in the near future, and, accordingly, the Company does not expect that it will be necessary to raise additional funds to meet its capital requirements through the end of 1997.

REGULATION AND SUPERVISION

     As a registered bank holding company under the Bank Holding Company Act, the Company will be subject to the regulations and supervision of the FRB.
The Bank Holding Company Act will require the Company to file reports with the FRB and provide additional information requested by the FRB. The Company must receive the approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the Company would own or control more than 5 percent of the voting shares of such bank.

     The Company will be prohibited from engaging in, or acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company engaged in, non-banking activities, unless the FRB by order or regulation has found such activities to be closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh any possible adverse effects.

     The Company and any subsidiaries that it may acquire will be deemed to be affiliates of the Bank under the Federal Reserve Act. That Act establishes certain restrictions which limit the extent to which an affiliated bank may supply funds to the Company and other affiliates. The Company is also subject to restrictions on the underwriting and the public sale and distribution of securities and is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property, or furnishing of services. See also "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION."

     Federal Reserve Regulation "Y" (12 C.F.R. Part 225) sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities that may be engaged in by bank holding companies, subject to approval in individual cases by the FRB. Litigation has challenged the validity of certain activities authorized by the FRB for bank holding companies, and the FRB has various regulations and applications in this regard still under consideration.

     Although the Company, as a bank holding company, will have an opportunity not enjoyed by the Bank to expand its business operations into permissible nonbanking areas, the Company has no immediate plans for such expansion. However, the Company will continue to evaluate its options and may engage in other permitted activities as warranted by business conditions and opportunities.

     DIVIDENDS. Under Montana law, cash dividends by the Company are subject to declaration by the Board of Directors at its discretion. Dividends cannot be declared and paid if, after such payment, the Company would not be able to pay its debts as they become due in the usual course of business.

     FRB policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other FRB policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed a fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit).

     The Company's sole source of income and funds will be dividends paid by the Bank. The ability of the Bank to pay dividends is subject to federal banking law and to the powers of the FRB. See "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION."

     In addition, the FRB has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound. Such practices could include the payment of dividends under some circumstances. Moreover, the payment of dividends may be inconsistent with capital adequacy guidelines of the various regulatory authorities. Under federal and state law, the Company may be subject to assessment to restore the capital of the Bank should it become impaired.

     The Bank is subject to the minimum capital requirements of the FRB. As a result of these requirements, the growth in assets of the Bank is limited by the amount of its capital accounts as defined by the FRB. Capital requirements may have an effect on profitability and the payment of distributions by the Company. If the Bank is unable to increase its assets without violating the minimum capital requirements, or is forced to reduce assets, its ability to generate earnings would be reduced. Therefore, the Company's ability to generate earnings would also be reduced.

     CAPITAL REQUIREMENTS. The Company will be subject to the minimum capital requirements of the FRB and the OCC. As a result of these requirements, the growth in assets of the Company will be limited by the amount of its capital account as defined by the regulatory agencies. Capital requirements may have an effect on profitability and the payment of dividends by the Company. If the Company is unable to increase its assets without violating the minimum capital requirements or is forced to reduce assets, its ability to generate earnings would be reduced.

     The FRB and the OCC have adopted guidelines utilizing a risk-based capital structure. These guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines apply on a bank-only basis unless the holding company is engaged in non-bank activity involving significant leverage or has a significant amount of outstanding debt that is held by the general public. The Company will have consolidated assets of less than $150 million; accordingly, the risk-based capital guidelines will apply to only to the Bank.

     The risk-based guidelines will require the Company to maintain a level of capital based primarily on the risk of its assets and off-balance sheet items which are placed in one of four risk categories. Assets in the first category, such as cash, have no risk and therefore carry a zero percent risk-weight and require no capital support. Capital support is required for assets in the remaining three risk categories--those categories having a risk-weight of 20 percent, 50 percent and 100 percent, respectively. A financial institution's risk-based capital ratio is calculated by dividing its qualifying total capital base by its risk-weighted assets. Qualifying capital is divided into two tiers. Core capital (Tier 1) consists of common shareholders' equity capital, non-cumulative perpetual preferred stock and minority interests in equity capital accounts of consolidated subsidiaries, less goodwill and other intangible assets. Supplementary capital (Tier 2) consists of items such as allowance for possible loan and lease losses, cumulative and limited-life preferred stock, mandatory convertible securities and subordinated debt. Tier 2 capital qualifies as a part of total capital up to a maximum of 100 percent of Tier 1 capital. Amounts in excess of these limits may be issued but are not included in the calculation of the risk-based capital ratio.

     Under current guidelines, the Company will be required to maintain a risk-based capital ratio of 8 percent, of which at least 4 percent must be in the form of core capital. The Bank's ratios of Tier 1 and total capital to risk-weighted assets were 13.6 percent and 14.6 percent at September 30, 1996.

     The purposes of the new risk-based capital guidelines are twofold--to make capital requirements more sensitive to differences in risk profiled among banking organizations, and to aid in making the definition of bank capital uniform internationally. To achieve these purposes, the guidelines recognize the riskiness of assets by lowering capital requirements for some assets that clearly have less risk than others, and they recognize that there are risks inherent in off-balance sheet activities. The guidelines require that banking organizations hold capital to support such activities. In addition, the guidelines establish a definition of capital and minimum risk-based capital standards which are consistent on an international basis and that place a greater emphasis on equity capital.

     The federal regulatory agencies have also adopted a minimum leverage ratio which is intended to supplement risk-based capital requirements and to insure that all financial institutions continue to maintain a minimum level of capital. Current regulations stipulate that banks maintain a minimum level of Tier 1 capital to total assets. The most highly rated banks in terms of safe and sound operation that are not experiencing or anticipating significant growth are required to have Tier 1 capital equal to at least 3 percent of total assets. All other banks are expected to maintain a minimum leverage capital ratio (i.e., Tier 1 capital divided by total assets) in excess of the 3 percent minimum level. The FDIC regulations require a financial institution to maintain a minimum ratio of 4 percent to 5 percent, depending on the condition of the institution. The Bank's leverage ratio was
9.5 percent at September 30, 1996.

     GOVERNMENTAL MONETARY POLICIES AND ECONOMIC CONDITIONS. The principal sources of funds essential to the business of banks and bank holding companies are deposits, stockholders' equity and borrowed funds. The availability of these and other potential sources of funds, such as preferred stock or commercial paper, and the extent to which they are utilized depends on many factors, the most important of which are the FRB's monetary policies and the relative costs of different types of funds. An important function of the FRB is to regulate the national supply of bank credit in order to combat recession and curb inflationary pressure. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in United States Government securities, changing the discount rate on bank borrowings, and changing reserve requirements against bank deposits.
The monetary policies of the FRB have had a significant impact on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of the recent changes in regulations affecting commercial banks and other actions and proposed actions by the federal government and its monetary and fiscal authorities, including proposed changes in the structure of banking in the United States, no prediction can be made as to future changes in interest rates, credit availability, deposit levels, the overall performance of banks generally or of the Bank.

     RECENT LEGISLATION AND REGULATORY ACTION. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted by Congress in September of 1994. Under the Act, beginning on September 29, 1995, bank holding companies could acquire banks in any state, notwithstanding contrary state law, and all banks commonly owned by a bank holding company could act as agents for one another. An agent bank can receive deposits, renew time deposits, accept payments and close and service loans for its principal bank, but will not be considered a branch of that principal bank.

     A bank may also merge with a bank in another state and operate either office as a branch, notwithstanding pre-existing contrary state law. This law becomes automatically effective in all states on June 1, 1997, unless (1) the law becomes effective in a given state at any earlier date selected by legislation in that state; or (2) the law does not become effective at all in a given state because by legislation enacted before June 1, 1997, that state opts out of coverage by the interstate merger provision. Upon consummation of an interstate merger, the resulting bank may acquire or establish branches on the same basis that any participant in the merger could have if the merger had not taken place.

     Banks may also merge with branches of banks in other states without merging with the banks themselves, or may establish de novo branches in other states, if the laws of the other states expressly permit such mergers or such interstate de novo branching.

MANAGEMENT

     The directors and executive officers of the Company are as follows:

                               Age (as of        Position with
     Name                       12-31-96)           Company
     ----                      ----------        -------------

     Richard Dasen                 54            Director
     Richard Gunlikson             68            Director
     Charles Lee                   62            Director
     Donald McCarthy               41            Secretary and Treasurer
     Douglas Morton                52            President and Chairman
     Teruko Rogers                 58            Director
     Barry Smith                   42            Director

     All of the above directors have held their positions since the incorporation of the Company on October 4, 1996, and will hold their positions until the first annual meeting of shareholders and until their successors are duly elected and qualified. The executive officers named above were elected at the Company's organizational meeting and will hold office until the next annual meeting of directors and until their successors are duly elected and qualified. The business experience of each of the above directors and executive officers during the past five years is included in the biographical summaries under "DESCRIPTION OF THE BANK--MANAGEMENT."

     There are no arrangements or understandings among any of the directors, executive officers or any other persons pursuant to which any of the above directors or executive officers have been selected as directors or executive officers.

COMPENSATION

     The Company has not compensated any of its officers or directors. There are no plans at the present time to provide compensation to any officers or directors of the Company. Because the Company has no present plans to engage in any primary activity other than acting as a Company for the capital stock of the Bank, it is expected that it will be necessary for the officers and directors of the Company to devote only a small portion of their time to Company management. See "DESCRIPTION OF THE BANK--EXECUTIVE COMPENSATION" for the compensation received by officers and directors of the Bank.

INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY

     Officers, directors, employees and agents of the Company are entitled to indemnification under Montana law and Article VI of the Company's Bylaws. Montana law also provides for the limitation of personal liability for directors for those corporations that incorporate the limitation of liability provisions in their Articles of Incorporation. Article VII of the Company's Articles of Incorporation provides for the limitation of personal liability for its directors and officers.

     In addition, the Company may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, to pay any expenses incurred in any proceeding and any liabilities asserted against him in his capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PROPERTY

     The Company owns no properties. In the event that its business will require office space, the amount will be minimal and will be located in the Bank's main office at 444 West Idaho, Kalispell, Montana.

SALES OF ADDITIONAL SECURITIES

     The Company has authorized 500,000 shares of Common Stock. Approximately 70,960 shares will be issued if the Consolidation Agreement is consummated. The Board of Directors of the Company will have flexibility to raise additional capital for infusion into the Bank or for other corporate purposes through the sale of Company Stock without further shareholder approval.
See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--SHARES ELIGIBLE FOR FUTURE SALE."

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Further, the Company is not aware of any litigation which is threatened against it in any court, administrative agency or other tribunal.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation include a "super-majority" provision requiring that the holders of at least two-thirds of the voting power of the Company approve a sale, merger, consolidation, liquidation, dissolution or other disposition of the assets of the Company if the Board of Directors does not approve such transaction. These anti-takeover provisions may discourage an unwanted tender offer for Company Stock. A copy of the Company's Articles of Incorporation are attached hereto as EXHIBIT D. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--ANTI-TAKEOVER PROVISIONS."

                     DESCRIPTION OF BANKWEST INTERIM BANK, N.A.

     BankWest Interim Bank, N.A. (In Organization) of Kalispell, Montana, will be chartered under the National Bank Act. It was granted preliminary approval to organize by the OCC on ____________, 1997, and the Organization Certificate was signed on ___________, 1997. It has not and will not commence to do business with the public. On the Effective Date, the corporate existence of the Bank and the Interim Bank will be consolidated and continued in the Continuing Bank, which shall do business under the Bank's charter as "BankWest, National Association." The Continuing Bank will be deemed to be the same entity as the Bank and the Interim Bank and will be responsible for all debts, obligations, liabilities and contracts of both such entities. Additionally, all rights of both the Bank and the Interim Bank in and to any type of property, contracts or choses-in-action shall inure to the Continuing Bank.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE BANK

GENERAL

     The following analysis of the Bank's financial condition and results of operations for the nine months ended September 30, 1996, and 1995, and for the years ended December 31, 1995, 1994 and 1993, should be read in conjunction with the audited Financial Statements of the Bank and notes thereto, and information presented elsewhere herein.

     The Bank's results of operations depend primarily on its net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investment securities, and the interest paid on its interest-bearing liabilities, such as its deposits. The amount of net interest income is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-bearing assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and by operating expenses.

FINANCIAL CONDITION

     Total assets increased $5,529,000 or 15.9% from $34,745,000 at December 31, 1994, to $40,274,025 at December 31, 1995, after increasing $4,554,000 or
15.1% from $30,190,555 at December 31, 1993, to December 31, 1994. The Bank's
loan portfolio increased $4,820,000 or 19.9% from $24,214,000 at December 31, 1994, to $29,034,000 at December 31, 1995, due primarily to increased business development activities and an expanded customer base brought on by strong local economic conditions and consolidation of lending and operations at other local financial institutions. See "DESCRIPTION OF THE BANK--LENDING." This increase was largely funded by increased deposits and increased long term borrowings from the Federal Home Loan Bank of Seattle. Deposits increased $3,869,000 or 12.7% from $30,572,000 at December 31, 1994, to $34,441,000 at December 31, 1995, after increasing $4,204,000 or 15.9%
from $26,368,000 at December 31, 1993, to December 31, 1994. Borrowings increased $906,000 or 108.9% from $832,000 at December 31, 1994, to
$1,738,000 at December 31, 1995, after decreasing $100,000 or 10.7% from $932,000 at December 31, 1993, to December 31, 1994.

     Total assets increased $3,991,000 or 9.9% from December 31, 1995, to $44,265,000 at September 30, 1996. The Bank's loan portfolio increased $1,225,000 or 3.0% from December 31, 1995, to $30,259,000 at September 30,
1996, due to increased business development activities. This increase was funded from deposit growth and additional Federal Home Loan Bank borrowings.

Deposits increased $2,586,000 or 7.5% from $34,441,000 at December 31, 1995, to $37,027,000 at September 30, 1996. Federal Home Loan Bank borrowings increased $1,029,000 or 59.2% from $1,738,000 at December 31, 1995 to
$2,767,000 at September 30, 1996.

     Investment securities held to maturity decreased $1,054,000 or 30.6% from $3,445,000 at December 31, 1994, to $2,391,000 at December 31, 1995.
Investment securities available for sale increased $1,009,000 or 27.3% from $3,702,000 at December 31, 1994, to $4,711,000 at December 31, 1995. The
shifts in the investment categories, which largely offset each other, was done through maturities and new purchases to move the portfolio into the available for sale category to increase liquidity and flexibility. Investment securities held to maturity increased slightly by $322,000 or 13.5% from December 31, 1995, to $2,712,148 at September 30, 1996.
Investment securities available for sale decreased $538,000 or 11.4% from December 31, 1995, to $4,173,000 at September 30, 1996. The decrease in the securities portfolio was used primarily to fund the growth in the loan portfolio.

     Money market investments that consist of overnight federal funds increased from $0 at December 31, 1994, to $800,000 at December 31, 1995, due to growth in deposits. Overnight federal funds sold increased $2,300,000 or 287% from $800,000 at December 31, 1995, to $3,100,000 at September 30, 1996,
primarily from deposit growth.

     Bank premises increased $221,000 or 16.4% from $1,344,000 at December 31, 1994, to $1,566,000 at December 31, 1995, as a remodel and expansion of the Bank's facility was completed.

      Stockholders' equity increased $785,000 or 26.3% from $2,980,000 at December 31, 1994, to $3,765,000 at December 31, 1995. Of this increase, $113,000 or 14.3% is attributed to additional paid-in capital from the exercise of outstanding options and the remaining $672,000 or 85.6% is due primarily to earnings retention. Stockholders' equity increased $355,000 or 13.5% from $2,625,000 at December 31, 1993, to December 31, 1994. Retained earnings increased $551,000 or 36.5% from $1,511,000 at December 31, 1994, to $2,062,0000 at December 31, 1995.

      Stockholders' equity increased $455,000 or 12.1% from $3,765,000 at December 31, 1995, to $4,220,000 at September 30, 1996, due primarily to earnings retention. Retained earnings increased $462,000 or 22.4% from $2,062,000 at December 31, 1995, to $2,524,000 at September 30, 1996.

COMPARISON OF OPERATING RESULTS

     NET INCOME. Net income increased $49,000 or 9.0% from $547,000 for the year ended December 31, 1994, to $596,000 for the year ended December 31, 1995, and increased $84,000 or 18.1% from $463,000 at December 31, 1993, to
December 31, 1994. The increase in net earnings from 1994 to 1995 was due to an increase in net interest income of $150,000 in addition to a decrease of $41,000 in the loan loss provision. The increase in net interest income after provision for loan losses was offset in part by a $113,000 increase in other operating expenses and a $33,000 increase in income taxes from 1994 to 1995.

     Net income increased $19,000 or 4.3% from $446,000 for the nine months ended September 30, 1995, to $465,000 for the nine months ended September 30, 1996. The net earnings increase was due to an increase in other income of $289,000 after a decrease in net interest income of $68,000.

The increase in other income was also partially offset by an increase of $89,000 in other operating expenses and an increase of $90,000 in income taxes.

     NET INTEREST INCOME. The results of operations of the Bank depend to a large extent on net interest income. Net interest income is the difference between the interest income the Bank earns on its loans, investments and other interest-earning assets, and the interest cost of deposits and other interest-bearing liabilities necessary to fund these interest-earning assets. Interest rates are highly sensitive to many factors, including domestic and international economic and political conditions and governmental monetary policies. See "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION." Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Bank and may affect interest rates and adversely affect the Bank's operations.

      In general, the net interest income of a financial institution will benefit if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates, and vice-versa. The Bank monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates. See "INTEREST RATE SENSITIVITY AND LIQUIDITY."

      Net interest income increased $150,000 or 9.1% from $1,646,000 for the year ended December 31, 1994, to $1,796,220 for the year ended December 31, 1995, and increased $288,000 or 21.2% from $1,358,000 for the year ended December 31, 1993, to December 31, 1994. The increase from 1994 to 1995 was attributable to an increase in the average loan portfolio of $4,542,000 and an increase in average money market investments of $970,000. This growth was funded by a decrease in the average outstanding securities portfolio of $912,000, an increase in average deposits of $3,673,000 and an increase in average long term borrowings of $746,000 from December 31, 1994, to December 31, 1995.

    The Bank's average cost of funds was 3.66% for the year ended 1994 and 4.72% for the year ended 1995 and the average yield on a tax equivalent basis on interest-earning assets increased .62% from 8.30% in 1994 to 8.92% in 1995. The interest rate spread decreased 0.44% from 4.64% in 1994 to 4.20% in 1995.

     Net interest income increased $152,000 or 11.65% from $1,305,000 for the nine months ended September 30, 1995, to $1,457,000 for the nine months ended September 30, 1996. This increase was due to a $4,452,000 increase in the average loan portfolio and a $406,000 increase in average money market investments from the nine months ended September 30, 1995, to the nine months ended September 30, 1996, offset to a small degree by the effects of a $91,000 decrease in average outstanding securities.

    The Bank's average cost of funds was 4.94% for the nine-month period ended September 30, 1996, compared to 4.61% for the nine-month period ended September 30, 1995. The average tax equivalent yield on interest-earning assets increased from 8.84% for the nine-month period ended September 30, 1995, to 8.98% for the nine-month period ended September 30, 1996. The average interest rate spread decreased slightly from 4.23% for the nine months ended September 30, 1995, to 4.04% for the nine months ended September 30, 1996. The average net interest rate margin decreased slightly from 3.84% for the nine months ended September 30, 1995 to 3.76% for the nine months ended September 30, 1996. See "INTEREST RATE SENSITIVITY AND LIQUIDITY."

     The following table provides an analysis of the Bank's net interest income, net interest spread and net interest margin for the periods indicated:


                                                             September 30
                                          ---------------------------------------------------
                                                     1996                       1995
                                          ------------------------   ------------------------
                                          Average           Yield/   Average           Yield/
                                          Balance   Income   Rate    Balance   Income   Rate
                                          -------   ------  ------   -------   ------  ------
                                                              (in thousands)

Assets

Earning assets
  Loans                                   $30,456   $2,276   9.96%   $26,004   $1,935   9.92%
  Securities                                6,607      278   5.61%     6,698      276   5.49%
  Federal funds sold                        1,656       55   4.43%     1,250       41   4.37%
                                          -------   ------   ----    -------   ------   ----
     Total earnings assets                $38,719   $2,609   8.98%   $33,952   $2,252   8.84%

Cash and due from banks                     1,888                      1,747
Premises and equipment                      1,752                      1,542
Other assets, net                             409                        381
Less:  Unrealized loss on securities          (30)                      (125)
Less:  Allowance for loan losses             (336)                      (354)
                                          -------                    -------
    Total assets                          $42,222                    $37,143
                                          -------                    -------
                                          -------                    -------
Liabilities and shareholders' equity

Interest-bearing demand deposit           $ 3,312   $   57   2.29%   $ 3,131   $   54   2.30%
Money market deposits                       4,285      111   3.45%     4,647      125   3.59%
Savings deposits                            3,333       75   3.00%     3,828       86   3.00%
Time deposits                              13,965      625   6.00%    11,206      483   5.75%
Federal funds purchased                        61        3   6.56%       177       10   7.53%
Time deposits                               4,759      227   6.36%     2,838      125   5.87%
Long-term debt                              1,361       54   5.29%     1,581       64   5.40%
                                          -------   ------   ----    -------   ------   ----
    Total interest-
    bearing liabilities                   $31,076   $1,152   4.94%   $27,408   $  947   4.61%

Noninterest-bearing deposits                6,853                      6,282
Other liabilities                             300                        198
Shareholders' equity                        3,993                      3,255
                                          -------                    -------
    Total liabilities and
    shareholders' equity                  $42,222                    $37,143
                                          -------                    -------
                                          -------                    -------
Net interest rate spread                                     4.04%                      4.23%

Net interest income/net
interest margin                                      1,457   3.76%              1,305   3.84%



                                                                            December 31
                                          ------------------------------------------------------------------------------
                                                     1995                       1994                       1993
                                          ------------------------   ------------------------   ------------------------
                                          Average           Yield/   Average           Yield/   Average           Yield/
                                          Balance   Income   Rate    Balance   Income   Rate    Balance   Income   Rate
                                          -------   ------  ------   -------   ------  ------   -------   ------  ------
                                                                            (in thousands)

Assets

Earning assets
  Loans                                   $26,686   $2,664   9.98%   $22,144   $2,100   9.48%   $17,180   $1,705   9.92%
  Securities                                6,752      374   5.54%     7,664      392   5.11%     8,249      447   5.42%
  Federal funds sold                        1,526       82   5.37%       556       28   5.40%     1,016       31   3.05%
                                          -------   ------   ----    -------   ------   ----    -------   ------   ----
     Total earnings assets                $34,964   $3,120   8.92%   $30,364   $2,520   8.30%   $26,445   $2,183   8.25%

Cash and due from banks                     1,773                      1,748                      1,545
Premises and equipment                      1,553                      1,146                      1,147
Other assets, net                             381                        330                        301
Less:  Unrealized loss on securities         (104)                       (93)                         0
Less:  Allowance for loan losses             (352)                      (297)                      (216)
                                          -------                    -------                    -------
    Total assets                          $38,215                    $33,198                    $29,222
                                          -------                    -------                    -------
                                          -------                    -------                    -------
Liabilities and shareholders' equity

Interest-bearing demand deposit             3,146       73   2.32%     3,299       74   2.24%     3,125       80   2.56%
Money market deposits                       4,531      162   3.58%     5,516      172   3.12%     5,613      182   3.24%
Savings deposits                            3,781      113   2.99%     3,888      116   2.98%     2,766       83   3.00%
Time deposits                              11,821      694   5.87%     8,320      377   4.53%     7,513      366   4.87%
Federal funds purchased                       132       10   7.58%       336       14   4.17%        55        1   1.82%
Time deposits                               3,062      184   6.01%     1,645       72   4.38%     1,577       74   4.69%
Long-term debt                              1,624       89   5.47%       878       48   5.47%       748       37   4.95%
                                          -------   ------   ----    -------   ------   ----    -------   ------   ----
    Total interest-
    bearing liabilities                   $28,097   $1,325   4.72%   $23,882   $  873   3.66%   $21,397   $  823   3.85%

Noninterest-bearing deposits                6,489                      6,346                      5,261
Other liabilities                             259                        171                        128
Shareholders' equity                        3,370                      2,799                      2,436
                                          -------                    -------                    -------
    Total liabilities and
    shareholders' equity                  $38,215                    $33,198                    $29,222
                                          -------                    -------                    -------
                                          -------                    -------                    -------

Net interest rate spread                                     4.20%                      4.64%                      4.48%

Net interest income/net
interest margin                                      1,795   5.13%              1,647   5.42%              1,360   5.14%

     INTEREST INCOME. Total interest income increased $601,000 or 23.8% from $2,520,000 for the year ended December 31, 1994, to $3,121,000 for the year ended December 31, 1995, and increased $337,000 or 15.4% from $2,183,000 at December 31, 1993, to December 31, 1994. Loans represent the largest component of interest-earning assets and generally result in greater rate of yield than investment securities. Interest and fees on loans increased $564,000 or 26.9% from $2,100,000 during 1994 to $2,664,000 during 1995. The increase in interest income was primarily due to an increase of $4,542,000 or 20.5% in average loans outstanding from $22,144,000 for 1994 to $26,686,000 for 1995, and an increase in the average yield on interest-earning assets from 8.3% in 1994 to 8.9% in 1995. This increase was offset in part by a $912,000 or 11.9% decrease in average investment securities from $7,664,000 at December 31, 1994, to $6,752,000 at December 31, 1995. Interest income on investments decreased $18,000 or 4.6% from $392,000 in 1994 to $374,000 in 1995 as a result of the lower average balances in 1995.

     Total interest income increased $357,000 or 15.88% from $2,252,000 for the nine months ended September 30, 1995, to $2,609,000 for the nine months ended September 30, 1996. Interest and fees on loans increased $341,000 or 17.6% from $1,935,000 for the nine months ended September 30, 1995, to $2,276,000 for the nine months ended September 30, 1996. The increase in interest income was primarily due to an increase of $4,452,000 or 17.12% in average loans outstanding from $26,004,000 for the nine months ended September 30, 1995, to $30,456,000 for the nine months ended September 30, 1996. This was offset in part by a decrease in average investment securities of $91,000 or 1.4% from $6,698,000 for the nine months ended September 30, 1995, to $6,607,000 for the nine months ended September 30, 1996. Interest income on investments increased $2,000 to $278,000 for the nine-month period ending September 30, 1996 as a result of a slightly higher yield received on the investments.

     Following is an analysis of volume and rate changes on net interest income and expense for the periods indicated:

                                             1995  over  1994         1994 over 1993
                                          ---------------------   ----------------------
                                                  Yield/                  Yield/
                                          Volume   Rate   Total   Volume   Rate    Total
                                          ------  ------  -----   ------  ------   -----
                                                           (in thousands)
Increase (decrease) in interest income:
  Loans                                    $470    $ 77    $547    $365   $(155)   $210
  Investment securities                     (51)     32     (19)    (40)    (15)    (55)
  Federal funds sold                         49       5      54     (14)     11      (3)
                                           ----   -----    ----    ----   -----    ----
       Total                               $468   $ 114    $582    $311   $(159)   $152


                                        -34-



Increase (decrease) in interest expenses:
  Demand deposits, interest bearing          (3)      2      (1)      5     (10)     (5)
  Money market deposits                     (29)     19     (10)     (7)     (3)    (10)
  Savings deposits                           (3)      0      (3)     33       0      33
  Time deposits                             158     158     316      40     (29)     11
  Federal funds sold                         (8)      5      (3)      5       7      12
  Time deposits over $100,000                62      50     112       3      (5)     (2)
  Long-term borrowings                       38       3      41      14      (3)     11
                                           ----   -----    ----    ----   -----    ----

       Total                               $215   $ 237    $452    $ 93   $ (43)   $ 50

Increase (decrease) in net interest income $253   $(123)   $130    $218   $(116)   $102
                                           ----   -----    ----    ----   -----    ----
                                           ----   -----    ----    ----   -----    ----

     INTEREST EXPENSE. Total interest expense increased $452,000 or 51.8% from $873,000 for the year ended December 31, 1994, to $1,325,000 for the year ended December 31, 1995, and increased $50,000 or 6.1% from $823,000 for the year ended December 31, 1993, to $873,000 for the year ended December 31, 1994. The increase from 1994 to 1995 was due to an increase in the average volume of interest-bearing deposits and an increase in the average rate paid on interest-bearing liabilities from 3.66% in 1994 to 4.72% in 1995.
Average interest-bearing deposits increased by $4,215,000 or 17.6% from $23,882,000 in 1994 to $28,097,000 in 1995. The increase in the average rate paid was due to an increase in the average volume of higher rate certificates of deposits and decreases in the volume of lower rate savings, interest-bearing demand and money market accounts.

     Total interest expense increased $205,000 or 21.6% from $947,000 for the nine months ended September 30, 1995, to $1,152,000 for the nine months ended September 30, 1996. This increase was due to increases in both the average volume of interest-bearing liabilities and the average rate paid. Average interest-bearing deposits increased $4,004,000 or 15.6% from $25,650,000 for the nine months ended September 30, 1995, compared to $29,654,000 for the nine months ended September 30, 1996, and the average rates paid on interest-bearing liabilities increased for the comparable nine month periods.

     The following table presents average balances on interest-bearing deposits and other items for the periods indicated:

                                Nine Months Ended         Year Ended
                                   September 30           December 31
                                -----------------     -----------------
                                  1996       1995       1995      1994
                                -------    -------    -------   -------
                                            (in thousands)

Cash and due from banks         $ 1,888    $ 1,747    $ 1,773   $ 1,748
Federal funds sold                1,656      1,250      1,526       556
Securities                        6,607      6,698      6,752     7,664
Loans                            30,456     26,004     26,686    22,144
Other assets                      1,615      1,444      1,478     1,086
                                -------    -------    -------   -------

 Total assets                   $42,222    $37,143    $38,215   $33,198
                                -------    -------    -------   -------
                                -------    -------    -------   -------

Demand deposits                 $ 3,312    $ 3,131    $ 3,146   $ 3,299
Money market deposits             4,285      4,647      4,531     5,516
Savings deposits                  3,333      3,828      3,781     3,888
Time deposits                    18,724     14,044     14,883     9,965
Federal funds purchased              61        177        132       336
Long-term debt                    1,361      1,581      1,624       878
Other liabilities                 7,153      6,480      6,748     6,517
                                -------    -------    -------   -------

 Total liabilities              $38,229    $33,888    $34,845   $30,399

Shareholders' equity              3,993      3,255      3,370     2,799
                                -------    -------    -------   -------

 Total liabilities and
 shareholders' equity           $42,222    $37,143    $38,215   $33,198
                                -------    -------    -------   -------
                                -------    -------    -------   -------

     ALLOWANCE AND PROVISION FOR LOAN LOSSES; NON-PERFORMING LOANS. Regardless of credit standards, there is a risk of loss in every loan portfolio. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management establishes a provision for loan losses based upon its assessment of the inherent risk in, and the growth of, the loan portfolio as a whole. A review of the quality of the loan portfolio is conducted internally by management on a quarterly basis with the results presented to the Bank's Board of Directors. This evaluation considers, in addition to individual loan review, several factors including, but not limited to, local economic conditions, loan portfolio composition, historical loss experience, past due levels, peer comparisons and an estimation by management of future potential losses. No specific allocations by loan types are made.

     The provision for loan losses was $36,000 in 1995, $77,000 in 1994, and $88,000 in 1993. As of December 31, 1995, the allowance for loan losses was $357,000 or 1.2% of total loans, compared to $346,000 or 1.4% of total loans as of December 31, 1994, and $243,000 or 1.3% of total loans as of December 31, 1993.

     The provision for loan losses was $49,000 for the nine months ended September 30, 1996, compared to $26,000 for the comparable period in 1995. At September 30, 1996, the allowance for loan losses was $322,000 or 1.1% of total loans, compared to $348,000 or 1.3% of total loans at September 30, 1995.

     The following table provides an analysis of the Bank's allowance for loan losses as of the dates indicated:

                                            September 30       December 31
                                           --------------    ---------------
                                            1996     1995     1995     1994
                                           -----    -----    -----    ------
                                                     (in thousands)
Balance at beginning of period             $ 357    $ 345    $ 345    $  243

Charge-offs:
  Commercial, financial and agricultural      46        0        0         0
  Real estate                                  0        0        0         0
  Installment loans to individuals            44       32       34         0
                                           -----    -----    -----    ------

     Total charge-offs                     $  90    $  32    $  34    $    0

Recoveries:
  Commercial, financial and agricultural       0        0        0         9
  Real estate                                  0        0        0         0
  Installment loans to individuals             6        9       10        16
                                           -----    -----    -----    ------

     Total recoveries                      $   6    $   9    $  10    $   25

Net charge-offs                               84       23       24       (25)

Additional charge to operations               49       26       36        77
                                           -----    -----    -----    ------

Balance at end of period                   $ 322    $ 348    $ 357    $  345
                                           -----    -----    -----    ------
                                           -----    -----    -----    ------

Ratio of net charge-offs during period to
average loans outstanding during period     0.28%    0.09%    0.09%    (0.11)%
                                           -----    -----    -----    ------
                                           -----    -----    -----    ------


     For both 1994 and 1995, management's estimates of loss potential were low; however, the Bank had a significantly lower reserve to loan ratio than peer banks. For 1995 the Bank had a ratio of 1.32 percent while the peer group's ratio was 1.59 percent. In 1994 the Bank had a ratio of 1.38 percent compared to the peer ratio of 1.66 percent. In addition, the Bank was experiencing a high growth rate in the loan portfolio. In 1995 loans grew 20 percent and in 1994 exceeded 28 percent. The changes to income to fund the reserve for losses was weighted very heavily on these factors.

     Management believes the $322,000 reserve for loan losses at September 30, 1996, is adequate to absorb possible losses inherent in the Bank's loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

     The Bank places loans on non-accrual status when principal or interest is past due 120 days or more provided that the Bank's Senior Loan Committee may choose not to account for any such loan on a non-accrual basis if the delinquency is technical in nature and there is a clear understanding of when payment will be made. Loans for which payments are less than 90 days past due are placed on non-accrual status when there exists serious doubt as to collectibility. At September 30, 1996, the Bank had non-accrual loans of $7,000 and $12,000 of accruing loans past due 90 days, compared to non-accrual loans of $19,000 and $40,000 of accruing loans past due 90 days at September 30, 1995.

     The following table summarizes the composition of the Bank's non-performing assets as of the dates indicated:

                                            September 30            December 31
                                           --------------     ------------------------
                                           1996      1995     1995      1994      1993
                                           ----      ----     ----      ----      ----
                                                          (in thousands)
Non-accrual loans                           $ 7       $19      $ 0       $ 8       $ 8
Accruing loans past due 90 days or more      12        40       59        18        10
Restructured loans (in compliance
 with modified terms)                         0         0        0         0         0
                                            ---       ---      ---       ---       ---
    Total nonperforming loans               $19       $59      $59       $26       $18
Other real estate owned                       0         0        0         0         0
                                            ---       ---      ---       ---       ---
    Total nonperforming assets              $19       $59      $59       $26       $18
                                            ---       ---      ---       ---       ---
                                            ---       ---      ---       ---       ---

Nonperforming loans to total loans         0.06%     0.22%    0.20%     0.11%     0.09%

Allowance for loan losses to
 nonperforming  loans                   1695.00%   590.00%  605.00%  1326.00%  1350.00%

Nonperforming assets to total assets       0.05%     0.16%    0.15%     0.07%     0.06%


     The amount of gross interest income that would have been recorded for the nine months ending September 30, 1996, and September 30, 1995, if the non-accrual loans as of such date had been current in accordance with their original terms and had been outstanding throughout such period or since origination, if held for part of such period, and the amount of interest income on such loans that was included in net income for such periods, is not material.

     Management is not aware of any significant possible credit problems of borrowers which causes such management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which may cause such loans to be accounted for on a non-accrual basis. However, there can be no assurance that borrowers who currently comply with their loan repayment terms will continue to do so.

     In addition, as of September 30, 1996, the Bank had no interest-bearing assets (other than loans) that would be accounted for on a non-accrual basis or that were accruing and contractually past due 90 days or more.

     OTHER OPERATING INCOME. Other operating income, including securities gains or losses, increased $8,000 or 6.2% from $129,000 in 1994 to $137,000 in 1995, and increased $16,000 or 14.2% from $113,000 in 1993 to $129,000 in
1994. Service charges on deposit accounts increased $15,000 or 5.6% from $269,000 in 1994 to $284,000 in 1995, principally due to a $20,000 increase in overdraft charges offset by a $5,000 decrease in demand account service fees. Loan fees decreased $23,000 or 7.4% from $332,000 in 1994 to $309,000 in 1995 primarily due to the retention of real estate loan servicing in 1995. Servicing rights were sold off in 1994 and prior years. Other income increased $8,000 or 6.2% from $129,000 in 1994 to $137,000 in 1995. In 1994 there was a loss on sale of securities of $2,587 compared to a gain of $60 in 1995. Total other operating income, including security transactions, represented 19.0% of total income in 1995 compared to 22.5% of total income in 1994.

     Other operating income, including securities gains or losses, increased $30,000 or 30.3% from $99,000 for the nine months ended September 30, 1995, to $129,000 for the nine months ended September 30, 1996. Service charges on deposit accounts increased $12,000 or 5.8% from $208,000 for the nine months ended September 30, 1995, to $220,000 for the nine months ended September 30, 1996. For the nine months ended September 30, 1995, there was a gain on the sale of securities of $60 compared to a loss on the sale of securities of $127 for the nine months ended September 30, 1996. Total other operating income, including security transactions, represented 18.6% of total income for the nine months ended September 30, 1996, and 19.0% of the total income for the nine months ended September 30, 1995.

     OTHER OPERATING EXPENSE. Other operating expenses increased $500 or 0.2% from $373,200 in 1994 to $373,800 in 1995, and increased $35,900 or 10.6%
from $337,300 in 1993 to 1994. Salaries and related expenses increased $74,000 or 8.3% from $887,000 in 1994 to $961,000 in 1995, due primarily to salary increases of $60,000 for a combination of staff additions and annual merit and incentive compensation increases. Occupancy expense increased $39,000 or 20.1% from $194,000 in 1994 to $233,000 in 1995, primarily due to an expansion of bank premises and related expenses. Purchases of new furniture and equipment of $330,000 in 1995 resulted in an $18,000 or 14.9% increase in depreciation expense from 1994 to 1995. Telephone expense increased $6,350 or 60.6% from 1994 to 1995. Offsetting these increases was a $25,000 or 41.5% decrease in FDIC expense from $60,000 in 1994 to $35,000 in 1995. This decrease was due to reductions on the FDIC premiums that are assessed on outstanding deposits. The reduced FDIC premiums resulted in a refund of $19,000 for the second and third quarters of 1995 and reduced premiums for the fourth quarter of 1995.

     Other operating expense increased $51,000 or 18.0% from $283,000 for the nine months ended September 30, 1995, to $334,000 for the nine months ended September 30, 1996. Salaries and related expenses increased $20,000 or 2.8% from $714,000 for the nine months ended September 30, 1995, to $734,000 for the nine months ended September 30, 1996, due primarily to salary increases for annual merit and incentive compensation. Occupancy expense increased $18,000 or 10.7% from $168,000 for the nine months ended September 30, 1995, to $186,000 for the nine months ended September 30, 1996. This increase was due to the Bank's facilities expansion and related costs. Professional fees increased $4,000 or 23.8% from $21,000 for the nine months ended September 30, 1995, to $26,000 for the nine months ended September 30, 1996, primarily as a result of increased legal fees. Director fees increased $12,000 or 29.3% from $41,000 for the nine months ended September 30, 1995, to $53,000 for the nine months ended September 30, 1996. Offsetting these increases was a decrease of $37,000 or 68.5% in regulatory fees from $54,000 for the nine months ended September 30, 1995, to $17,000 for the nine months ended September 30, 1996. Of this amount, $33,000 was due to a reduction in FDIC premiums, which are assessed on outstanding deposits.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     INTEREST RATE SENSITIVITY. The Bank seeks to manage interest rate sensitivity to avoid net interest margin risk and to enhance consistent growth of net interest income through periods of changing rates. Interest rate risk arises from mismatches between repricing or maturity characteristics of assets and liabilities. More assets repricing or maturing than liabilities over a given time frame is considered asset sensitive, and more liabilities repricing or maturing than assets is considered liability sensitive. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment and a liability sensitive position will generally enhance earnings in a falling rate environment and negatively impact earnings in a rising interest rate environment.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Federal funds (with respect to which rates change daily) and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits are much more interest sensitive than regular savings accounts.

     The following table sets forth the contractual maturity or repricing distribution of the Bank's interest-earning assets and interest-bearing liabilities as of September 30, 1996. The Bank's interest sensitivity gap (i.e., interest sensitive assets less interest sensitive liabilities), the ratio of cumulative total interest-earning assets to cumulative total interest-bearing liabilities, and the Bank's cumulative interest sensitivity gap ratio:

ASSETS/LIABILITIES SUBJECT TO
INTEREST RATE ADJUSTMENT
                                             After 1 Year
                                    Within     through       Over 5
                                    1 Year     5 Years       Years     Total
                                    -------  ------------   -------   -------
                                                 (in thousands)
Loans
  Fixed rate by maturity            $ 8,344    $11,851     $ 2,620   $22,815
  Floating rate by interval           7,759         --          --     7,759

Securities
  Fixed rate by maturity                379      4,764       1,414     6,557
  Floating rate by interval              --         --          --        --
Federal funds sold                    3,100         --          --     3,100
                                    -------    -------     -------   -------

Total interest-earning assets       $19,582    $16,615     $ 4,034   $40,231
                                    -------    -------     -------   -------
                                    -------    -------     -------   -------

Money market accounts               $ 4,205    $    --     $    --   $ 4,205
Interest-bearing demand deposits      3,073         --          --     3,073
Savings accounts                      3,546         --          --     3,546
Time deposits $100M and over          3,601      1,164          --     4,765
Time deposits under $100M             9,953      3,850          --    13,803
                                    -------    -------     -------   -------

Total interest-bearing liabilities  $24,378   $ 5,014      $    --   $29,392
                                    -------    -------     -------   -------
                                    -------    -------     -------   -------

Net position (interest sensitivity
 gap)                               $(4,796)  $11,601      $ 4,034

Cumulative interest sensitivity
 gap                                 (4,796)    6,805       10,839
Ratio of cumulative gap to
 total assets                       (10.83%)   15.37%       24.49%

     The amount of the Bank's interest-sensitive liabilities (generally deposits with maturities of one year or less) have in the past not matched the amount of its interest sensitive assets (assets which reprice based on an index or have short term maturities). This imbalance is referred to as an interest sensitivity gap, and measures the potential impact of changes to earnings based on changes in the general level of interest rates. In general, the net interest income of a financial institution will benefit if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive interest sensitivity gap during periods of declining interest rates or a negative interest sensitivity gap during periods of increasing interest rates.

     For a number of reasons, the table set forth above reflecting the Bank's interest rate sensitivity analysis is not a complete picture of the possible effect of interest rate changes in net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as the Bank adjusts its interest sensitivity throughout the year. Third, assumptions must be made to construct such a table. For example, there are several savings products categorized as interest sensitive in the 30 day interval; however, they may be adjusted less frequently than changes in the leading rate indicators. Fourth, the re-pricing distribution of interest-sensitive assets may not be indicative of the liquidity of those assets. Finally, since the table is based on contractual maturities, it does not include estimates of early principal payment on mortgage and installment loans.

     LIQUIDITY. Liquidity is a measure of the Bank's ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's principal source of funds is deposits and, to a lessor extent, scheduled amortization and repayments of loan principal. In addition, the Bank has available other sources of credit, including borrowings, sales and maturities of investment securities and funds provided by operations. While loan payments and maturing investments are relatively predictable sources of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition.

     The Bank's primary source of cash from financing activities during the first nine months of 1996 and 1995, as well as during 1995 and 1994, was from the net decrease in the investment portfolios and the net increases in deposits. Total deposits equaled $37,027,000, $34,955,000, $34,441,000,
$30,572,000 and $26,368,000 as of September 30, 1996, September 30, 1995,
December 31, 1995, December 31, 1994, and December 31, 1993, respectively. Total securities for the periods ended September 30, 1996, September 30, 1995, December 31, 1995, December 31, 1994 and December 31, 1993, were $6,885,000, $6,690,000, $7,102,000, $7,147,000 and $8,324,000 respectively.
To further support and enhance its liquidity position, the Bank has established lines of credit with other banks. In addition, the Bank may borrow from the Federal Home Loan Bank of Seattle, subject to certain limitations.

    The Bank has an Asset/Liability Management Committee which is comprised entirely of members of senior management of the Bank. This committee, which advises the Bank's Board of Directors, is responsible for reviewing interest rate risk and enhancing future liquidity needs over various time periods. Its primary goals are to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities and to assure adequate liquidity.

CAPITAL

      Stockholders' equity increased $455,000 or 12.1% from $3,765,000 at December 31, 1995, to $4,220,000 at September 30, 1996. Stockholders' equity increased $785,000 or 26.3% from $2,980,000 at December 31, 1994, to
$3,765,000 at December 31, 1995, and increased $355,000 or 13.5% from
$2,625,000 at December 31, 1993, to December 31, 1994. The growth in all periods was generated almost entirely through earnings retention.

     The FRB and the OCC have adopted minimum capital guidelines which are discussed at "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION."

IMPACT OF INFLATION

     The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies. The possible effect of fluctuating interest rates is discussed more fully elsewhere.

                         DESCRIPTION OF THE BANK

HISTORY

     Organized as a de novo bank on January 10, 1986, and approved by the OCC on May 18, 1987, the Bank commenced operations as a national banking association on May 18, 1987, and has been operating in Montana since that date.

     The primary organizer of the Bank was Douglas K. Morton who expended nearly two years in directing its organization. The Bank's initial mission was to provide superior service to retail and small business accounts. The Bank opened in a 1,500 square foot converted fast food restaurant and its initial staff consisted of four officers and nine additional employees. The Bank exceeded its initial projections and showed a $29,373 loss at the end of its first fiscal year and a profit for the first twelve months of operations. Annual growth has averaged in excess of 25 percent since organization and in more recent years has slowed to 15 percent. The Bank's return on average assets over the past eight years has ranged from 0.71 percent to 1.63 percent and has exceeded 1 percent for six of these years. In the three most recent years, the return on average assets has been approximately 1.60 percent.

     Assets in the last five years have grown from $21,138,000 at December 31, 1991, to $44,265,000 at September 30, 1996. For the nine months ended September 30, 1996, the Bank's net income after taxes was $465,000, compared to $446,000 for the nine months ended September 30, 1995. On September 30, 1996, deposit liabilities were $37,027,000 and net loans were $30,259,000 compared to $34,955,000 and $27,068,000, respectively, at September 30, 1995. Net interest income for the nine months ended September 30, 1996, was $1,459,000 compared to $1,307,000 at September 30, 1995. As of September 30, 1996, loans past due 90 days or more totaled $12,000, not including non-accrual loans of $7,000.

BUSINESS

     The Bank offers a full line of commercial bank services including checking, savings and money market accounts, time deposits and safe deposit services. A variety of loans including commercial, financial, agricultural, real estate and consumer installment loans are offered to persons and small businesses located primarily in Flathead County, Montana. Additional services offered include travelers checks; safe deposit boxes; escrow services; collection services; wire transfers and notary services. The Bank currently operates through its main office located at 444 West Idaho Street, Kalispell, Montana.

     For the most part, the Bank's growth can be attributed to a strong local economy, good product mix, superior service and a consolidation in operations of some of the larger local banks. The Bank capitalized on these opportunities by expanding its Real Estate Loan Department in 1993, starting a Small Business Administration Loan Department in 1994 and adding experienced and respected local lenders to its staff. For the past several years the Bank has been among the top three real estate lenders in Flathead County. For the twelve months ended September 30, 1996, the Bank was named in the top ten SBA lenders in Montana and second in Flathead County. In late 1994 the Bank opened a Trust Department, which was later closed in December 1995 when it became apparent that increased competition for this type of business would make it unprofitable for an extended period of time.

     Management believes that the Bank will continue to grow in 1997, but at a much slower pace than in the past. Although no major product or operational changes are anticipated, the Bank will continue to look for opportunities to improve on its product mix and operating efficiencies. Management believes the Bank's independent status and local ownership are important competitive advantages as ownership of other local banks continues to consolidate and the decision making processes are moved farther away.

LENDING

     The Bank concentrates its lending activities in four principal areas: commercial/financial/agricultural, real estate construction, real estate mortgage and consumer installment. At September 30, 1996, these categories accounted for approximately 57 percent, 6 percent, 2 percent and 35 percent, respectively, of the Bank's loan portfolio. The interest rates charged for the loans made by the Bank vary with the degree of risk, the size and maturity of the loans, the borrower's relationship with the Bank, and prevailing money market rates indicative of the Bank's cost of funds. The majority of the Bank's loans are generated in Flathead County, Montana.

     The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

                                           September 30         December 31
                                         -----------------   -----------------
                                          1996      1995      1995       1994
                                         -------   -------   -------   -------
                                                     (in thousands)

Commercial, financial and agricultural   $17,438   $13,791   $15,145   $11,707
Real estate--construction                  1,683     1,913     2,205     2,001
Real estate--mortgage                        648       889     1,140       243
Installment loans to individuals          10,812    10,824    10,901    10,609
                                         -------   -------   -------   -------
  Total loans                            $30,581   $27,417   $29,391   $24,560
                                         -------   -------   -------   -------
                                         -------   -------   -------   -------

     Average loan balances for 1995 were up 33% over 1994. The 1995 year end loan balance of $29,391,000 was 20% higher than the balance on the same date of 1994. At year end 1995, the loan to deposit ratio was 84% versus 79% at December 31, 1994.

     Loan balances at September 30, 1996, reflected an increase of $3,164,000 or 12% from the period ending September 30, 1995. The higher growth rate resulted from increasing economic activity in general.

     The Bank relies substantially on local promotional activity and personal contacts by bank officers, directors and employees to compete with other financial institutions. The Bank makes loans to borrowers whose applications include, in the opinion of Bank management, a sound purpose, a viable repayment source and a plan of repayment established at inception and generally backed by a secondary source of repayment. The Bank has established a written loan policy for each of its categories of loans which is reviewed periodically by the Board of Directors. The loan portfolio is reviewed periodically by the Bank's Board of Directors to initiate steps to accelerate the collections of past due loans and other actions deemed necessary in order to maintain a good quality loan portfolio.

     COMMERCIAL/FINANCIAL/AGRICULTURAL LOANS. This category of loans includes business-related loans priced by the Bank at variable and fixed rates of interest. At September 30, 1996, approximately 57% or $17,438,000 of the Bank's loan portfolio consisted of commercial/financial/agricultural loans. Commercial loans include operating lines of credit, letters of credit, loans for working capital and asset acquisition and loans for business-related purposes.

     REAL ESTATE CONSTRUCTION AND MORTGAGE LOANS. Approximately 8% or $2,331,000 of the total loan portfolio of $30,581,000 at September 30, 1996, was secured by real estate. The loan to value ratio for a real state loan is dependent upon the borrower, the type of project and the duration. Loan to value ratios are generally at 70% or less for commercial and 90% or less for 1-4 family residential real estate loans at the time the loan is made. The Bank has an active residential real estate department which provides loans for 1-4 family residences. Commercial real estate lending is generally reserved for productive as opposed to investment or speculative purposes. The Bank requires debt service ratios which it considers to be adequate as part of its consideration of the financial viability of the borrower. The real property provides a secondary source of repayment.

     The Bank utilizes third-party appraisers for appraising all loans secured by real estate. These appraisers are approved annually. The Bank has adopted real estate appraisal standards as set forth in FDIC regulations which are applied to all regulated real estate transactions.

     CONSUMER INSTALLMENT LOANS. The consumer installment loan portfolio was $10,812,000 at September 30, 1996. These loans represent a diverse group of borrowers and include automobile loans, personal loans, home equity lines of credit and overdraft protection.

INVESTMENT PORTFOLIO

     The Bank's investment portfolio consists primarily of U.S. Treasury and U.S. Agency securities and mortgage-backed securities. Government regulations limit the type and quality of investments in which the Bank may invest its funds. See "DESCRIPTION OF THE BANK--REGULATION AND SUPERVISION."

     The Bank has established a written investment policy which is reviewed annually. This policy identifies investment criteria and states specific objectives in terms of risk, interest rate sensitivity and liquidity. The Bank's primary investment goal is to acquire the best mix of securities for its investment portfolio in terms of quality, term and marketability. The Bank's Board of Directors is responsible for reviewing interest rate risk and liquidity needs over various time periods. It monitors the Bank's investment portfolio to ensure compliance with guidelines.

     The Bank has established an Investment Committee which is comprised of senior officers. This Investment Committee is responsible for reviewing interest rate risk and liquidity needs over various time periods. The Investment Committee monitors the Bank's investment portfolio to ensure compliance with guidelines.

     The following table presents the mix of the Bank's investment portfolio along with the amortized cost and the market values of those components for the periods indicated:

                                September 30, 1996     September 30, 1995
                                -------------------    -------------------
                                Amortized    Market    Amortized    Market
                                  Cost       Value       Cost       Value
                                ---------    ------    ---------    ------
                                              (in thousands)

Securities held to maturity       $   --     $   --      $   --     $   --
  U.S. Treasury
  U.S. agencies                    1,618      1,592       1,843      1,819
  States and political                25         25         977        982
  Other                               --         --          --         --
                                  ------     ------      ------     ------

Total investment securities-HTM   $1,643     $1,617      $2,820     $2,801
                                  ------     ------      ------     ------
                                  ------     ------      ------     ------

Securities available for sale
  U.S. Treasury                   $  500     $  500      $  249     $  250
  U.S. agencies                    3,584      3,553       3,209      3,158
  Other                            1,187      1,189         467        463
                                  ------     ------      ------     ------

Total investment securities--AFS  $5,271     $5,242      $3,925     $3,871
                                  ------     ------      ------     ------
                                  ------     ------      ------     ------

                                December 31, 1995    December 31, 1994
                                ------------------   ------------------
                                Amortized   Market   Amortized   Market
                                  Cost      Value      Cost      Value
                                ---------   ------   ---------   ------
                                            (in thousands)

Securities held to maturity       $   --    $   --     $   --    $   --
  U.S. Treasury
  U.S. agencies                    1,807     1,797      1,933     1,799
  States and political               271       271      1,219     1,172
  Other                               --        --         --        --
                                  ------    ------     ------    ------
Total investment securities-HTM   $2,078    $2,068     $3,152    $2,971
                                  ------    ------     ------    ------
                                  ------    ------     ------    ------

Securities available for sale
  U.S. Treasury                   $  250    $  250     $  248    $  244
  U.S. agencies                    3,365     3,345      2,968     2,766
  Other                            1,427     1,429        993       985
                                  ------    ------     ------    ------

Total investment securities--AFS  $5,042    $5,024     $4,209    $3,995
                                  ------    ------     ------    ------
                                  ------    ------     ------    ------


     The portfolio includes no obligation of a single state or political subdivision issuer with an aggregate book value in excess of 10 percent of shareholders' equity other than a bond issued by Steelton Highspire Pennsylvania School District. This bond matures on March 1, 1998, and as of September 30, 1996, had a book value of $470,000 and a market value of $475,371. Mortgage-backed securities are scheduled according to anticipated principal repayments and prepayments.

DEPOSITS

     Deposits are the primary source of funds used by the Bank for lending and other general business purposes. In addition to deposits, the Bank may derive additional funds from principal repayments on loans, the sale of loans and investment securities and borrowings from other financial institutions and the FHLC (which lends to the member institutions within its assigned region). The level of deposit liabilities can vary significantly and is influenced by prevailing interest rates, money market conditions, general economic conditions and competition.

     The Bank primarily attracts deposits from local businesses and retail customers. The Bank offers a full range of depository accounts including checking, savings, money market accounts and certificates of deposit. The Bank attempts to control the flow of deposits primarily by pricing its accounts to remain competitive with other financial institutions in its market area, although the Bank does not necessarily seek to match the highest rates paid by competing institutions. The Bank attempts to ensure a satisfied customer base by offering a full range of banking products. Management believes that the customers provide a strong and relatively stable core deposit base.

     The following chart shows the average balance and average rate paid on each category of deposits for the periods indicated:

                                      Nine Months Ended September 30                    Year Ended December 31
                                     ----------------------------------  ----------------------------------------------------
                                           1996              1995              1995              1994              1993
                                     ----------------  ----------------  ----------------  ----------------  ----------------
                                     Average  Average  Average  Average  Average  Average  Average  Average  Average  Average
                                     Balance   Rate    Balance   Rate    Balance   Rate    Balance   Rate    Balance   Rate
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
                                                                          (in thousands)
Noninterest-bearing demand deposits  $ 6,853      0%   $ 6,282      0%   $ 6,489      0%   $6,346       0%    $5,389      0%
Interest-bearing demand deposits       3,312   2.29%     3,131   2.30%     3,146   2.32%    3,299    2.24%     3,125   2.56%
Money market deposits                  4,285   3.45%     4,647   3.59%     4,531   3.58%    5,516    3.12%     5,613   3.24%
Other savings deposits                 3,333   3.00%     3,828   3.00%     3,781   2.99%    3,888    2.98%     2,766   3.00%
Time deposits                         18,724   6.09%    14,044   5.77%    14,883   5.90%    9,965    4.51%     9,090   4.84%

     The following chart shows certificates of deposits in amounts of $100,000 or more as of the dates indicated:

                                     September 30         December 31
                                   ----------------    -----------------
                                    1996      1995      1995       1994
                                   ------    ------    ------    -------
                                               (in thousands)
Time remaining until maturity
  Less than 3 months               $1,402    $1,064    $1,430     $  802
  3 months to 12 months             2,199     1,925     1,575        850
  Over 1 year through 5 years       1,164       842       847        325
  Over 5 years                          0         0         0          0
                                   ------    ------    ------    -------

    Total                          $4,765    $3,831    $3,852     $1,977
                                   ------    ------    ------    -------
                                   ------    ------    ------    -------

     Total deposits increased $3,869,000 or 12.7% from $30,572,000 in 1994 to $34,441,000 in 1995 and increased $4,204,000 or 15.9% from $26,368,000 in
1993 to $30,572,000 in 1994. Certificates of deposits in amounts of $100,000 or more increased $1,875,000 or 94.8% from $1,977,000 in 1994 to $3,852,000 in 1995.

     Total deposits increased $2,072,000 or 6% from $34,955,000 for the nine months ended September 30, 1995, to $37,027,000 for the nine months ended September 30, 1996. At September 30, 1996, total deposits were comprised of approximately 28.9% demand deposits, 20.9% savings deposits and 50.2% time deposits.

PROPERTY

     The Bank operates out of its only office located at 444 West Idaho, Kalispell, Montana. The facility includes a very attractive and functional building and grounds which occupies seven city lots on the edge of downtown Kalispell. The property was purchased in 1987 for a cost of $487,000. At that time the Bank operated out of a 1,500 square foot facility. In 1989 a new facility was built on the site for a cost of $490,000. In 1995 the building was expanded at a cost of $360,000. Ample off-street parking is maintained with room to expand if necessary. Management believes the present facility will be adequate in size for the foreseeable future. Bank facilities include approximately 9,500 square feet of usable space, 3,500 of which is leased to other commercial tenants.

     The Bank's facility contains 4 teller windows, 4 drive-up lanes and an ATM. The Bank also has three ATM locations located at Rosauers Supermarket on the south entrance to Kalispell, the Gateway West Mall on the west end of Kalispell and the Evergreen Cenex store on the east end of Kalispell. All three ATM locations are leased pursuant to a formula based upon the monthly usage of the machine. Management anticipates that the Bank will increase the number of ATMs in its service area to further serve its customers. The Bank has no other leased facilities or equipment.

COMPETITION

     The primary service area of the Bank is Flathead County in northwest Montana. Flathead County covers 5,140 square miles and includes the cities of Kalispell, Whitefish, Columbia Falls, Evergreen, Bigfork and Lakeside. The area is a mixture of timber and agricultural areas with small businesses related to timber, agriculture, tourism and manufacturing. The Bank is located in Kalispell, the county seat. The greater Kalispell area has a population of approximately 28,000 and Flathead County's population is approximately 70,000.

     With 15 financial institutions serving a population of 70,000, competition in the Bank's primary service area is high. The Bank has competition within its service area from many well-established financial institutions. In addition to competition from nine other commercial banking institutions, there is competition from two savings and loan companies and three credit unions. Many of the Bank's competitors are larger and more substantially capitalized than the Bank. They have established positions in Flathead County and have greater resources than the Bank for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds. See "DESCRIPTION OF THE BANK--BUSINESS."

     The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

     The Bank relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, a flexible product mix and its reputation in the community to compete effectively. Management believes that customers appreciate the Bank's local ownership as opposed to having decisions are made out of the area which is common for larger institutions.

     Following is the most recent information available concerning competitors of the Bank in its principal service area, indicating asset and deposit size as of December 31, 1995:

                                           Total Deposits  Total Assets
          Name of Institution              (000s omitted)  (000s omitted)
          -------------------              --------------  --------------
          American Bank                        $  2,542      $  4,341
          BN Park Credit Union                   12,676        14,635
          First Citizens Bank                    26,645        29,590
          First Interstate Bank*                189,796       274,843
          First National Bank of Whitefish       22,945        32,268
          First Security Bank                    34,111        37,963
          Flathead Bank                          41,065        47,480
          Flathead Govt Employee Credit Union     6,253         7,070
          Glacier Bank, FSB*                    159,045       327,687
          Mountain Bank                          53,908        62,651
          Norwest Bank                          112,804       119,073
          Security Bank, FSB                      7,125         7,924
          Valley Bank                            79,233        97,723
          Whitefish Credit Union                127,561       145,177

*Includes totals for some branches which are not in the Bank's trade area.

     The Bank's total deposits and total assets at December 31, 1995, were $34,441,000 and $40,292,000, respectively. The proposed formation of the Company cannot assure any decrease in competitive effects on the Bank.

LEGAL PROCEEDINGS

     The Bank is not presently involved in any legal proceedings which management believes to be material to its financial condition or results of operations. As the nature of the Banks business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, the Bank is a party in various legal proceedings (such as garnishment proceedings) which may be considered as arising in the ordinary course of their business.

REGULATION AND SUPERVISION

     The operations of the Bank are subject to federal statutes applicable to banks chartered under the laws of the United States. The OCC regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations. These examinations are for the protection of the Bank's depositors and not for its shareholders. In addition to these regular examinations, the Bank must furnish to the OCC quality reports containing a full and accurate statement of its affairs.

     As a subsidiary bank of a bank holding company, the Bank will be subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries on investments and stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

     DIVIDENDS. The ability of the Bank to pay dividends is subject to federal banking law. The Bank may not, without the approval of the OCC, declare dividends if (i) such dividends would impair the Bank's capital structure, (ii) the Bank's surplus fund is not equal to its common stock or
(iii) dividends declared in any one calendar year would exceed the total of net profits in that year combined with retained net profits for the preceding two years, less any required transfer surplus. In addition, the FRB has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound. Such practices could include the payment of dividends under some circumstances. Moreover, the payment of dividneds may be inconsistent with capital adequacy guidelines of the various regulatory authorities.

     INSURANCE OF DEPOSITS. The operations of the Bank are also subject to the regulations of the FDIC, which insures the deposits of the Bank up to a maximum of $100,000 per depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

     CAPITAL REQUIREMENTS. The Company and the Bank are subject to the minimum capital requirements of the FRB and the OCC. See "DESCRIPTION OF THE COMPANY--REGULATION AND SUPERVISION." Under current guidelines, the Bank must maintain a ratio of 8 percent, of which at least 4 percent must be in the form of core capital. Under the risk-based capital regulation, the ratios of Tier 1 and total capital to risk-weighted assets for the Bank were 13.6 percent and 14.6 percent at September 30, 1996, and 13.1 percent and 14.3 at September 30, 1995. At December 31, 1995, these ratios were 13.12 percent and
14.36 percent, thus meeting the classification of a "well capitalized" bank. The Bank's leverage-based capital ratio was 9.5 percent as of September 30, 1996, 9.2 percent as of September 30, 1995, and 9.11 percent at December
31, 1995. These leverage-based ratios were in excess of regulatory requirements. The Bank expects to continue to be in compliance with these guidelines.

MANAGEMENT

     The directors and executive officers of the Bank are as follows:

Name and Age
(as of 12-31-96)       Position in Bank        Principal Occupation
----------------       ----------------        --------------------

Richard Dasen, 54      Director                Investor and businessman
Richard Gunlikson, 68  Director                Certified Public Accountant
Charles Lee, 62        Director                Pres. of wholesale beverage
                                                 distributor
Donald McCarthy, 41    Senior Vice President   Banker
                       and Cashier/CFO
Douglas Morton, 52     President and Chairman  Banker
Teruko Rogers, 58      Director                Business mgr. of automobile
                                                 dealership
Barry Smith, 42        Director                President of logging company


     All of the directors listed above will hold office until the next annual meeting of shareholders, or until their successors are duly elected and qualified. All of the officers listed will hold office until successors are appointed by the Board of Directors. There are no arrangements or understandings between any of the directors or officers or any other persons pursuant to which any of the above directors have been selected as directors, or officers have been selected as officers.

    During the past five years, the business experience of each director and executive officer has been as follows:

    RICHARD DASEN has been a director of the Bank since 1987. He is Chairman of Kalispell, Montana Holding/Management Company.

    RICHARD GUNLIKSON has been a director of the Bank since 1987. He is a Certified Public Accountant and owner of R. Gunlikson & Assoc. CPA, P.C. and a partner in Montana Menswear.

     CHARLES LEE has been a director of the Bank since 1987. He is President of Lee Distributing, Inc., a wholesale beer distributor.

     DONALD MCCARTHY has been Cashier and Vice President of the Bank since 1987. He was promoted to Senior Vice President and Cashier/CFO in 1996. Prior to that time he was an Assistant National Bank Examiner. He brings 20 years of banking experience to the Bank.

     DOUGLAS MORTON has been Chairman of the Board and President of the Bank since 1987. He brings 17 years of banking experience to the Bank.

     TERUKO ROGERS has been a director of the Bank since 1987. She is Business Manager of Tannehill Auto Center/Ponderosa Motors, an automobile dealership.

     BARRY SMITH was a director of the Bank from 1987 through August 1991 when he moved out of the area. He was reelected to the Board in April 1996. Mr. Smith is President of Barry Smith Logging, Inc.

COMPENSATION OF DIRECTORS

    Directors receive a monthly retainer of $1,000.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has established a Stock Option Committee, consisting of Messrs. Dasen, Gunlikson and Lee, which administers and determines grants of stock options under the Bank's Stock Option Plan. See "STOCK OPTION PLAN" below. Nominees for the Board of Directors are determined by the entire Board.

     For the year ended December 31, 1996, there were 14 meetings of the Board of Directors and two meetings of the Stock Option Committee. All directors attended 75 percent or more of the Company's Board meetings and meetings of Board committees on which they served.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered in all capacities to the Bank for the years ended December 31, 1995, 1994 and 1993, by Mr. Morton, President and Chairman. No executive officer's compensation exceeded $100,000 during the year ended December 31, 1995. No restricted stock awards, long-term incentive plan payouts or stock appreciation rights ("SARs") were granted to Mr. Morton in such years.

                 Summary Compensation Table(1)

                                   Annual Compensation   Long-Term Compensation
                                   -------------------   ----------------------
                                                          Securities Underlying
Name and Principal Position  Year   Salary(2)   Bonus         Stock Options
---------------------------  ----   ---------   -----     ---------------------
Douglas K. Morton            1995    $65,685   $ 7,822              0
  Chairman of the Board and  1994     63,600    10,704              0
  President                  1993     57,600     8,890              0

-----------------------------

(1) The aggregate amount of perquisites and other personal benefits received, such as contributions pursuant to the Bank's 401(K) Plan, did not exceed the lessor of either $50,000 or 10% of the total of annual salary and bonus reported for Mr. Morton.
(2) Includes directors fees.

      BONUS INCENTIVE PLAN. The Board approved a Bonus Incentive Plan for 1996 which applies to all Bank employees after they have worked 120 consecutive days. Pursuant to this plan, bonuses are paid quarterly within 15 days after the end of each quarter. The amount of bonuses paid is based upon the Bank's return on assets and the salary level of each employee.

STOCK OPTION PLAN

      The Bank's Stock Option Plan, adopted by the Board of Directors and the shareholders of the Bank on February 14, 1989, provides that options for Bank Stock may be granted to such key employees, other than directors, of the Bank who the Board of Directors deems to be important to the future of the Bank. Options for 2,000 shares of Bank Stock may be granted under the plan. As of December 31, 1996, options for all 2,000 shares had been granted. The period for which an option is exercised may not exceed ten years from the date of the grant. An option may not be exercised earlier than two years after the date of grant. The option price per share is determined by the Board of Directors at the time an option is granted and cannot be less than 100 percent of the fair market value of Bank Stock on the date of grant.

      Pursuant to the Consolidation Agreement, the options to receive Bank Stock under the Stock Option Plan will become options to receive Company Stock upon consummation. In all other respects, this plan will remain in substantially the same form after the acquisition.

      The Stock Option Committee, which administers the plan, designates in its discretion the participants who receive grants of options under such plan using criteria which include responsibilities of the individual, ability to contribute to meeting corporate objectives and other related measurements. Bank management believes that stock options are an integral part of its executive compensation package, since options align the interest of management with stockholders and focus the attention of management on the long-term success of the Bank.

      No stock options were granted to Mr. Morton in 1995. The following table shows certain information regarding the exercise of options during the year ended December 31, 1995, and unexercised options held by Mr. Morton as of December 31, 1995.

             Aggregated Option Exercises in Last Fiscal Year
                    and Fiscal Year-End Option Values


                                                       Number of Shares            Value of Unexercised
                                      Value          Underlying Options at        In-the-Money Options at
                     Number of       Realized          Fiscal Year-End(#)            Fiscal Year-End($)
                   Shares Aquired      Upon       ---------------------------   ---------------------------
     Name            on Exercise    Exercise(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
     ----          --------------   -----------   -----------   -------------   -----------   -------------
Douglas K. Morton         0              0             398             0       $107,225.18(1)       $0
                                                       142             0         37,296.30(2)        0

------------------------------------

(1) Based upon the book value of the Bank Stock on December 31, 1996 ($520.57 per share), less the option exercise price of $251.16. These options were subsequently exercised in November 1996.

(2) Based upon the book value of the Bank Stock on December 31, 1996 ($520.57 per share), less the option exercise price of $257.92. Mr. Morton expects to exercise these options early in 1997.

INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of September 30, 1996, the Bank's directors and executive officers were indebted to the Bank in the aggregate amount of $791,000, none of which such loans were delinquent. This indebtedness is secured by mortgages and/or security interest in real or personal property owned by these persons

INDEMNIFICATION AND LIMITATION OF PERSONAL LIABILITY

      Article VI of the Bank's Articles of Incorporation provides for indemnification of the Bank's directors, officers, employees and agents. Consistent with the Montana Business Corporation Act, Section VII of the Bank's Articles of Incorporation contain provisions which limit the personal liability of directors for monetary damages to the Bank or its shareholders for breach of their fiduciary duties as directors except to the extent such limitation of liability is prohibited by Montana law.

EMPLOYEES AND EMPLOYEE BENEFITS

      As of December 31, 1996, the Bank employed 24 persons on a full time basis and 7 persons on a part time basis, including 11 officers and 20 staff members. The Bank's employees are not parties to any collective bargaining agreement. The Bank provides a variety of employee benefits and believes employee relations are good. The Bank has experienced very little turnover in staff and anticipates no significant changes in the foreseeable future.

      As part of its effort to attract and maintain high quality staff, the Bank adopted a 401(K) Profit Sharing Plan, effective January 1, 1991, pursuant to which participating employees may contribute a portion of their yearly salary. The Bank may make matching, non-elective or discretionary contributions each year. All monies withheld from employees and the Bank's contributions are paid to a trustee who invests for the benefit of members of the plan. The Bank intends to continue the plan in substantially the same form after consummation of the Consolidation Agreement.

      The Bank also adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1991. Pursuant to the ESOP, the Bank may make contributions which are then allocated to the accounts of eligible employees. The trustee of the ESOP invests the funds primarily in Bank Stock. The Bank intends to continue the ESOP in substantially the same form after the Effective Date with investments to be made primarily in Company Stock.

LEGAL PROCEEDINGS

      The Bank is not a party to any pending legal proceedings before any court, administrative agency or other tribunal other than routine litigation incidental to conduct the business of the Bank. Bank management further believes that no litigation is threatened in which the Bank faces potential loss or exposure which will materially affect the shareholders' equity or the Bank's financial position as presented herein.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

      On December 20, 1996, there were 8,938 shares of Bank Stock outstanding, held of record by 194 shareholders. Only shareholders of record as of ____________, 1997, shall be entitled to vote at the Special Meeting and each share is entitled to one vote.

     After the Effective Date, there will be approximately 70,960 shares of Company Stock outstanding held by 193 shareholders. These figures may vary depending upon the number of Bank shareholders exercising their dissenters' rights and whether any stock options are exercised prior to the Effective Date. See "DESCRIPTION OF THE BANK--EXECUTIVE COMPENSATION." Each shareholder of Company Stock will be entitled to one vote on all matters submitted to the shareholders of the Company.

      The following table sets forth as of December 20, 1996, the number of shares of Bank Stock owned of record or beneficially by each person who owned of record, or to the knowledge of the Bank, beneficially, more than 5 percent of the Bank Stock, and the number of shares (including director's qualifying shares) individually and beneficially owned by all directors, executive officers and key employees of the Bank individually and as a group. In addition, the table illustrates the number of shares of Company Stock to be owned by such persons and group upon effectiveness of the Consolidation Agreement, assuming all such persons elect to exchange their Bank Stock pursuant to the Consolidation Agreement. The table does not reflect the ownership of stock options to purchase Bank Stock.

                                                                  Company Stock to be
                                 Bank Stock Owned               Owned After Acquisition
                          -----------------------------     ------------------------------
                          Sole Voting   Sole and Shared     Sole Voting   Sole and Shared
                             and         Voting and/or         and         Voting and/or
                          Investment      Investment        Investment      Investment
                            Powers          Powers            Powers          Powers
                          -----------   ---------------     -----------   ----------------
Name and Address           Number           Number            Number          Number
of Shareholder            (Percent)        (Percent)         (Percent)       (Percent)
----------------          ---------        ---------         ---------       ---------
Richard Dasen                 323              323             3,230           3,230
400 West Valley Drive         3.6%             3.6%              4.6%            4.6%
Kalispell, MT 59901

Richard Gunlikson             160              263(1)          1,600           2,630
22 Second Avenue W #3300      1.8%             2.9%              2.3%            3.7%
Kalispell, MT 59901

Charles Lee                   325              345(2)          3,250           3,450
Six Meridian Road             3.6%             3.9%              4.6%            4.9%
Kalispell, MT 59901

Donald McCarthy                51               54(3)            510             540
One Walker Lane               0.6%             0.6%              0.7%            0.8%
Lakeside, MT 59922

Douglas Morton              1,073            1,720(4)         10,730          17,200
203 Somerset Drive           12.0%            19.2%             15.1%           24.2%
Kalispell, MT 59901

Teruko Rogers                  10              353(5)            100           3,530
119 North Haven Drive         0.1%             3.9%              0.1%            5.0%
Kalispell, MT 59901

Barry Smith                   127              249(6)          1,270           2,490
775 Kelly Lane                1.4%             2.8%              1.8%            3.5%
Missoula, MT 59901

Flathead Holding Company    1,793            1,793                 0               0
of Bigfork                   20.1%            20.1%                0%              0%
PO Box 308
Bigfork, MT 59911

Executive officers and      2,069            3,307            20,690          33,070
directors as a group         23.1%            36.9%             29.2%           46.7%
(7 persons)

-----------
(1)  Includes 103 shares held by members of Mr. Gunlikson's family.

(2) Includes 20 shares held by Mr. Lee's wife and 25 shares held by Chuck Lee Trucking, Inc., of which Mr. Lee is owner.

(3) Includes 3 shares held jointly with members of Mr. McCarthy's family. Excludes stock options for 270 shares of Company Stock which are currently exercisable.

(4) Includes 647 shares held by members of Mr. Morton's family and excludes stock options for 142 shares of Company Stock which are currently exercisable.

(5)  Includes 343 shares held jointly with a family member.

(6)  Includes 122 shares held by members of Mr. Smith's family.


     The stock certificates issued by the Company to the officers, directors and shareholders deemed to control, through share ownership or otherwise, the Bank (unless such persons dissent from the proposed transaction and receive no Company Stock as a result thereof) or the Company (the "Affiliates") will bear a legend designed to prevent inadvertent violations of federal securities laws as a result of "public" sales of the Company Stock acquired by such persons pursuant to the proposed transaction. Affiliates can only publicly sell in any three-month period an amount representing no more than one percent of all outstanding shares of Company Stock and can only sell when current public information about the Company is available. Additionally, public resale by Affiliates can only be made through brokers' transactions or in transactions with market makers. In certain situations a notice of public sale will be required to be filed by the affiliate with the Securities and Exchange Commission.


               COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK

     The Company is authorized to issue 500,000 shares of common stock. If the proposed Consolidation Agreement is effected, up to approximately 70,960 shares of Company Stock will be issued and outstanding. The Bank is authorized to issue 10,000 shares of common stock, par value $100, of which 8,938 shares were issued and outstanding on December 31, 1996.

DIVIDENDS

     The holders of Bank Stock are entitled to receive such dividends as may be paid on Bank Stock from time to time by the Bank's Board of Directors out of funds legally available therefor. Similarly, the holders of Company Stock will be entitled to dividends as may be paid from time to time by the Company's Board of Directors out of funds legally available therefor. Funds for the payment of dividends and costs of the Company are expected to be obtained primarily from dividends received from the Bank.

VOTING RIGHTS

     All voting rights are vested in the holders of Bank Stock, each share being entitled to one vote. The same is true for holders of Company Stock. Shareholders of the Bank do not have cumulative voting rights in the election of directors at any shareholders' meeting. Shareholders of Company Stock also will not have cumulative voting rights. Cumulative voting rights permit minority shareholders of an entity who control a significant block of stock to elect a representative to the Board of Directors.

     The Company's Articles of Incorporation include a "super-majority" provision requiring the holders of two-thirds of the voting power of the Company to approve a sale, merger, consolidation, liquidation, dissolution or other disposition of all or substantially all of the Company's assets when such transaction has not been approved by the Board of Directors. See "COMPARISON BETWEEN COMPANY STOCK AND BANK STOCK--ANTI-TAKEOVER PROVISIONS."

PREEMPTIVE AND OTHER RIGHTS

     Bank shareholders do have preemptive rights to acquire unissued or treasury shares. Holders of Company Stock do not have preemptive rights. Therefore, shareholders of Company Stock may have their percentage holdings reduced when Company Stock is issued. In addition, there are no conversion, redemption, sinking fund or similar provisions regarding Company Stock or Bank Stock.

ASSESSMENT

     Shares of Bank Stock are fully paid and nonassessable. Similarly, shares of Company Stock to be issued and delivered if the Consolidation Agreement is effected to Bank shareholders other than Flathead Shareholders will, when so issued and delivered, be fully paid and nonassessable.

LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up affairs of the Bank, the holders of Bank Stock would be entitled to share on a pro rata basis in the net assets of the Bank. Holders of Company Stock will be entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

     Because 10,000 shares of Bank Stock are authorized and 8,938 shares are issued and outstanding, Bank management could issue up to 1,062 additional shares of Bank Stock without prior approval of the shareholders. Currently those 1,062 shares of Bank Stock are reserved for issuance pursuant to the Bank's Stock Option Plan. See "DESCRIPTION OF THE BANK--STOCK OPTION PLAN." Montana law allows a corporation's Board of Directors to issue shares of stock up to the total amount of common stock authorized, without obtaining the prior approval of the existing shareholders. Because 500,000 shares of Company Stock are authorized and a maximum of 70,960 shares of Company Stock may be issued pursuant to the Consolidation Agreement, the Company's Board of Directors may later issue up to 429,040 additional shares of Company Stock without prior approval of the shareholders in order to raise additional capital for infusion in to the Bank or for other corporate purposes. If such stock were issued in the future, without first offering the stock to Company shareholders, the proportionate ownership of Company shareholders could be diluted, possibly to the point where a change in control of the Company could result. Such stock could also be issued to a friendly acquirer if the Company were threatened with a hostile takeover. Management currently has no plans to issue additional stock, except pursuant to the Stock Option Plan. See "DESCRIPTION OF THE BANK--EXECUTIVE COMPENSATION."

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation include a "super-majority" provision, requiring that the holders of two-thirds of the voting power of the Company must approve a sale, merger, consolidation, liquidation, dissolution or other disposition of all or substantially all of the Company's assets when such transaction has not been approved by the Board of Directors of the Company. This provision may not be amended unless first approved by the affirmative vote of at least two-thirds of the voting power of the Company. Under Montana law, the Company's Articles of Incorporation could have been drafted to permit such transactions to be effected upon approval of a majority of the votes cast on the proposal.

     This "super-majority" provision was included in the Articles of Incorporation to ensure that no fundamental changes in the Company are made without the overwhelming approval of shareholders. Another effect is that a minority of shareholders may block such a disposition that a majority of shareholders believes desirable.

     Shareholders should be aware that the anti-takeover provisions might discourage a tender offer for Company Stock which might be at a price above the prevailing market rate. Management believes that the advantages of the anti-takeover provisions to all shareholders of the Company outweigh any possible disadvantages resulting from the decrease in the likelihood of the Company becoming a target of a takeover bid which might be desired or favored by a majority of Company shareholders.

     Under Montana law, any merger or consolidation must be approved by the Board of Directors before being submitted to shareholders. A merger or consolidation, once approved by the Board of Directors, requires a two-thirds vote of shareholders for approval.

     The anti-takeover provisions in the Company's Articles of Incorporation may not deter an acquisition of the Company. It may, however, discourage attempts by other persons, companies or groups to acquire control of the Company without negotiation with the Company. Management believes that shareholders other than the person seeking control may suffer inequities and may not receive a fair price if the Company falls under the control of another person without that other person first negotiating with management to obtain the fairest terms for the shareholders and the Company.

     The Articles of Incorporation of the Company contain another provision that may be deemed to be "anti-takeover" in nature. This provision authorizes the issuance of 500,000 shares of Company Stock. The additional shares of Company Stock (in excess of the 70,960 shares to be issued in connection with the Consolidation Agreement) were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock option plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company. The overall effect of this provision may be to deter a future tender offer that a majority of the shareholders might possibly deem to be in their best interests as the offer might include a substantial premium over the market price of the Company Stock at that time. In addition, this provision may have the effect of assisting the Company's current management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Company's business.

                      INFORMATION CONCERNING ACCOUNTANTS

     The Bank's financial statements as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of Galusha Higgins & Galusha, Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                OTHER MATTERS

     The Special Meeting is called for the purposes set forth in the notice. Bank management does not know of any matter for action by shareholders at such meeting other than the matter described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management.

                               LEGAL OPINIONS

     The legality of the Company Stock to be issued pursuant to the Consolidation Agreement will be passed upon for the Company by the firm of Rothgerber, Appel, Powers & Johnson LLP.

     The law firm of Rothgerber, Appel, Powers & Johnson LLP, Suite 3000, 1200 17th Street, Denver, Colorado 80202, has served as special counsel to the Company in the preparation of the registration statement and the applications with the various bank regulatory authorities relating to the proposed acquisition. Further, the firm of Rothgerber, Appel, Powers & Johnson LLP will render its opinion regarding the tax consequences of the proposed acquisition. No members of that firm own Bank Stock, nor will any members of that firm own Company Stock as a result of the proposed transaction.

     The law firm is not employed on a contingent basis.

                        INDEX TO FINANCIAL STATEMENTS
                                                                      PAGE
                                                                      ----
Accountant's Compilation Report                                        F-1
Report of Certified Public Accountant                                  F-2
Financial Statements
     Statements of Financial Condition                                 F-3
     Statements of Income                                              F-4
     Statements of Shareholders' Equity                                F-5
     Statements of Cash Flows                                          F-6
     Notes to Financial Statements                                     F-7

                        ACCOUNTANTS' COMPILATION REPORT



To the Board of Directors
BankWest National Association
Kalispell, Montana


We have compiled the accompanying statement of financial condition of BankWest National Association as of September 30, 1996, and the related statements of income, shareholders' equity, and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying September 30, 1996 financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operation, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

The financial statements for the years ended December 31, 1995, 1994 and 1993, were audited by us, and we expressed an unqualified opinion on them in our report dated September 6, 1996 (see next page), but we have not performed any auditing procedures since that date.


Missoula, Montana
November 11, 1996

                    REPORT OF CERTIFIED PUBLIC ACCOUNTANTS'



To the Board of Directors
BankWest National Association
Kalispell, Montana


We have audited the accompanying statements of financial condition of BankWest National Association as of December 31, 1995, 1994 and 1993, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BankWest National Association as of December 31, 1995, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Missoula, Montana
September 6, 1996

                        BANKWEST NATIONAL ASSOCIATION
                      STATEMENTS OF FINANCIAL CONDITION
                         (See Accountants' Reports)

                                                                               (Audited)
                                                 (Compiled)                   December 31
                                                September 30   -----------------------------------------
                  ASSETS                            1996          1995            1994           1993
                                                -----------    -----------    -----------    -----------
Cash and due from banks                         $ 2,056,980    $ 1,353,150    $ 1,676,237    $ 1,256,080
Federal funds sold                                3,100,000        800,000              -        300,000
Securities available for sale                     4,173,258      4,711,057      3,701,687      4,387,222
Securities held to maturity                       2,712,148      2,390,746      3,445,209      3,937,266
Loans held for sale                                 620,450      1,109,732        210,470        254,817
Loans receivable, net of allowance for loan
 losses of $321,841 at September 30, 1996,
 $357,395 in 1995, $345,663 in 1994 and
 $243,332 in 1993                                29,638,563     27,923,805     24,003,889     18,621,050
Accrued interest receivable                         314,875        314,820        318,209        235,414
Premises and equipment                            1,560,968      1,566,333      1,344,702      1,139,549
Repossessed assets                                   31,046         38,723              -              -
Prepaid expenses                                     30,136         15,633         14,890         18,325
Other assets                                         26,979         50,026         29,283         40,832
                                                -----------    -----------    -----------    -----------
  Total assets                                  $44,265,403    $40,274,025    $34,744,576    $30,190,555
                                                -----------    -----------    -----------    -----------
                                                -----------    -----------    -----------    -----------


LIABILITIES AND  SHAREHOLDERS' EQUITY

LIABILITIES

 Demand deposits                                $10,676,843    $ 9,421,646    $ 9,612,403    $ 8,749,579
 Savings deposits                                 7,751,496      7,534,283      9,545,303      8,654,732
 Time deposits                                   18,598,702     17,484,949     11,414,151      8,963,530
                                                -----------    -----------    -----------    -----------
  Total deposits                                 37,027,041     34,440,878     30,571,857     26,367,841
Federal funds purchased                                   -              -        200,000              -
Dividends and interest payable                      170,829        211,539        137,642        104,034
Accrued expenses and
 other liabilities                                   80,448        118,350         23,467        161,857
Long-term debt                                    2,767,090      1,738,417        831,880        932,092
                                                -----------    -----------    -----------    -----------
  Total liabilities                              40,045,408     36,509,184     31,764,846     27,565,824
                                                -----------    -----------    -----------    -----------


SHAREHOLDERS' EQUITY

 Common stock, $100 par value; 10,000
  shares authorized; 8,540, 8,540, 8,000
  and 8,000 shares issued and outstanding
  at September 30, 1996 and December 31,
  1995, 1994 and 1993, respectively                 854,000        854,000        800,000        800,000
 Additional paid-in capital                         859,400        859,400        800,000        800,000
 Retained earnings                                2,523,880      2,062,004      1,510,508      1,003,390
 Net unrealized appreciation (depreciation)
  on available-for-sale securities, net of
  deferred tax credit (asset) of $11,051 at
  September 30, 1996, and $6,752 in 1995,
  $83,612 in 1994 and $(13,853) in 1993             (17,285)       (10,563)      (130,778)        21,341
                                                -----------    -----------    -----------    -----------

   Total shareholders' equity                     4,219,995      3,764,841      2,979,730      2,624,731
                                                -----------    -----------    -----------    -----------
   Total liabilities and shareholders' equity   $44,265,403    $40,274,025    $34,744,576    $30,190,555
                                                -----------    -----------    -----------    -----------
                                                -----------    -----------    -----------    -----------

  The accompanying notes are an integral part of these financial statements.

                        BANKWEST NATIONAL ASSOCIATION
                             STATEMENTS OF INCOME
                            FOR THE PERIODS ENDED
                          (See Accountants' Reports)

                                                                             12 Months
                                                  9 Months      ---------------------------------------
                                                ------------                 (Audited)
                                                 (Compiled)                 December 31
                                                September 30   ---------------------------------------
                                                     1996          1995          1994          1993
                                                 -----------   -----------   -----------   -----------
INTEREST INCOME
  Loans receivable                               $ 2,276,403   $ 2,664,425   $ 2,100,422   $ 1,705,116
  Securities available for sale                      203,916       224,516       193,135       222,354
  Securities held to maturity                         57,355       129,538       179,784       197,182
  Federal funds sold                                  55,006        82,881        27,784        30,825
  Deposits with banks                                 17,112        19,682        19,062        27,816
                                                 -----------   -----------   -----------   -----------
      Total interest income                        2,609,792     3,121,042     2,520,187     2,183,293
                                                 -----------   -----------   -----------   -----------

INTEREST EXPENSE
  Deposits                                         1,094,917     1,225,910       812,001       787,601
  Federal funds purchased                              2,567         9,802        13,526         1,152
  Other borrowed funds                                53,562        89,110        48,212        37,025
                                                 -----------   -----------   -----------   -----------

      Total interest expense                       1,151,046     1,324,822       873,739       825,778
                                                 -----------   -----------   -----------   -----------

NET INTEREST INCOME                                1,458,746     1,796,220     1,646,448     1,357,515
PROVISION FOR LOAN LOSSES                             49,000        36,000        77,000        88,000
                                                 -----------   -----------   -----------   -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                  1,409,746     1,760,220     1,569,448     1,269,515
                                                 -----------   -----------   -----------   -----------

NONINTEREST INCOME
  Service charges                                    219,537       283,521       268,620       242,479
  Loan servicing fees                                248,163       308,993       331,640       510,552
  Net realized gains (losses) on sales of
    available-for-sale securities                       (127)           60        (2,587)       (8,812)
  Net gains (losses) from sale of fixed assets             -         4,395         4,305       (10,617)
  Other income                                       128,635       137,061       128,510       113,459
                                                 -----------   -----------   -----------   -----------

      Total other income                             596,208       734,030       730,488       847,061
                                                 -----------   -----------   -----------   -----------

NONINTEREST EXPENSES

  Salaries and employee benefits                     734,203       960,701       887,060       806,555
  Occupancy expense                                  185,775       232,600       194,025       196,829
  Other expense                                      333,840       373,806       373,233       337,305
                                                 -----------   -----------   -----------   -----------

      Total other expenses                         1,253,818     1,567,107     1,454,318     1,340,689
                                                 -----------   -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                           752,136       927,143       845,618       775,887

INCOME TAX EXPENSE                                   287,251       331,372       298,500       313,000
                                                 -----------   -----------   -----------   -----------

NET INCOME                                       $   464,885   $   595,771   $   547,118   $   462,887
                                                 -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                        BANKWEST NATIONAL ASSOCIATION
                             STATEMENTS OF INCOME
                            FOR THE PERIODS ENDED
                          (See Accountants' Reports)

                                                                                     Net Unrealized
                                                                                       Appreciation
                                                           Additional                (Depreciation) on       Total
                                                Common      Paid-in      Retained    Available-for-Sale   Shareholders'
                                                 Stock      Capital      Earnings        Securities          Equity
                                               ---------   ----------  ------------  ------------------   -------------
Balance at December 31, 1992                   $ 800,000   $ 800,000   $    580,503      $   15,442       $  2,195,945
  Net income for 1993                                 -           -         462,887              -             462,887
  Cash dividends paid                                 -           -         (40,000)             -             (40,000)
  Net changes in unrealized appreciation
    on available-for-sale securities, net of
    taxes $(13,853)                                   -           -              -            5,899              5,899
                                               ----------  ---------   ------------      ----------       ------------

Balance at December 31, 1993                     800,000     800,000      1,003,390          21,341          2,624,731
  Net income for 1994                                 -           -         547,118              -             547,118
  Cash dividends paid                                 -           -         (40,000)             -             (40,000)
  Net changes in unrealized depreciation
    on available-for-sale securities, net of
    taxes of $80,154                                  -           -              -         (152,119)          (152,119)
                                               ----------  ---------   ------------      ----------       ------------

Balance at December 31, 1994                     800,000     800,000      1,510,508        (130,778)         2,979,730
  Net income for 1995                                 -           -         595,771              -             595,771
  Cash dividends paid                                 -           -         (42,700)             -             (42,700)
  Sale of 540 shares, at $210 each                54,000      59,000             -               -             113,400
  Net changes in unrealized depreciation
    on available-for-sale securities, net of
    taxes of $6,752                                   -           -              -          120,215            120,215
  Prior period adjustment                             -           -          (1,575)             -              (1,575)
                                               ----------  ---------   ------------      ----------       ------------

Balance at December 31, 1995                     854,000     859,400      2,062,004         (10,563)         3,764,841
  Net income, January 1 to September 30,
    1996 (Compiled)                                   -           -         464,885              -             464,885
  Net changes in unrealized depreciation
    on available-for-sale securities, net of
    taxes of $11,051 (Compiled)                       -           -              -           (6,722)            (6,722)
  Prior period adjustment                             -           -          (3,009)             -              (3,009)
                                               ----------  ---------   ------------      ----------       ------------

Balance at September 30, 1996 (Compiled)       $ 854,000   $ 859,400   $  2,523,880      $  (17,285)      $  4,219,995)
                                               ----------  ---------   ------------      ----------       ------------
                                               ----------  ---------   ------------      ----------       ------------

   The accompanying notes are an integral part of these financial statements.

                     BANKWEST NATIONAL ASSOCIATION
                        STATEMENTS OF CASH FLOWS
                         FOR THE PERIODS ENDED
                       (See Accountants' Reports)

                                                                                  12 Months
                                                      9 Months      ---------------------------------------
                                                    ------------                  (Audited)
                                                     (Compiled)                  December 31
                                                    September 30   ---------------------------------------
                                                         1996         1995          1994           1993
                                                    ------------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $   464,885   $   595,771   $   547,118   $   462,887
                                                     -----------   -----------   -----------   -----------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                        111,700       138,455       120,660       121,436
    Provision for loan losses                             49,000        30,000        77,000        84,000
    Net increase (decrease) in loans held for sale       489,282      (899,262)       44,347       205,438
    Net realized gains on available-for-sale
     securities                                           (6,722)      120,215      (152,119)       (3,974)
    (Increase) decrease in accrued interest receivable       (55)        3,389       (82,795)      (39,062)
    Increase in accrued expense and other liabilities    (93,115)      168,037      (101,347)      (52,630)
    (Increase) decrease in other assets                   27,715       (61,041)       11,549       (23,775)
                                                     -----------   -----------   -----------   -----------
    Total adjustments                                    577,805      (500,207)      (82,705)      291,433
                                                     -----------   -----------   -----------   -----------
  Net cash provided by operating activities            1,042,690        95,564       464,413       754,320
                                                     -----------   -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold       (2,300,000)     (800,000)      300,000     2,680,000
  Proceeds and maturities from available-for-sale
   securities                                            537,799       300,089     2,052,868     3,715,488
  Purchases of available-for-sale securities                  -     (1,309,459)   (1,367,333)   (1,615,236)
  Proceeds from held-to-maturity securities                   -      1,054,463       492,057       550,195
  Purchases of held-to-maturity securities              (321,402)           -             -     (4,487,461)
  Net increase (decrease) in loans                    (1,763,758)   (3,949,916)   (5,459,839)   (4,732,014)
  Net purchases of premises and equipment               (106,335)     (360,086)     (325,813)      (79,891)
                                                     -----------   -----------   -----------   -----------
  Net cash used in investing activities               (3,953,696)   (5,064,909)   (4,308,060)   (3,968,919)
                                                     -----------   -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in non-interest bearing
   demand, savings, and deposit accounts               1,472,410    (2,201,777)    1,753,395     2,079,808
  Net increase in time deposits                        1,113,753     6,070,798     2,450,621        66,677
  Net increase (decrease) in federal funds purchased          -       (200,000)      200,000            -
  Issuance of common stock                                    -        113,400            -             -
  Net proceeds (payment) of long-term debt             1,028,673       906,537      (100,212)      802,201
  Dividends paid                                              -        (42,700)      (40,000)      (40,000)
                                                     -----------   -----------   -----------   -----------
  Net cash provided by financing activities            3,614,836     4,646,258     4,263,804     2,908,686
                                                     -----------   -----------   -----------   -----------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS       703,830      (323,087)      420,157      (305,913)

CASH AND DUE FROM BANKS
  Beginning of period                                  1,353,150     1,676,237     1,256,080     1,561,993
                                                     -----------   -----------   -----------   -----------

CASH AND DUE FROM BANKS
  End of period                                      $ 2,056,980   $ 1,353,150   $ 1,676,237   $ 1,256,080
                                                     -----------   -----------   -----------   -----------
                                                     -----------   -----------   -----------   -----------

TAXES PAID                                           $   377,353   $   338,430   $   345,992   $   348,258
                                                     -----------   -----------   -----------   -----------
                                                     -----------   -----------   -----------   -----------

INTEREST PAID                                        $ 1,149,056   $ 1,253,626   $   840,130   $   842,653
                                                     -----------   -----------   -----------   -----------
                                                     -----------   -----------   -----------   -----------

The accompanying notes are an integral part of these financial statements.

                         BANKWEST NATIONAL ASSOCIATION
                         NOTES TO FINANCIAL STATEMENTS
                           (See Accountants' Reports)

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NATURE OF OPERATIONS. The Company provides traditional banking services in Kalispell, Montana. Most of the Bank's customers are retail customers and small to medium size businesses.

       CASH EQUIVALENTS. For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks."

       SECURITIES HELD TO MATURITY. Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

       SECURITIES AVAILABLE FOR SALE. Available-for-sale securities consist of bonds, notes debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

       Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

       Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

       Premiums and discounts are recognized in interest income using the interest method over the period to maturity or anticipated call date.

       LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

       LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

       Discounts and premiums on purchased residential real estate loans are amortized to income over the remaining period to contractual maturity.

       Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

       INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
                                                              --Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS
                          (See Accountants' Reports)

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

       PREMISES AND EQUIPMENT. Land is carried at cost. Bank premises, furniture, and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method.

       FINANCIAL INSTRUMENTS. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

       OFF-BALANCE-SHEET INSTRUMENTS. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

       FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

       CASH AND SHORT TERM INSTRUMENTS. The carrying amounts of cash and short-term instruments approximate their fair value.

       AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

       LOANS RECEIVABLE. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

       DEPOSIT LIABILITIES. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       SHORT-TERM BORROWINGS. The carrying amounts of federal funds purchased approximate their fair values.

       LONG-TERM DEBT. The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

       ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

       USE OF ESTIMATES. The preparation of financial statements in conformtiy with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                                              --Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS
                         (See Accountants' Reports)

NOTE B DEBT AND EQUITY SECURITIES

        Debt and equity securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                            Gross         Gross
                                            Amortized    Unrealized    Unrealized      Fair
                                               Cost         Gains        Losses        Value
                                            ----------   ----------    ----------   ----------
       AVAILABLE-FOR-SALE SECURITIES:
       December 31, 1995
         Equity securities                  $  157,566    $   -         $  2,190    $  155,376
         U.S. government and agency
          securities                         3,614,608      3,881         23,854     3,594,635
         State and municipal securities        956,198      5,371            523       961,046
                                            ----------    -------       --------    ----------
                                            $4,728,372    $ 9,252       $ 26,567    $4,711,057
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------
       December 31, 1994
         Equity securities                  $  696,621    $   -         $ 10,679    $  685,942
         U.S. government and agency
          securities                         3,215,998        -          200,253     3,015,745
         State and municipal securities            -          -              -             -
                                            ----------    -------       --------    ----------
                                            $3,912,619    $   -         $210,932    $3,701,687
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------
       December 31, 1993
         Equity securities                  $  896,724    $31,247       $    -      $  927,971
         U.S. government and agency
          securities                         3,455,304     21,026         17,079     3,459,251
         State and municipal securities            -          -              -             -
                                            ----------    -------       --------    ----------
                                            $4,352,028    $52,273       $ 17,079    $4,387,222
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------
       HELD-TO-MATURITY SECURITIES:
       December 31, 1995
         U.S. government and agency
          securities                        $1,807,196    $ 3,444       $ 13,862    $1,796,778
         State and municipal securities        270,650        534            589       270,705
         Other securities                      312,900        -              -         312,900
                                            ----------    -------       --------    ----------
                                            $2,390,746    $ 4,033       $ 14,396    $2,380,383
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------
       December 31, 1994
         U.S. government and agency
          securities                        $1,930,122    $   -         $135,087    $1,795,035
         State and municipal securities      1,218,787        -           40,185     1,178,602
         Other securities                      296,300        -              -         296,300
                                            ----------    -------       --------    ----------
                                            $3,445,209    $   -         $175,272    $3,269,937
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------
       December 31, 1993
         U.S. government and agency
          securities                        $1,664,821    $ 2,794       $  9,312    $1,658,303
         State and municipal securities      1,998,545     30,058            -       2,028,603
         Other securities                      273,900        -              -         273,900
                                            ----------    -------       --------    ----------
                                            $3,937,266    $32,852       $  9,312    $3,960,806
                                            ----------    -------       --------    ----------
                                            ----------    -------       --------    ----------

                                                                     -Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS
                          (See Accountants' Report)

NOTE B DEBT AND EQUITY SECURITIES, continued

       Gross realized gains and gross realized losses on sales of available-for-sale securities were $163 and $103, respectively, in 1995, $3,453 and $6,040, respectively, in 1994, and $5,774 and
       $14,586, respectively, in 1993.

       The scheduled maturities of securities held-to-maturity and securities (other than "other securities") available-for-sale at December 31, 1995, were as follows:

                                    Held-to-maturity Securities    Available-for-sale Securities
                                    ---------------------------    -----------------------------
                                      Amortized         Fair       Amortized            Fair
                                        Cost            Value         Cost              Value
                                    -----------      ----------    ----------        -----------
       Due in one year or less       $  378,435      $  379,094    $1,583,454        $1,580,637
       Due from one to five years     1,584,072       1,571,918     3,144,918         3,130,420
       Due from five to ten years        83,375          84,192           -                 -
       Due after ten years               31,962          32,275           -                 -
                                     ----------      ----------    ----------        ----------
                                     $2,077,844      $2,067,479    $4,728,372        $4,711,057
                                     ----------      ----------    ----------        ----------
                                     ----------      ----------    ----------        ----------

       For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

       Assets, principally securities, carried at approximately $475,371 at December 31, 1995, $0 at December 31, 1994 and $0 at December 31, 1993, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE C LOANS RECEIVABLE

       The components of loans in the statements of financial condition were as follows:

                                       1995           1994          1993
                                   -----------    -----------   -----------
       Commercial                  $15,144,776    $11,707,010   $ 9,263,996
       Consumer                     10,480,297     10,252,396     7,831,354
       Real estate construction      2,204,915      2,000,614     1,428,210
       Credit card                     377,633        314,475       268,363
       Overdrafts                       43,760         42,384        37,542
       Contracts                        29,819         32,673        34,917
                                   -----------    -----------   -----------
         Subtotal                   28,281,200     24,349,552    18,864,382
       Allowance for loan losses      (357,395)      (345,663)     (243,332)
                                   -----------    -----------   -----------
                                   $27,923,805    $18,621,050   $24,003,889
                                   -----------    -----------   -----------
                                   -----------    -----------   -----------

                                                                     -Continued

                     BANKWEST NATIONAL ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
                       (See Accountants' Reports)

NOTE C  LOANS RECEIVABLE

        An analysis of the change in the allowance for loan losses follows:

                                               1995       1994          1993
                                            ---------   ---------    ---------

        Balance at January 1                $ 345,663   $ 243,332    $ 160,776

        Loans charged off                     (30,308)       (300)     (16,212)
        Recoveries                              9,413      25,936       14,182
                                            ---------   ---------    ---------

          Net loans charged off               (20,895)     25,636       (2,030)

        Provisions for loan losses             30,000      77,000       84,000
        Net change in credit card reserve       2,627        (305)         586
                                            ---------   ---------    ---------

        Balance at December 31              $ 357,395   $ 345,663    $ 243,332
                                            ---------   ---------    ---------
                                            ---------   ---------    ---------


        Impairment of loans having recorded investments of $72,144 at December 31, 1995, and $15,943 at December 31, 1994 and $8,095 at
        December 31, 1993 has been recognized in conformity  with FASB
        Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1995, 1994 and 1993 was $9,650, $8,023 and $6,112, respectively. The total allowance for loan losses related to these loans was $25,907, $7,991 and $0 on December 31, 1995, 1994 and 1993, respectively. Interest income on impaired loans of $962, $467 and $463 was recognized for cash payments received in 1995, 1994 and 1993, respectively.

        The Bank is not committed to lend additional funds to debtors whose loans have been modified.


NOTE D  PREMISES AND EQUIPMENT

        Components of properties and equipment included in the statements of financial condition at December 31, 1995, 1994 and 1993 were as follows:

                                           1995         1994          1993
                                        -----------  -----------   -----------

          Land                          $   297,225  $   297,225   $   230,595
          Bank premises                   1,120,387      741,176       761,176
          Furniture                         301,152      171,270       167,576
          Equipment                         434,851      386,092       354,200
          Construction in progress               -       225,224            -
                                        -----------  -----------   -----------

             Total cost                   2,153,615    1,820,987     1,513,547
        Less accumulated depreciation       587,282      476,285       373,998
                                        -----------  -----------   -----------

          Net book value                $ 1,566,333  $ 1,344,702   $ 1,139,549
                                        -----------  -----------   -----------
                                        -----------  -----------   -----------


                                                                    -Continued

                     BANKWEST NATIONAL ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
                     (See Accountants' Compilation)

NOTE E  LOAN SERVICING

        Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $9,323,925, $5,258,280 and $3,004,921 at December 31, 1995, 1994 and 1993, respectively.

        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $34,703, $15,319 and $58,896 at December 31, 1995, 1994 and 1993,
        respectively.


NOTE F  DEPOSITS

        The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000 was approximately $3,006,181, $1,652,193 and $1,380,629 in 1995, 1994 and 1993, respectively.

        At December 31, 1995, the scheduled maturities of CDs are as follows:

                       1996                    $ 9,862,289
                       1997                      5,351,139
                       1998                      1,932,248
                       1999                         55,409
                       2000 and thereafter         283,864
                                               -----------
                                               $17,484,949
                                               -----------
                                               -----------

NOTE G  LONG-TERM DEBT

        Long-term debt consisted of the following at year-end:

                                                 1995        1994      1993
                                             -----------  ---------  ---------

        Federal Home Loan Bank at Seattle    $ 1,658,222  $ 738,222  $ 818,222
        8% note, Glen Graham                      29,567     33,179     36,548
        8% note, FT O'Boyle                       44,876     52,820     60,219
        8% note, Terry O'Boyle                     5,752      7,659     13,932
        Kalispell Development Corporation             -          -       3,171
                                             -----------  ---------  ---------

          Total Bank                         $ 1,738,417  $ 831,880  $ 932,092
                                             -----------  ---------  ---------
                                             -----------  ---------  ---------

        The 8% notes are secured by real property and are payable as follows:

                                         Monthly       Payments
                                         Payment      Due Through
                                         -------      -----------

        Glen Graham                       $485         May 2017
        FT O'Boyle                        $999       February 2017
        Terry O'Boyle                     $192       February 2017


                                                                    -Continued

                    BANKWEST NATIONAL ASSOCIATION
                    NOTES TO FINANCIAL STATEMENTS
                      (See Accountants' Reports)

NOTE G  LONG-TERM DEBT, continued

        The composition of the Federal Home Land Bank of Seattle liability at year-end follows:

                                                          1995        1994      1993
                                                     ----------    ---------  ---------
        Fixed at 5.32%; matures April 1998           $  470,000    $ 470,000  $ 470,000
        Amortized at 4.73%; matures April 1998          188,222      268,222    348,222
        Adjustable at 5.87%; matures February 1996    1,000,000           -          -
                                                     ----------    ---------  ---------

                                                     $1,658,222    $ 738,222  $ 818,222
                                                     ----------    ---------  ---------
                                                     ----------    ---------  ---------

NOTE H  FINANCIAL INSTRUMENTS

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

        COMMITMENTS TO EXTEND CREDIT AND FINANCIAL GUARANTEES. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis.
        The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

                     BANKWEST NATIONAL ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
                       (See Accountants' Reports)

NOTE H  FINANCIAL INSTRUMENTS, continued

        The Bank has not been required to perform on any financial guarantees during the past three years. The Bank has not incurred any losses on its commitments in 1995, 1994 or 1993.

        The estimated fair values of the Bank's financial instruments were as follows at:

                                      December 31, 1995         December 31, 1994          December 31, 1993
                                   -----------------------   ------------------------   ------------------------
                                    Carrying      Fair        Carrying       Fair        Carrying       Fair
                                     Amount       Value        Amount        Value        Amount        Value
                                   ----------   ----------   -----------   ----------   -----------   ----------
        Financial assets:
          Cash and due from banks
           and federal funds sold  $ 2,153,150  $2,153,150   $ 1,676,237   $1,676,237   $ 1,556,080   $1,556,080
          Securities available
           for sale                  4,771,057   4,711,037     3,701,687    3,701,687     4,387,222    4,397,222
          Securities held to
           maturity                  2,390,746   2,380,383     3,445,209    3,269,937     3,937,266    3,960,806
          Loans receivable          27,932,805          *     24,003,889           *     18,621,050           *
          Accrued  interest
           receivable                  314,820     314,820       318,209      318,209       235,414      235,414
          Loans held for sale        1,109,732          *        210,470           *        254,817           *
        Financial liabilities:
          Deposit liabilities       34,440,878          *     30,571,857           *     26,367,841           *
          Short-term borrowings             -           -        200,000      200,000            -            -
          Long-term debt             1,738,417   1,738,417       831,880      831,880       932,092     932,092
        Off-balance sheet
         liabilities:
          Letters of credit                        125,500                    152,698                   257,903

        *Information is not available.

        A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1995 follows:

                                                                  Notional
                                                                   Amount
                                                                 ----------
        Commitments to extend credit                             $4,446,915
        Credit card arrangements                                  1,203,041
        Letters of credit                                           125,500
                                                                 ----------
                                                                 $5,775,456
                                                                 ----------
                                                                 ----------

NOTE I  INCOME TAXES

        The Bank files federal income tax returns on a calendar-year basis. If certain conditions are met in determining taxable income, the Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8 percent) or on specified experience formulas. The Bank used the percentage-of-taxable-income method in 1993, 1994 and 1995.

        The provision for income taxes consisted of the following for the years ended December 31:

                                                1995        1994       1993
                                              ---------   --------   --------
        Current tax provision:
          Federal                             $ 291,620   $256,000   $252,500
          State                                  68,445     60,000     60,500
                                              ---------   --------   --------
                                                360,005    316,000    313,000
        Deferred  taxes                         (28,693)   (17,500)    18,000
                                              ---------   --------   --------
                                              $ 331,372   $298,500   $331,000
                                              ---------   --------   --------
                                              ---------   --------   --------

                                                                  --Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS
                          (See Accountants' Reports)

NOTE I  INCOME TAXES, continued

        Deferred tax assets and liabilities included in other assets/liabilities at December 31 consist of the following:

                                                1995       1994       1993
                                              --------   --------   --------
        Deferred tax assets:
          Allowance for loan losses           $136,190   $ 92,293   $ 65,259
          Net unrealized depreciation in
           availabe-for-sale securities          6,753     80,154         -
                                              --------   --------   --------
                                               142,943    172,447     65,259
                                              --------   --------   --------
        Deferred tax liabilities:
          Accumulated depreciation              35,927     31,544     34,450
          Net unrealized appreciation on
           available-for-sale securities            -          -      13,645
          Other                                 60,151     49,330     36,890
                                              --------   --------   --------
                                                96,078     80,874     84,985
                                              --------   --------   --------

        Net deferred tax asset (liability)    $ 46,865   $ 91,573   $(19,726)
                                              --------   --------   --------
                                              --------   --------   --------

NOTE J  RELATED PARTIES

        The Bank has entered into transactions with its directors, significant shareholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1995 was $219,704. During 1995, new loans to such related parties amounted to $174,344.

NOTE K  COMMITMENTS AND CONTINGENCIES

        In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements, and it is Bank management opinion that these items do not significantly impact the financial statements.

NOTE L  RESTRICTIONS ON RETAINED EARNINGS

        BankWest is not under any regulatory restrictions limiting the amount of dividends it may declare other than the restrictions specified for banks in 12 USC 60 (b). Pursuant to this law, approximately $1,597,000 of retained earnings is available for dividends without prior regulatory approval.

NOTE M  REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                                                     --Continued

                        BANKWEST NATIONAL ASSOCIATION
                        NOTES TO FINANCIAL STATEMENTS
                          (See Accountants' Reports)

NOTE M  REGULATORY MATTERS, continued

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1995, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's actual capital amounts and ratios are also presented in the table. Totals of $357,395, $345,662 and $243,332 were deducted from capital for interest-rate risk in 1995, 1994 and 1993, respectively.

                                            Actual           Minimum Ratio
                                         (In Thousands)         Capital
                                       ------------------       Adequacy
                                       Amount      Ratio        Purpose
                                       ------      ------    -------------
        As of December 31,1995:
          Total Capital (to Risk
           Weighted Assets)            $4,130      14.36%          8.00%
          Teir I Capital (to Risk
           Weighted Assets)            $3,773      13.12%          4.00%
          Teir I Capital (to Total
           Assets)                     $3,773       9.11%          3.00%
        As of December 31, 1994:
          Total Capital (to Risk
           Weighted Assets)            $3,409      13.51%          8.00%
          Teir I Capital (to Risk
           Weighted Assets)            $3,093      12.26%          4.00%
          Teir I Capital (to Total
           Assets)                     $3,093       8.78%          3.00%

        As of December 31, 1993:
          Total Capital (to Risk
           Weighted Assets)            $2,848       13.59%          8.00%
          Teir I Capital (to Risk
           Weighted Assets)            $2,605       12.53%          4.00%
          Teir I Capital (to Total
           Assets)                     $2,605        8.36%          3.00%

NOTE N  STOCK OPTIONS

        Several employees and former employees of the Company have stock options in BankWest. The following schedule details the total options exercised during the period under audit and the total outstanding at December 31, 1995:

        Options outstanding, Beginning of period                     1,800
        Shares exercised, August 1995 at $210 per share               (540)
                                                                     -----
          Total options outstanding at December 31, 1995             1,260
                                                                     -----
                                                                     -----

        All of the options listed above are priced at $210 per share and expire in February 1999.

                                                                    --Concluded

                                    EXHIBIT A

                              PLAN OF CONSOLIDATION
                           AND CONSOLIDATION AGREEMENT


     THIS PLAN OF CONSOLIDATION AND CONSOLIDATION AGREEMENT (the "Agreement") is executed this 10th day of December, 1996, by and between BANKWEST, NATIONAL ASSOCIATION, Kalispell, Montana, BANKWEST INTERIM BANK, N.A. (In Organization), Kalispell, Montana, and BANKWEST FINANCIAL, INC., a Montana corporation.

     WHEREAS, the Boards of Directors of BankWest, National Association, BankWest Interim Bank, N.A. and BankWest Financial, Inc. have each approved and authorized the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of these premises and the covenants contained herein, the parties hereto enter into this Agreement and prescribe the terms and conditions of the consolidation and the manner of carrying it into effect as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     1.1. "PROXY MATERIALS" shall mean the materials to be distributed to Shareholders prior to the Shareholders Meeting which describe the Agreement.

     1.2. "SHAREHOLDERS MEETING" shall mean the meeting of Shareholders called for the purpose of approving and ratifying the terms and conditions of the Agreement and the Consolidation.

     1.3. "SHAREHOLDER" shall mean a holder of shares of Bank Stock of record as of the Effective Date.

     1.4. "DISSENT" shall mean a properly perfected right of dissent and appraisal under federal law.

     1.5. "BANK STOCK" shall mean shares of the $100.00 par value common stock of the Bank, of which 10,000 shares are authorized and 8,938 shares are issued and outstanding as of the date of this Agreement.

     1.6. "BANK" shall mean BankWest, National Association, a national bank organized under the laws of the United States of America, having its principal office in Kalispell, Montana.

     1.7. "COMPANY STOCK" shall mean shares of the common stock of the Company, of which 500,000 shares are authorized and no shares are issued and outstanding as of the date of this Agreement.

     1.8. "COMPANY" shall mean BankWest Financial, Inc. a corporation duly organized under the laws of the State of Montana and having its registered office in Kalispell, Montana.

     1.9. "CONSOLIDATION" shall mean the business combination of the Interim Bank with the Bank, as described more fully herein, pursuant to which the Continuing Bank shall carry on its business under the charter of the Bank.

     1.10. "CONTINUING BANK" shall mean the banking institution which results from the Consolidation, which shall operate under the charter of the Bank and the name of "BankWest, National Association."

     1.11. "EFFECTIVE DATE" shall mean the date of consummation of the Consolidation as specified in the certificate to be issued by the Office of the Comptroller of the Currency, under the seal of his office, approving the Consolidation.

     1.12. "INTERIM BANK STOCK" shall mean shares of the common stock of the Interim Bank.

     1.13. "INTERIM BANK" shall mean BankWest Interim Bank, N.A. (In Organization), a national bank being organized under the laws of the United States, having its principal office in Kalispell, Montana. Immediately prior to the Effective Date of the Consolidation, all of the outstanding shares of Interim Bank Stock shall be owned by the Company.

                                   ARTICLE II.
                                  CONSOLIDATION

     2.1. CHARTER. Upon the Effective Date, the Bank shall consolidate with the Interim Bank and shall operate as the Continuing Bank under the Charter and Articles of Association of the Bank, pursuant to the provisions of, and with the effect provided in, the Act of Congress of November 7, 1918, as last amended (12 U.S.C. Section 215). The name of the Continuing Bank shall be "BankWest, National Association." The business of the Continuing Bank shall be that of a national bank, its Articles of Association shall be the Articles of the Bank, and its office shall be the office of the Bank.

     2.2. ASSETS. Upon the Effective Date, the corporate existence of the Bank and the Interim Bank shall be consolidated into and continued in the Bank, and the Continuing Bank shall be deemed to be the same corporation as the Bank. All rights, franchises and interests of the Bank and the Interim Bank, respectively, in and to every type of property (real, personal and mixed) and choses-in-action shall be transferred to and vested in the Continuing Bank by virtue of such Consolidation without any deed or other transfer.

     2.3. LIABILITIES. Upon the Effective Date, the Continuing Bank shall be liable for all liabilities of the Bank and the Interim Bank, and all deposits, debts, liabilities, obligations and contracts of the Bank and of the Interim Bank, respectively matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of the Bank or the Interim Bank, as the case may be, shall be those of the Continuing Bank and shall not be released or impaired by the Consolidation. All rights of creditors and other obligees and all liens on property of either the Bank or the Interim Bank shall be preserved unimpaired.

     2.4. BOARD OF DIRECTORS. Upon the Effective Date, the Board of Directors of the Continuing Bank shall consist of all the persons who are directors of the Bank immediately prior to the Effective Date.

     2.5. CAPITAL. Upon the Effective Date, the capital and surplus of the Interim Bank shall be returned to the Company in cancellation of all of the shares of Interim Bank Stock issued therefor. Upon the Effective Date, the capital and surplus of the Continuing Bank shall consist of the capital and surplus of the Bank immediately prior to the Consolidation.

     2.6. DIVIDEND. Upon the Effective Date, and subject to any limitations imposed by national banking laws, the Continuing Bank shall declare and pay a dividend to the Company in an amount equal to (i) all interest accrued on debt incurred to capitalize the Interim Bank and (ii) any debt incurred to organize the Company.

                                  ARTICLE III.
                                BANK SHAREHOLDERS

     3.1. SHAREHOLDERS WHO ARE TO RECEIVE CASH PAYMENT. Flathead Holding Company of Big Fork, Montana ("Flathead"), or those directors of the Company which shall have purchased shares of Bank Stock from Flathead pursuant to a Stock Purchase Agreement dated December 5, 1996, a copy of which is attached hereto as EXHIBIT A, shall receive on the Effective Date a cash payment in an amount equal to $815.00 per share of Bank Stock owned by them on the Effective Date (the "Purchase Price") and represented by certificates for Bank Stock surrendered to the Company on the Effective Date. The Purchase Price shall be adjusted pursuant to Section 2 of the Stock Purchase Agreement. The Company shall purchase no more than 2,001 shares of Bank Stock for cash pursuant to this Section 3.1.

     3.2. SHAREHOLDERS WHO ARE TO RECEIVE COMPANY STOCK. All Shareholders other than those described in Section 3.1 hereto, or who may Dissent to the Consolidation as provided in Section 3.3 hereto, shall receive ten (10) shares of Company Stock for each one (1) share of Bank Stock owned by him or her on the Effective Date.

Upon the Effective Date, each share of Bank Stock held of record by a Shareholder (other than those Shareholders described in Sections 3.1 and 3.3 hereto) shall, IPSO FACTO, and without any action on the part of such Shareholder, become and be converted into ten (10) shares of Company Stock and outstanding certificates representing shares of Bank Stock shall thereafter represent shares of Company Stock. Each such Shareholder, upon surrender in proper form to the Continuing Bank for cancellation of one or more stock certificates which prior to the Effective Date represented shares of Bank Stock (the "Old Certificates"), shall be entitled to receive as evidence of the shares so converted one or more stock certificates bearing the name of the Company as issuer (the "New Certificates") and representing ten (10) shares of Company Stock for each one (1) share of Bank Stock represented by the Old Certificates. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the ownership of the number of shares of Company Stock which the holder thereof would be entitled to receive upon its surrender, except that the Company may withhold, from the holder of shares represented by such Old Certificate, distribution of any or all dividends declared by the Company on such shares of Company Stock until such time as the Old Certificates shall be surrendered in exchange for New Certificates. Upon surrender, dividends so withheld by the Company with respect to shares of Company Stock shall be delivered without interest thereon to the shareholder to whom such New Certificates are issued.

     3.3. DISSENT. Any Shareholder who has voted against the Consolidation at the Shareholders Meeting, or has given notice in writing at or prior to such meeting to the presiding officer that such Shareholder dissents from the Consolidation, shall be entitled to receive the value of the shares of Bank Stock so held by him (if and when the Consolidation is consummated), upon written request made to the Continuing Bank, accompanied by the surrender of his stock certificates, at any time before thirty (30) days after the Effective Date.

          3.3.1. The value of the shares of Bank Stock as to which proper Dissent is made shall be ascertained, as of the Effective Date, by an appraisal made by a committee of three persons, selected as follows: (i) one selected by the vote of the Shareholders holding a majority of Bank Stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (ii) one selected by the directors of the Continuing Bank; and (iii) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting Shareholder who has requested payment, such Shareholder may, within five (5) days after being notified of the appraised value of such shares of Bank Stock, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

          3.3.2. If, within ninety (90) days from the Effective Date, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares of Bank Stock, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by the Company. The value of the shares ascertained shall be promptly paid by the Company.

     3.4. OPTIONS. Any options or rights to purchase shares of Bank Stock outstanding upon the Effective Date shall become and be converted into options or rights to purchase shares of Company Stock. Upon the Effective Date, the obligations of the Bank with respect thereto shall be assumed by the Company with the same terms and conditions. Each option or right to acquire one (1) share of Bank Stock shall become and be converted into an option or right to acquire ten (10) shares of Company Stock.

                                   ARTICLE IV.
                                      STOCK

     4.1. COMPANY STOCK. For the shares of Bank Stock held by Shareholders (other than those Shareholders described in Sections 3.1 and 3.3 hereto), there shall be allocated, and such Shareholders shall be entitled to receive, shares of Company Stock at the rate of ten (10) shares of Company Stock for each one (1) share of Bank Stock, as further described in Section 3.2 hereto.

     4.2. CONTINUING BANK STOCK. Upon the Effective Date, the Continuing Bank shall issue to the Company a stock certificate(s) equal to the number of shares of Bank Stock outstanding immediately prior to the Effective Date.

     4.3. RESALE OF SHARES HELD BY DISSENTING SHAREHOLDERS. The shares of Company Stock which would have been issued with respect to shares of Bank Stock as to which proper Dissent was made, as provided in Section 3.3 hereto, may be sold at an advertised public auction or pursuant to such other method of sale which may be approved by the Comptroller of the Currency, or the Company may purchase such shares for cancellation or as treasury shares. If the shares are sold at public auction at a price greater than the amount paid dissenting Shareholders, the excess of such sale price shall be paid to the dissenting Shareholders, pro rata.

                                   ARTICLE V.
                           CONDITIONS AND TERMINATION

     5.1. CONDITIONS. Effectuation of the Consolidation as herein provided for is conditioned upon:

          5.1.1. Ratification and confirmation of the Agreement by a vote of two-thirds (2/3rds) of the outstanding shares of Bank Stock and by a vote of two-thirds (2/3rds) of the outstanding shares of the Interim Bank Stock as required by law and their respective Articles of Association; and

          5.1.2. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Consolidation, including, but not limited to, approval of the Consolidation by the Comptroller of the Currency and the Federal Reserve Board, and the Proxy Statement-Prospectus containing the Proxy Materials relating to the Shareholders Meeting being declared effective by the Securities and Exchange Commission.

     5.2. TERMINATION. This Agreement may be terminated by either the Bank or the Interim Bank by written notice delivered to the other of them, authorized and approved by resolution adopted by the Board of Directors of the one of them giving notice, if:

          5.2.1. The number of shares of Bank Stock or Interim Bank Stock voted against the Consolidation, or in respect of which written notice is given purporting to dissent from the Consolidation, shall make consummation of the Consolidation unwise in the opinion of either the Board of Directors of the Bank or the Board of Directors of the Interim Bank; or

          5.2.2. Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation which shall make consummation of the Consolidation inadvisable in the opinion of either the Board of Directors of the Bank or the Board of Directors of the Interim Bank; or

          5.2.3. Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Continuing Bank, upon and after the Consolidation, to conduct all or any part of the business and activities of the Bank up to the time of Consolidation, in the manner in which such activities and business are then conducted, shall not have been obtained; or

          5.2.4. There shall not have been obtained a ruling from the Internal Revenue Service, or an opinion of counsel, satisfactory in form and substance to the Bank, to the effect that under the Internal Revenue Code of 1986, neither gain nor loss will be recognized for federal income tax purposes by the Bank, the Interim Bank, the Company or Shareholders who receive Company Stock by reason of the transactions contemplated herein, and as to such further matters relating to the tax consequences of the transactions contemplated hereby, as the Bank or its counsel may deem advisable; or

          5.2.5. For any other reason consummation of the Consolidation is inadvisable in the opinion of the Boards of Directors of either the Bank or the Interim Bank.

     5.3.  RELEASE.  Upon termination by written notice as provided in
Section 7.3, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of either Bank, the Interim Bank, the Company or the directors, officers, employees, agents or shareholders or any of them, and all such parties shall be released from all such liability.

                                   ARTICLE VI.
                                  MISCELLANEOUS

     6.1. EXPENSES. Except for amounts necessary for payments to dissenters pursuant to Section 3.3 hereof, and for the costs of the Interim Bank's capitalization (which will be paid by Company), the Bank, Interim Bank, the Company and the shareholders of each entity will pay their own expenses, if any, incurred in connection with the Consolidation.

     6.2. WAIVERS AND AMENDMENTS. Any term or condition of this Agreement may be waived at any time by a party entitled to the benefit thereof if such waiver is in writing and, when applicable, if authorized by the Board of Directors of such party. This Agreement may be amended at any time if such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.

     6.3. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto, with respect to this Agreement and any related transactions, and supersedes all prior arrangements or understandings, whether oral or written, among the parties with respect thereto.

     6.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument but all such counterparts together shall constitute but one agreement.

     6.5. COOPERATION. The parties to this Agreement are aware that consummation of this transaction may require the execution of additional documents, including but not limited to having the Interim Bank become a party to the Agreement upon its formation, and cooperation in other matters regarding obtaining the necessary approvals. All parties shall proceed expeditiously and cooperate fully in the procurement of such approvals, and in the performance of such other actions and the satisfaction of such other requirements as may be necessary or expedient for the consummation of the Consolidation. Such additional documents as may be required shall be consistent with this Agreement and shall contain only such additional terms and conditions as are requested or required by regulatory authorities.

     6.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana except to the extent that federal law may preempt any of the terms, conditions or provisions hereof, in which event federal law will govern the terms of this Agreement.

     6.7. NOTICES. All notices which are required to be given or may be given to the parties pursuant to the terms of the Agreement shall be sufficient in all respects if given by prepaid telex or telegram or in writing and delivered personally or by prepaid express mail or courier as follows:

     Interim Bank, Bank
     and Company:         Douglas K. Morton
                          Chairman, President and
                          Chief Executive Officer
                          BankWest, National Association
                          444 West Idaho
                          Kalispell, Montana 59901-3945

     Shareholder:         Address last shown on stock transfer
                          books of Bank

     IN WITNESS WHEREOF, the Bank, the Interim Bank and the Company have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, and directors constituting a majority of the Board of Directors of each such entity have hereunto subscribed their names.

                    EXHIBIT A TO THE CONSOLIDATION AGREEMENT


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 5th day of December, 1996, between BANKWEST FINANCIAL, INC., a Montana corporation ("BankWest"), which will apply to become a one bank holding company through the acquisition by merger of 100 percent of the stock of BANKWEST, N.A., Kalispell, Montana ("Bank"), the individuals identified on the attached
Schedule 1 (the "Individual Purchasers") and FLATHEAD HOLDING COMPANY OF BIGFORK, MONTANA, a Montana corporation and registered bank holding company ("Flathead").

                                    RECITALS

     A. BankWest was organized by the directors of the Bank to acquire 100 percent of the stock of the Bank by means of an interim bank merger, and BankWest wishes to acquire by cash purchase the shares of the Bank owned by Flathead.

     B. Flathead owns or will own by closing, 1,793 shares to 2,001 shares of common stock of the Bank and wishes to sell to BankWest the shares of the Bank which it owns.

     In consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

     1. PURCHASE. BankWest and Individual Purchasers (referred to collectively as the "Purchasers") hereby jointly and severally agree to purchase from Flathead all of the shares of Bank common stock legally or beneficially owned by Flathead, whether now owned or acquired after the date of this Agreement (the "Shares"), upon the terms, conditions and covenants of this Agreement. The Individual Purchasers, if they elect to purchase the shares from Flathead, will be acting individually and no individual will own more than 25 percent of the shares of the Bank. The individual purchasers will be purchasing Bank shares on behalf of BankWest.

     2. PURCHASE PRICE. The per share price for Bank stock shall be $815.00 per share increased by $0.305 per share for each full calendar day elapsed from and including January 25, 1997 to and including the date of closing of the transactions contemplated by this Agreement (the "Closing Date") and decreased by dividends per share declared and paid on or after the date of this Agreement and prior to the Closing Date. The Purchase Price shall be paid in cash or immediately available funds, and the shares of the Bank shall be delivered to Purchasers pursuant to this Agreement free and clear of liens and encumbrances. A cashier's check drawn against a Montana financial institution payable to Flathead or a Federal Reserve wire transfer of funds payable to Flathead Bank of Bigfork will be deemed to be the same as cash or immediately available funds.

     3. REGULATORY APPROVALS. Purchasers agree to diligently pursue and obtain the approval of state and federal banking regulators necessary for the completion of the transactions contemplated by this Agreement when and as required by the terms of this Agreement (the "Regulatory

Approvals"). As of Closing, Purchasers jointly and severally represent and warrant to Flathead that all Regulatory Approvals required for consummation of the transaction, if any, have been obtained. The representation and warranty provided for above shall satisfy the requirements for consummation by the Individual Purchasers.

     4. CLOSING. (a) Purchasers shall select the Closing Date by written notice delivered to Flathead not less than 10 days prior to the date selected for closing; provided, however, that the Closing Date shall be on a regular business day on which Bank is open for business on or after January 24, 1997 and on or before May 15, 1997. Closing shall occur at the Bank premises at 10:00 A.M. on the Closing Date or at such other place and time as the parties may mutually agree upon.

          (b) At Closing, Flathead shall deliver to Purchasers certificates representing the Shares, duly endorsed for transfer or accompanied by blank stock transfer powers. Flathead shall not be required to deliver certificates representing Shares for which Flathead is the beneficial owner until Flathead shall also become the legal owner; provided, however, that the number of shares for which Flathead is the beneficial and not legal owner shall not exceed 50 shares. If Flathead does not deliver certificates for such beneficially owned shares at Closing, the Purchase Price attributable to such shares shall be deposited in the joint name of Flathead and one or more Purchasers in an interest-bearing account or certificate of deposit with an insured depository organization acceptable to the parties and subject to a letter agreement providing for the delivery of certificates representing the beneficially-owned shares.

     5. VOTING. Provided this Agreement has not been previously terminated, Flathead agrees to vote the Shares in favor of the merger of Bank and an interim bank to be formed by BankWest in accordance with a Plan of Consolidation substantially in the form of attached Exhibit A at any regular or special meeting of Bank shareholders called for the purpose of voting upon such merger.

     6.  TERMINATION.  This Agreement shall terminate as follows:

          6.1 This Agreement shall terminate upon agreement between the parties.

          6.2 This Agreement shall terminate if the purchase of shares is not consummated on or before May 15, 1997 unless extended in writing by the parties; provided, however, such termination shall not relieve any party of liability for its or their failure in performance, including, without limitation, Purchasers' failure to purchase the Shares when and as provided for in this Agreement.

          6.3 This Agreement shall be terminated if Purchasers have failed to receive required regulatory approval for the purchase of the Shares on or before May 15, 1997, including, without limitation, failure of BankWest to receive the approval of the Federal Reserve System to become a bank holding company; provided, however, such termination shall not relieve any party of liability for its or their failure in performance, including, without limitation, Purchasers' failure to purchase the Shares when and as provided for in this Agreement.

          6.4 Any party may terminate this Agreement upon the material failure in performance of any party; provided, however, that such termination shall not relieve any party or parties for liability for such party or parties failure in performance under this Agreement.

     7. REMEDIES. Upon the failure in performance by any party, the non-breaching party or parties shall be entitled to (a) terminate this Agreement as provided in Section 6.0, and (b) pursue such rights and remedies as may be available at law or in equity; and (c) each such party shall be entitled to seek and obtain orders of specific performance of this Agreement.

     8.  GENERAL PROVISIONS.

         8.1 This Agreement is binding upon the heirs, successors and assigns of the parties.

         8.2 This Agreement incorporates all prior negotiations and may only be amended in writing, signed by all the parties.

         8.3  This Agreement shall be construed under Montana law.

         8.4  Notices:

         SELLER:

         Larry W. Jochim, President
         Flathead Holding Company of Bigfork
         800 South Grand Avenue
         Bigfork, Montana 59901

         PURCHASER:

         Douglas K. Morton
         BankWest Financial, Inc.
         P.O. Box 7070
         Kalispell, Montana 59904-7070

         8.5  Time is of the essence of this Agreement.

         8.6 If any suit or other proceeding is brought for the interpretation or enforcement of this Agreement, the prevailing party in such suit or other proceeding shall be entitled to recover its costs incurred, including attorneys' fees.

     9. DISCLOSURE. Purchasers and each of them shall disclose and deliver to Flathead within 10 days following the date of this Agreement the letters now or previously in their possession or known to them and relating to Flathead, or any of Flathead's directors, offices, principals, shareholders (whether legal or beneficial owners of Flathead stock) or the beneficiaries of any trust holding Flathead common stock. Purchasers represent that there has never been in existence any written letter authored by Robert T. "Skip" Baxter. Flathead and its affiliates and its officers, agents and employees agree not to contact, harass, or file any lawsuit against either Steve Kellogg or Robert T. "Skip" Baxter concerning any disclosures provided to Flathead pursuant to this paragraph. Purchasers agree to provide Flathead an oral disclosure of the confidential oral information that it has from Mr. Baxter.

                                  EXHIBIT B


Section 215.  CONSOLIDATION OF BANKS WITHIN THE SAME STATE

     (a)  IN GENERAL

     Any national bank or any bank incorporated under the laws of any state may, with the approval of the Comptroller, be consolidated with one or more national banking associations located in the same state under the charter of a national banking association on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each association or bank proposing to consolidate, and be ratified and confirmed by the affirmative vote of the shareholders of each such association or bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in this case of such state bank if the laws of the state where it is organized so require, at a meeting to be held on the call of the directors after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or bank is located, or, if there is no such newspaper, then in the paper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such state bank which may be required by the laws of the state where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or state bank.

     (b) LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING SHAREHOLDERS

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
PROVIDED, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and state bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or state banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

     (c)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

     (d) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

     If within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any state bank shall be determined in the manner prescribed by the law of the state in such cases, rather than as provided in this section, if such provision is made in the state law; and no such consolidation shall be in contravention of the law of the state under which such bank is incorporated.

     (e) STATUS OF CONSOLIDATED ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

     The corporate existence of each of the consolidating banks or banking associations participating in such consolidation shall be merged into and continued in the consolidated national banking association and such consolidated national banking association shall be deemed to be the same corporation as each bank or banking association participating in the consolidation. All rights, franchises, and interests of the individual consolidating banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the consolidated national banking association by virtue of such consolidation without any deed or other transfer. The consolidated national banking association, upon the consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the consolidating banks or banking associations at the time of consolidation, subject to the conditions hereinafter provided.

     (f)  REMOVAL AS FIDUCIARY; DISCRIMINATION

     Where any consolidating bank or banking situation, at the time of the consolidation, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the consolidated national banking association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such consolidating bank or banking association prior to the consolidation. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the consolidated national banking association and to appoint in lieu thereof a substitute trustee, executor, or the fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any consolidated national banking association be removed solely because of the fact that it is a national banking association.

     (g)  ISSUANCE OF STOCK BY CONSOLIDATED ASSOCIATION; PREEMPTIVE RIGHTS

     Stock of the consolidated national banking association may be issued as provided by the terms of the consolidation agreement, free from any preemptive rights of the shareholders of the respective consolidating banks.

                                    EXHIBIT C


                               _________  __, 1997


                                      DRAFT


Douglas K. Morton, President
BankWest Financial, Inc.
444 West Idaho
Kalispell, Montana 59904

     Re:  Federal Income Tax Aspects of Acquisition of BankWest,
          National Association by BankWest Financial, Inc.

Dear Mr. Morton:

     You have requested our opinion concerning certain federal income tax aspects of the acquisition by BankWest Financial, Inc. ("Holding Company") of all of the outstanding shares of BankWest, National Association ("Bank").

     We have reviewed the Stock Purchase Agreement, the Plan of Consolidation and Consolidation Agreement (the "Consolidation Agreement") and the Prospectus/Proxy Statement prepared in connection with the offering of Holding Company shares, the exhibits attached thereto, and such other information, materials and matters of law as we believe appropriate. In addition, we have relied upon certain representations made to us by the management of Bank and Holding Company ("Management"). Although we have made no independent investigation of those representations, we have no reason to believe they are untrue. Statutory references herein are to the Internal Revenue Code of 1986, as amended, except as otherwise indicated.

BACKGROUND FACTS

     Holding Company is incorporated under the laws of the State of Montana, and headquartered in Kalispell, Montana. Holding Company was incorporated on October 4, 1996 as a bank holding company for the purpose of acquiring up to 100 percent of the outstanding stock of Bank. Bank commenced business on May 18, 1987 and provides traditional deposit, lending, mortgage, and commercial products and services to business and retail customers throughout its primary market area. BankWest Interim Bank, N.A. ("Interim") is a national bank being organized under the laws of the United States solely for the purpose of effecting the acquisition. Flathead Holding Company of Bigfork, Montana ("Flathead") currently owns or will own by closing, 1,842 shares of common stock of Bank.

     Bank emphasizes retail banking with its client base being predominately individuals and small to medium-sized businesses. The majority of Bank loans are geographically concentrated in its primary market area which is the area surrounding Flathead County, Montana. Bank relies substantially on local promotional activity including the personal relationships of its directors, officers, employees, and shareholders, in addition to personalized service in its community banking orientation, as means to compete with larger statewide financial institutions.

     Bank's principal business is accepting checking and savings deposits and making residential real estate and home improvement loans secured by first and second mortgages. Bank retains the right to service some of the mortgage loans it sells for a fee. Bank also offers safe deposit, wire transfer, and other customary bank services to its customers.

BUSINESS PURPOSE

     MARKET FOR SHARES. Holding companies, unlike banks, can make a market in their own shares. Banks cannot repurchase their own shares without regulatory approval but holding companies can repurchase up to 10 percent of their outstanding stock in any 12-month period without seeking the approval of any regulatory authority. Because the shares of Bank's stock are not widely held, an active market for its shares does not exist. The Holding Company can assist shareholders wishing to dispose of their shares by standing ready to repurchase them. To this end, Holding Company will be agreeable to purchase outstanding shares of its common stock in the future to the extent, in the opinion of its Board of Directors, it has funds available for such purchases. However, regulations of the Federal Reserve Board ("FRB") prohibit redemptions by holding companies of their stock in excess of 10 percent of their equity capital in any 12-month period without prior notice. In addition, purchases by the Holding Company of its stock cannot be made if the Holding Company's consolidated capital would fall below then applicable minimum capital guidelines of bank regulatory agencies. It is anticipated that when stock is repurchased it will be repurchased on terms negotiated at that time. It is not anticipated that there will be an active market for the Holding Company stock upon consummation of the Consolidation Agreement.

     FUTURE FINANCING ADVANTAGES. Acting pursuant to their responsibility for regulating and supervising banks, federal bank regulatory authorities have the authority to require that banks maintain adequate capital to meet the demands of new growth. Rapid future growth in the Bank's assets could result in a decline in the Bank's required capital-to-assets ratio. A bank holding company has the ability to borrow funds, which could then be either contributed to the capital of the Bank or invested in the Bank through the purchase of newly authorized shares.

     RESPONSE TO CHANGING NEEDS. In the opinion of the Board of Directors of the Bank, the Consolidation Agreement will permit greater flexibility in responding to the rapidly changing law and practice in the banking industry. These changes are required by customer demand for new and more varied services, to meet the competition of other financial institutions, and to take advantage of opportunities brought about by recent legislation and changes in government regulations. Some of the ways in which the Consolidation Agreement will enable the Bank to respond to such changes are set forth below.

     ACQUISITION ACTIVITIES. Holding companies can invest in corporations performing banking-related functions to an extent not permitted to banks. The Bank's management believes that the Consolidation Agreement may facilitate acquisition activities which would otherwise be unavailable to the Bank.
Holding Company, however, currently has no specific acquisition plans other than acquisition of the Bank.

     NONBANKING ACTIVITIES. Restrictions imposed by law prohibit the Bank from directly expanding its services into other fields of financial and managerial activities closely related to banking. Banks can, however, invest to a limited extent in a bank services corporation which can engage in activities other than banking. A holding company can also engage in financial and managerial activities closely related to banking, although, unlike a bank services corporation, it is not limited in the amount it may invest in these activities. Thus, the bank holding company structure provides flexibility and can be used advantageously to move into other financially oriented activities. A holding company can either carry on these activities directly or it can form one or more subsidiaries for that purpose. A holding company can also acquire existing companies already established in such activities. It is not currently anticipated that the Holding Company will engage in any other operations other than the operation of the Bank as a subsidiary, even though it has the ability and could do so in the event that, at any time in the future, management believes such a course of action would be advisable. Prior to the organization or acquisition of any related business, the Holding Company must obtain prior approval of the FRB.

     TAX BENEFITS. On the effective date of the Consolidation Agreement, the Holding Company will own up to 100 percent of the outstanding shares of Bank Stock, and the Bank will then be the Holding Company's subsidiary. The Bank and Holding Company will file consolidated federal income tax returns for years following the year of the exchange. One advantage of this is that dividends from the Bank can be transferred to the Holding Company (to enable it to pay interest and principal on any indebtedness incurred in the proposal) without being subjected to taxation. In addition, interest deductions on Holding Company indebtedness may be used to offset the income of the Bank, reducing its tax burden.

DESCRIPTION OF THE TRANSACTION

     Pursuant to the Stock Purchase Agreement, certain individual purchasers who are directors of the Bank (referred to collectively as the "Purchasers") will purchase from Flathead all of the shares of Bank common stock legally or beneficially owned by Flathead. Flathead owns or will own 1,842 shares of Bank stock of the 8,938 shares outstanding. The Individual Purchasers, if they elect to purchase the shares from Flathead, will be acting individually and no individual will own more than 25 percent of the shares of the Bank.

     Pursuant to the Consolidation Agreement, upon the date of approval by the Office of the Comptroller of the Currency (the "Effective Date"), the Bank will consolidate with BankWest Interim Bank, N.A., a national bank in the process of being organized and wholly owned by Holding Company. The banking institution which results from the consolidation will operate under the name of BankWest, National Association.

     All shareholders of the Bank other than Flathead and those Purchasers who have purchased shares of Bank stock pursuant to the Stock Purchase Agreement, or shareholders who may dissent to the consolidation as provided below, will receive ten (10) shares of Holding Company stock for each one (1) share of Bank stock owned by him or her on the Effective Date. Upon the Effective Date, each share of Bank stock held of record by a Bank shareholder (other than Flathead and Company) shall, IPSO FACTO, and without any action on the part of such shareholder, become and be converted into ten (10) shares of Holding Company stock and outstanding certificates representing shares of Bank stock shall thereafter represent shares of Holding Company stock.

     Any Bank shareholder who dissents and votes against the Consolidation Agreement at the Shareholders Meeting, or has given notice in writing at or prior to such meeting to the presiding officer that such shareholder dissents from the Consolidation, shall be entitled to receive the value of the shares of Bank stock so held by him. The value will be determined by an appraisal as described in the Consolidation Agreement.

     The per share price for Bank stock to be paid to Flathead or the Purchasers will be $815.00 per share increased by $0.305 per share for each full calendar day elapsed from and including January 25, 1997 to and including the Effective Date and decreased by dividends per share declared and paid on or after the date of the Consolidation Agreement and prior to the Effective Date. The purchase price shall be paid in cash or immediately available funds, and the shares of the Bank shall be delivered by the Purchasers pursuant to the Consolidation Agreement free and clear of liens and encumbrances.

ADDITIONAL REPRESENTATIONS

     The "Background Facts," "Business Purpose" and "Description of the Transaction" as set forth in this letter are accurately stated, and there are no material omissions of information necessary to prevent such statements from being misleading.

     7. Interim is a United States banking institution, organized solely to effect the proposed transaction and all of its stock will be wholly owned by Holding Company.

     8. The fair market value of Holding Company stock to be received by the shareholders of Bank will in each instance be approximately equal to the fair market value of the Bank stock surrendered in exchange therefor.

     9. The liabilities of Bank to be transferred in the consolidation and the liabilities, if any, to which the transferred assets of the Bank are subject were incurred in the ordinary course of business.

     10. Holding Company has no plan or intention to liquidate Bank, merge Bank with any other corporation, to sell or otherwise dispose of the stock of Bank or to cause Bank to sell or dispose of any of the assets of Bank to be acquired, except for dispositions made in the ordinary course of business.

     11.  There is no plan or intention by the shareholders of Bank who own
1 percent or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of Holding Company stock to be received in the proposed transaction which would reduce such shareholders' holding to a number of shares having, in the aggregate, a value less than 50 percent of the total value of all of the formerly outstanding stock of Bank as of the transaction date.

     12. Following the proposed transaction, Bank will not issue additional shares of its stock which would result in Holding Company losing control of Bank within the meaning of Section 368(c) of the Code.

     13. Holding Company will pay the expenses of itself, Interim and Bank incurred in the proposed transaction. Furthermore, the individual shareholders of Bank will each pay their own expenses, if any, incurred in the transaction.

     14. Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the transaction.

     15. Following the proposed transaction, Holding Company will continue the business of Bank in a substantially unchanged manner.

     16. No two parties to this transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     17. There is no intercorporate debt issued or to be settled at a discount between Holding Company and Bank.

     18. No corporation, a party to be the proposed reorganization, is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

TAX OPINIONS

     Based on the foregoing, it is our opinion that, for purposes of the federal income tax (excluding any possible application of the alternative minimum tax):

     1. The formation of BankWest Interim Bank, N.A. and its consolidation with and into BankWest, National Association will be disregarded for federal income tax purposes and the transactions will be viewed as transfers by the Bank shareholders of their Bank stock to the Holding Company in exchange for either Holding Company stock or cash. Rev. Rul. 67-448, 1967-2 C.B. 177.

     2. The exchange described above will constitute an exchange within the meaning of section 351 for those Bank shareholders who will receive Holding Company stock in exchange for their Bank stock, and no gain or loss will be recognized by the Bank shareholders upon the receipt of Holding Company stock in exchange for Bank stock.

     3. The exchange of shares of Bank stock for cash will be treated as distributions in full payment in exchange for their Bank stock redeemed as provided in section 302(a) and gain or loss must be recognized by such exchanging shareholders. Since the tax result generated by a distribution in redemption will vary in light of the facts and circumstances surrounding each individual shareholder, each shareholder is urged to consult his or her own tax counsel in connection with the transaction.

     4. Bank shareholders who dissent to the proposed transactions and receive solely cash in exchange for their share of Bank stock will be treated as having received such payments as distributions in redemption of their shares of Bank stock subject to the provisions of section 302.

     5. No gain or loss will be recognized by Holding Company upon the receipt of Bank stock in exchange for Holding Company stock. Section 1032(a).

     6. The income tax basis of the Bank stock received by Holding Company in exchange for Holding Company stock will be the same as the basis of such stock as held by the respective Bank shareholders immediately prior to the exchange.
Section 362(a). The basis of the Bank stock received by Holding Company in exchange for cash will be the amount of cash paid for such stock.

     7. The basis of the Holding Company stock received by the respective Bank shareholders will be the same as the basis of the Bank stock surrendered in exchange therefore. Section 358(a).

     8. The holding period of the Holding Company stock to be received by the Bank shareholders will include the period during which the Bank stock exchanged therefor was held, provided the Bank stock is held as a capital asset on the date of the exchange. Section 1223(1).

     9. The holding period of the Bank stock to be received by Holding Company will include the periods during which such stock was held by the respective Bank shareholders before the exchange. Section 1223(2).

                                      * * *

     These opinions are based upon existing statutes, regulations, proposed regulations, Internal Revenue Service Rulings and Revenue Procedures, judicial and administrative decisions and other matters of record. An opinion of counsel, unlike a tax ruling, has no official status of any kind; no guarantee can be given that the IRS will not challenge or prevail on any issue. In addition, the law upon which the opinions are based is subject to change and no assurance can be given that any such change will not be applied retroactively. Application for a tax ruling has not been made.

     Neither this letter nor copies hereof may be distributed or otherwise made available to anyone other than Bank, Holding Company, their employees, directors and shareholders, without our prior written consent, except that we consent to the inclusion of this letter as an exhibit to the Prospectus/Proxy Statement.

                                   Very truly yours,

                                   ROTHGERBER, APPEL, POWERS & JOHNSON LLP


                                            DRAFT

                                    EXHIBIT D


                            ARTICLES OF INCORPORATION
                                       OF
                            BANKWEST FINANCIAL, INC.


                                    ARTICLE I

                                      NAME

     The name of the Corporation is BankWest Financial, Inc.

                                   ARTICLE II

                                  CAPITAL STOCK

     2.1 AUTHORIZED SHARES. The Corporation shall have authority to issue 500,000 shares of a single class of common stock.

     2.2 CUMULATIVE VOTING. Cumulative voting shall not be used in the election of directors or for any other purpose.

     2.3 TRANSFER RESTRICTIONS. The Corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions, or notice thereof, shall be set forth upon the face or back of the certificates representing such shares of common stock.

                                   ARTICLE III

                               PURPOSE AND POWERS

     The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the Montana Business Corporation Act (the "Act").

                                   ARTICLE IV

                     REGISTERED OFFICE AND REGISTERED AGENT

     4.1 The street address of the initial registered office of the Corporation is 444 West Idaho, Kalispell, Montana 59901-3945.

     4.2 The name of the initial registered agent of the Corporation at such address is Douglas K. Morton.

                                    ARTICLE V

                               BOARD OF DIRECTORS

     5.1 The initial Board of Directors of the Corporation shall consist of six individuals whose names and addresses appear below, who are to serve as directors of the Corporation until the first annual meeting of shareholders, or until their successors are elected and qualify.

NAME                     ADDRESS
----                     -------
Richard A. Dasen         P.O. Box 1, Kalispell, MT 59903
Richard D. Gunlikson     22 2nd Avenue W., #3300, Kalispell, MT 59901
Chuck Lee                P.O. Box 1194, Kalispell, MT 59903
Douglas K. Morton        203 Somerset Drive, Kalispell, MT 59901
Teruko Rogers            119 North Haven Drive, Kalispell, MT 59901
Barry Smith              775 Kelly Lane, Missoula, MT 59801

     5.2 The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualifies.

                                   ARTICLE VI

                                 INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

                            ELIMINATION OF LIABILITY

     There shall be no personal liability of a director to the Corporation or to its shareholders for money damages for any actions taken or any failure to take action as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 35-1-713 of the Act, or (iv) any intentional violation of criminal law. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law.

                                  ARTICLE VIII

                                  TENDER OFFER

     The Board of Directors may, if it deems it advisable, oppose a tender offer or other offer for the Corporation's securities, whether the offer is in cash, debt or notes or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

     8.1 whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

     8.2 whether a more favorable price could be obtained of the Corporation's securities in the future;

     8.3 the impact which an acquisition of the Corporation would have on the employees, depositors and customers of the Corporation and its subsidiaries and the communities which they serve;

     8.4 the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

     8.5 the value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

     8.6 any antitrust or other legal and regulatory issues that are raised by the offeror.

     If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including but not limited to any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.

                                   ARTICLE IX

                               SUPER-MAJORITY VOTE

     No merger, consolidation, share exchange, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. At all other times where the Act requires the vote or concurrence in any action by the holders of the outstanding shares, series or class or shareholders entitled to vote thereon, such action is approved if the votes cast favoring the action exceed the votes cast opposing the action. This Article IX may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock.

                                    ARTICLE X

                                  INCORPORATOR

     The name and address of the incorporator of the Corporation is Douglas K. Morton, 444 West Idaho, Kalispell, Montana 59901-3945.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the indemnification and exculpation provisions contained in the Montana Business Corporation Act, Articles VI and VII of the Articles of Incorporation of the Company provide as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

                            ELIMINATION OF LIABILITY

     There shall be no personal liability of a director to the Corporation or to its shareholders for money damages for any actions taken or any failure to take action as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 35-1-713 of the Act, or (iv) any intentional violation of criminal law. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law.

ITEM 21.  EXHIBITS

     (a)  EXHIBITS.

            (2) Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. (In Organization) and BankWest Financial, Inc. (Exhibit A of Proxy Statement forming part of the Prospectus of Part I hereof).

            (3) Articles of Incorporation of BankWest Financial, Inc. (Exhibit D of Proxy Statement forming part of the Prospectus of Part I hereof).

            (5) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.

            (8) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to federal income tax consequences. (Exhibit C of Proxy Statement forming part of the Prospectus of Part I hereof.)

            (23.1)  Consent of Rothgerber, Appel, Powers & Johnson LLP.

            (23.2) Consent of Galusha Higgins & Galusha, Certified Public Accountants.

            (24)    Power of Attorney.

            (99) Form of Proxy Card to be delivered to shareholders of BankWest, National Association in connection with the Special Meeting to be held for the purposes of voting upon the Consolidation Agreement.

          (b)  FINANCIAL STATEMENT SCHEDULES.

               Not applicable.

          (c)  REPORT, OPINION OR APPRAISALS.

               Not applicable.

ITEM 22.  UNDERTAKINGS.

          1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on the 6th day of January 1997.


                                       BANKWEST FINANCIAL, INC.

                                       By: /s/ Douglas K. Morton
                                          -------------------------------------
                                          Douglas K. Morton, Chairman,
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                                     DATE
---------                  -----                                     ----


/s/ Douglas K. Morton      President, Chairman and Chief       January 6, 1997
-------------------------  Executive Officer
Douglas K. Morton


/s/ Donald B. McCarthy     Secretary and Treasurer (Principal  January 6, 1997
-------------------------  Financial Officer and Principal
Donald B. McCarthy         Accounting Officer)


/s/ Richard A. Dasen       Director                            January 6, 1997
-------------------------
Richard A. Dasen


/s/ Richard D. Gunlikson   Director                            January 6, 1997
-------------------------
Richard D. Gunlikson


/s/ Charles Lee            Director                            January 6, 1997
-------------------------
Charles Lee


/s/ Teruko Rogers          Director                            January 6, 1997
-------------------------
Teruko Rogers


/s/ Barry Smith            Director                            January 6, 1997
-------------------------
Barry Smith

                              INDEX TO EXHIBITS


(2) Plan of Consolidation and Consolidation Agreement between BankWest, National Association, BankWest Interim Bank, N.A. (In Organization) and BankWest Financial, Inc. (Exhibit A of Proxy Statement forming part of the Prospectus of Part I hereof).

(3) Articles of Incorporation of BankWest Financial, Inc. (Exhibit D of Proxy Statement forming part of the Prospectus of Part I hereof).

(5)      Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.

(8) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to federal income tax consequences. (Exhibit C of Proxy Statement forming part of the Prospectus of Part I hereof.)

(23.1)   Consent of Rothgerber, Appel, Powers & Johnson LLP.

(23.2)   Consent of Galusha Higgins & Galusha, Certified Public Accountants.

(24)     Power of Attorney.

(99) Form of Proxy Card to be delivered to shareholders of BankWest, National Association in connection with the Special Meeting to be held for the purposes of voting upon the Consolidation Agreement.